    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000
                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                        AQUIS COMMUNICATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                22-3281446
            (STATE OR OTHER JURISDICTION OF                                 (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                                 IDENTIFICATION NO.)

                           1719 A ROUTE 10, SUITE 300
                              PARSIPPANY, NJ 07054
                                 (973) 560-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                    Copy to:

             JOHN B. FRIELING                         JOSEPH P. GALDA, ESQ.
         CHIEF EXECUTIVE OFFICER                 BUCHANAN INGERSOLL PROFESSIONAL
        1719 A ROUTE 10, SUITE 300                         CORPORATION
           PARSIPPANY, NJ 07054                   ELEVEN PENN CENTER, 14TH FLOOR
              (973) 560-8000                            1835 MARKET STREET
                                                      PHILADELPHIA, PA 19103
                                                          (215) 665-8700

                           --------------------------

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED          PROPOSED
                                                                  AMOUNT          MAXIMUM            MAXIMUM         AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES                    TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
                      TO BE REGISTERED                          REGISTERED      PER SHARE(1)    OFFERING PRICE(1)       FEE
Common Stock, $.01 par value................................    10,536,115         $0.875          $9,219,101        $2,433.84
Common Stock, $.01 par value................................       100,000(2)      $0.875          $   87,500        $   23.10
Total.......................................................    10,636,115                         $9,306,601        $2,456.94

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The proposed maximum aggregate offering price for these shares is based upon the average of the high and low reported prices of the registrant's common stock on October 5, 2000.

(2) Represents common stock issuable upon exercise of a warrant issued to an advisor to the company in conjunction with the Company's sale of assets of its subsidiary Aquis IP Communications, Inc. in August, 2000. The exercise price of the warrant is $1.50 per share and is exercisable until August 31, 2003. The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000

                       10,636,115 SHARES OF COMMON STOCK

                        AQUIS COMMUNICATIONS GROUP, INC.

    This Prospectus relates to the possible resale of up to shares of Common Stock of Aquis Communications Group, Inc. by the selling stockholders identified in this prospectus.

    The distribution of the Common Stock by the selling stockholders or by their respective transferees or other successors in interest may be effected from time to time in transactions for their own accounts (which may include block transactions) on the Nasdaq SmallCap Market or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in our securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of Common Stock for whom they act as agent or to whom they sell as principal. The selling stockholders may also sell Common Stock pursuant to Rule 144 under the Securities Act or may pledge Common Stock as collateral for margin accounts, which Shares could be resold pursuant to the terms of those accounts. The selling stockholders and any other participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. For more information regarding the selling stockholders, see "THE SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

    Our common stock is listed on the NASDAQ SmallCap Market under the symbol "AQIS." The last reported sales price for our common stock on the NASDAQ SmallCap Market on October 5, 2000 was $0.8438 per share.

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this Prospectus is              , 2000.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................       i

SUMMARY.....................................................       1

RISK FACTORS................................................       2

FORWARD-LOOKING STATEMENTS..................................      10

USE OF PROCEEDS.............................................      10

DIVIDEND POLICY.............................................      10

LEGAL PROCEEDINGS...........................................      10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....      12

SELECTED CONSOLIDATED FINANCIAL DATA........................      13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................      14

BUSINESS....................................................      25

MANAGEMENT..................................................      31

CERTAIN TRANSACTIONS........................................      36

PRINCIPAL STOCKHOLDERS......................................      36

DESCRIPTION OF CAPITAL STOCK................................      39

SELLING STOCKHOLDERS........................................      42

PLAN OF DISTRIBUTION........................................      43

LEGAL MATTERS...............................................      45

EXPERTS.....................................................      45

INDEMNIFICATION OF OFFICERS AND DIRECTORS...................      45

INDEX TO FINANCIAL STATEMENTS...............................     F-1

EXHIBIT INDEX...............................................     E-1

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov."

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

THE BUSINESS

    We are a leading regional provider of paging and other wireless messaging services through our local and regional wireless networks. We offer messaging services through a seven state regional network that provides coverage into New York, New Jersey, Connecticut, Pennsylvania, Maryland, Virginia, Delaware and Washington, D.C. as well as through a regional network providing coverage in six states including Illinois, Indiana, Michigan, Wisconsin, Minnesota, and Missouri. We also provide service to over 1,000 U.S. cities, including the top 100 metropolitan areas through an interconnect agreement with a nationwide wireless messaging provider. Since beginning operations in 1994 our subscriber base has increased to approximately 389,000 units in service as of June 30, 2000. We have achieved this through a combination of internal growth and a program of mergers and acquisitions. As of December 31, 1999, we were the tenth largest messaging company in the United States based on the number of subscribers.

    We have traditionally operated technologically advanced paging systems that provide one-way wireless messaging services. We have recently decided to enter the two-way or advanced wireless messaging space. With our move into advanced wireless messaging, we envision ourselves as taking part in the convergence of Internet and wireless data services. To that end, we have executed an interconnect agreement with a nationwide advanced messaging provider. This agreement allows us to pass advanced wireless messaging traffic from our existing technical and engineering infrastructure to the nationwide advanced wireless messaging company's transmission facilities on both a regional and nationwide basis. We feel this agreement is important because it allows for a seamless "switched" environment in which we can market advanced wireless messaging services to our existing subscriber base as well as take part in the potential high growth of new applications which will require advanced wireless messaging capabilities.

    We believe that the paging and wireless messaging industry is likely to undergo additional consolidation and have announced that we intend to participate in the consolidation process. Potential future consolidations would be evaluated on several key operating and financial elements including geographic presence, potential increase in both free and operating cash flow, potential synergies and availability of financing. Any potential transaction may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to us.

    We derive a majority of our revenues from fixed, periodic (usually monthly) fees, generally not dependent on usage, charged to subscribers for paging and wireless messaging services. While a subscriber continues to use our services, operating results benefit from this recurring revenue with minimal requirements for incremental selling expenses or fixed costs.

THE OFFERING

    This prospectus covers up to 10,636,115 shares of Aquis Communications Group, Inc. common stock to be sold by selling stockholders identified in this prospectus.

                                  RISK FACTORS

    YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW, WHICH YOU SHOULD CONSIDER CAREFULLY TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

    SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT.

BUSINESS AND FINANCIAL RISKS

    WE EXPECT TO REPORT OPERATING LOSSES FOR THE NEXT SEVERAL YEARS.

    We purchased the paging operations of Bell Atlantic in December 1998. The purchase price of approximately $29,200,000, including transaction costs, was substantially above the asset value recorded on the books of the sellers. Although the Bell Atlantic paging business showed an operating profit prior to our purchase for the most recent three years of operation, incremental depreciation and amortization on our higher asset values are expected to result in operating losses.

    Paging Partners Corporation also merged with Aquis Communications, Inc. at the end of March 1999 to form Aquis Communications Group, Inc. We then purchased SourceOne Wireless in January 2000 and purchased the paging assets of Suburban Cable in May 2000. A significant effect of the purchase accounting for these transactions was to record a substantial amount of intangible assets, which will result in substantial amortization charges to our consolidated income over the next ten years. As a result, we expect to incur operating losses for the next several years.

    We expect to continue to show earnings before interest, taxes, depreciation and amortization ("EBITDA"), a financial measure commonly used in the telecommunications industry in our future operations, just as Bell Atlantic and Paging Partners did in their 1998 fiscal years. This is important, as it represents a key financial test for us to preserve our credit with our major lender, FINOVA Capital Corporation. Still, EBITDA is not derived from generally accepted accounting principles ("GAAP") and therefore investors should not consider it as indicative of operating income or cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. Also, our calculation of EBITDA does not take into account our existing commitments for capital expenditures or debt service requirements and should not be seen as representative of the amount of funds generally available to us.

    Although we anticipate that cost savings and operating efficiencies achieved through the Aquis / Paging Partners merger and our SourceOne Wireless and Suburban Paging acquisitions will improve our EBITDA and narrow our operating losses, we cannot assure investors that our operations will become profitable or that we will continue to generate sufficient EBITDA to cover our debt service and capital expenditures requirements, provide us with sufficient amounts of operating cash and enable us to meet our lender's minimum liquidity tests. If we can not achieve operating profitability or adequate EBITDA, our liquidity will be impaired and our common stock could have little or no value.

    WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

    We currently anticipate that our available cash resources combined with the maximum drawdown under the stock purchase agreement with Coxton, Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. If our stock price and trading volume stay at current levels, we will not be able to draw down all $20 million under the common stock purchase agreement and our available cash resources will meet our expected requirements for the coming year. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and drawdowns are available only every 22 trading days. We may need to raise additional capital to fund more rapid expansion, to develop new and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies.

    Our placement agreement with Ladenburg Thalmann Co. Inc., which we entered into in connection with an earlier transaction to raise capital, restricts us from raising investment capital during the term of the common stock purchase agreement except through the common stock purchase agreement. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Ladenburg Thalmann and Coxton Ltd., the investor under a prior financing agreement, to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Coxton also limits our ability to sell our securities for cash at a discount to the market price for 24 months from the effective date of a registration statement that we filed with the Securities and Exchange Commission on September 29, 2000. That Registration Statement has not yet been declared effective.

    We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to effectively execute our business plan.

    OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE, WHICH COULD RESULT IN FLUCTUATIONS IN THE PRICE OF OUR COMMON STOCK OR OUR INABILITY TO MEET COVENANTS IN OUR FINANCING AGREEMENTS.

    We believe that future fluctuations in our revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change. Our current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on our expectations as to future revenues and cash flow growth. We may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, our revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of our common stock. If shortfalls were to cause us not to meet the financial covenants contained in our debt agreements, our lender could declare a default and seek immediate repayment.

    THE RATE OF SUBSCRIBER DISCONNECTIONS COULD INCREASE IN THE FUTURE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

    Our revenues are derived primarily from fixed periodic subscription fees for services that are not generally dependent on level of usage. Consequently, our ability to recoup initial selling and marketing costs, cover our operating expenses and achieve profitability is dependent on the average length of each customer's subscription period. Each month, some of our existing customers have their service terminated for a variety of reasons, including failure to pay, dissatisfaction with service and switching to a competing service provider. Loss of those subscribers results in loss of the recurring stream of revenues generated by payment of fixed fees without additional selling expenses and adversely affects our operating results. Our average monthly disconnection rate for the fiscal quarter ended June 30, 2000 was 3.9%. Our normalized disconnection rate, which is the gross disconnection rate adjusted to exclude units returned to Bell Atlantic Mobile that were unprofitable, was 2.8%. Were we to experience an increase in our disconnection rate, our business and future results of operations could be materially and adversely affected.

    THE TELECOMMUNICATIONS INDUSTRY IS EXTREMELY COMPETITIVE AND IS UNDERGOING CONSOLIDATION.

    The paging and telecommunications services industry is extremely competitive. Some of our competitors, which include local, regional and national paging companies, possess greater financial, technical and other resources than we do. Moreover, some of our competitors offer broader network coverage than that provided by our systems and some follow a low-price discounting strategy to expand their market shares.

    Furthermore, we believe that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including:

    - the ability to obtain additional radio spectrum;

    - greater access to capital markets and lower costs of capital;

    - broader geographic coverage of paging systems;

    - economies of scale in the purchase of capital equipment;

    - operating efficiencies; and

    - better access to executive personnel.

    This consolidation trend may further intensify competition in our industry. We cannot assure investors that we will be able to compete successfully.

    A HIGH AMOUNT OF DEBT BURDENS OUR OPERATIONS.

    We have borrowed a large amount of money from our lenders Finova Capital Corporation and AMRO International, S.A., and we expect to continue to be highly leveraged. The following table compares our total debt, total assets and earnings before interest, taxes, depreciation and amortization ("EBITDA") as of and for the years ended December 31, 1999, December 31, 1998 and December 31, 1997, and for the six months ended June 30, 2000 (amounts are in thousands).

                                                               YEAR ENDED                     SIX MONTHS
                                              DECEMBER 31,    DECEMBER 31,    DECEMBER 31,       ENDED
                                                  1997            1998            1999       JUNE 30, 2000
                                              -------------   -------------   ------------   -------------
                                              (PREDECESSOR)   (PREDECESSOR)
TOTAL LONG TERM DEBT (NET OF CURRENT
  MATURITIES)...............................          --       $   18,535(1)   $   25,963       $28,145
TOTAL ASSETS................................     $13,547       $   32,335(1)   $   39,324       $42,583
EBITDA......................................     $ 3,799       $    5,068      $    2,974       $ 1,444
CASH FLOWS FROM OPERATIONS..................     $ 3,377       $    2,456      $    4,643       $  (901)
NET CASH USED FOR INVESTING ACTIVITIES......     $ 4,730       $    3,981      $   23,300       $ 2,412
NET CASH PROVIDED BY FINANCING ACTIVITIES...     $ 1,339       $    1,564      $   19,630       $ 2,813

------------------------

(1) Derived from historical financial statements of Aquis Communications, Inc.

    EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. EBITDA, as determined by us, may not necessarily be comparable to similarly titled data of other paging companies. EBITDA for the year ended December 31, 1999 was reduced by approximately $1,692,000 for costs incurred with abandoned business acquisitions and by approximately $742,000 for costs related to a settlement with our former president. Excluding these non-recurring charges, EBITDA for 1999 would have been approximately $5,408,000.

    Our high degree of debt may have adverse consequences for us. These include the following:

    - High amounts of debt may limit or eliminate our ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

    - A substantial portion of our cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available to us for operations and future business opportunities.

    - Our credit agreement with our lender contains financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on us if not cured or waived.

    - We may be more highly leveraged than our competitors which may place us at a competitive disadvantage.

    - Our high degree of debt will make us more vulnerable to a downturn in our business or the economy generally.

    - Our high degree of debt may impair our ability to participate in the future consolidation of the paging industry.

    There can be no assurance that we will be able to reduce our level of debt as we intend, nor that we will achieve an appropriate balance between growth which we consider acceptable and future reductions in borrowings. If we are not able to achieve continued growth in EBITDA, we may be precluded from incurring additional indebtedness due to cash flow coverage requirements under our existing credit agreement.

    FUNDING FOR OUR FUTURE CAPITAL NEEDS IS NOT ASSURED.

    Our business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of our operations, including possible acquisitions. Future amounts of capital required by us will depend upon a number of factors. These factors include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions and acquisition strategies and opportunities. We cannot assure investors that additional equity or debt financing will be available to us when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, we may experience material adverse effects.

    OUR CREDIT AGREEMENT WITH OUR LENDER RESTRICTS THE WAY WE OPERATE OUR
     BUSINESS.

    Our agreement with our lender imposes operating and financial restrictions on us. Our credit agreement requires us to maintain specified financial ratios, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In addition, the credit agreement limits or restricts, among other things, our and the operating subsidiaries' ability to:

    - declare dividends or redeem or repurchase capital stock;

    - prepay or redeem debt;

    - incur liens and engage in sale/leaseback transactions;

    - make loans and investments;

    - incur indebtedness and contingent obligations;

    - amend or otherwise alter debt instruments and other material agreements;

    - engage in mergers, consolidations, acquisitions and asset sales;

    - engage in transactions with affiliates; and

    - alter their lines of business or accounting methods.

    Our ability to comply with such covenants may be affected by events beyond our control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the credit agreement. Upon the occurrence of an event of default, the lender could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If we were unable to repay any such amounts, the lender could proceed against the collateral securing a portion of the indebtedness. If the lender accelerated the payment of such indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and other indebtedness. In addition, because the credit agreement limits our ability to engage in certain transactions except under certain circumstances, we may be prohibited from entering into transactions that could be beneficial to us. Further, our lender has agreed to modify certain financial covenant ratios through the third quarter of 2001, but our internal projections indicate that the unamended covenants for the fourth quarter of 2001 will not be met, which could cause the lender to accelerate the maturity date of the loan. We cannot assure investors that our lenders will waive any events of non-compliance or agree to any loan modifications that might improve our ability to comply with our loan covenants in the future. Please see the discussion of waivers which our primary lender has granted to us previously under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations at June 30, 2000 and June 30, 1999--Liquidity and Capital Resources" beginning on page 15.

    OUR BUSINESS MAY BE ADVERSELY AFFECTED BY RAPID TECHNOLOGICAL CHANGES.

    The paging and telecommunications services industry is characterized by rapid technological change and advancement which may produce new services or products that are directly competitive with the paging and data transmission services we provide. A variety of wireless one-way and two-way communication technologies, including cellular telephone service, personal communications services, enhanced specialized mobile radio, low-speed data networks, mobile satellite services and advanced two-way paging services, are currently in use or under development. Although those technologies are generally higher-priced than one-way paging service or not yet commercially available, technological improvements are creating increased capacity and demand for wireless two-way communication. Increased availability of newer, more technologically advanced products and services could result in decreased demand for certain of our products and services. For this reason, a key element of our growth strategy is to diversify our business and product lines through acquisitions of companies with businesses that will complement and enhance our own. However, we cannot assure investors that we will be able to successfully diversify our business or incorporate new technologies so as to keep our product and service offerings competitive.

    IF WE DO NOT MAKE ACQUISITIONS ON ECONOMICALLY ACCEPTABLE TERMS AND INTEGRATE ACQUIRED BUSINESSES SUCCESSFULLY, OUR FUTURE GROWTH AND FINANCIAL PERFORMANCE WILL BE LIMITED.

    We have pursued, and intend to continue to pursue, a growth strategy which relies in part upon acquisitions of telecommunications and other data transmission businesses. However, we may not be able to identify, finance and complete suitable acquisitions on acceptable terms, and any future acquisitions that we completes may not be successful. In addition, the process of integrating acquired businesses may involve unforeseen difficulties and/or require a disproportionate amount of our time, attention and resources from time to time. Although our goal will be to achieve operating synergies and efficiencies and to expand and diversify our business, we may not achieve some of the anticipated benefits of such acquisitions if the existing operations of such companies are not successfully integrated with our own in a timely manner. Any difficulties or problems encountered in the integration process could have a material adverse effect on us. Even if integrated in a timely manner, there can be no assurance that our operating performance after acquisitions will be successful or will fulfill management's objectives.

    The integration of businesses we acquire will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses or the diversion of attention and resources from the businesses' primary operational goals. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. We may not be able to retain key employees. The process of integrating newly acquired businesses may require a disproportionate amount of time and attention of our management and financial and other resources and may involve other, unforeseen difficulties.

    The success of our growth strategy will also depend on numerous other contingencies beyond our control, including national and regional economic conditions, interest rates, competition, changes in regulation or technology and our ability to attract and retain skilled employees. As a result, we cannot assure investors that our growth and business strategies will prove effective or that we will achieve our goals.

GOVERNMENT REGULATION MAY MAKE OUR OPERATIONS MORE DIFFICULT

    OUR BUSINESS IS DEPENDENT ON FCC LICENSES THAT MAY NOT BE RENEWED.

    Our FCC licenses have varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. Although we are unaware of any circumstances which would prevent the grant of any pending or future renewal applications, we cannot assure investors that any of our renewal applications will be free of challenge. There may be competition for the radio spectrum associated with our FCC licenses at the time they expire, which could increase the chances of third party interventions in the renewal proceedings. We cannot assure investors that our applications for renewal of our FCC licenses will be granted.

    FUTURE CHANGES IN REGULATORY ENVIRONMENT MAY ADVERSELY AFFECT OUR BUSINESS.

    We and the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations which could potentially adversely affect us are proposed by federal and state legislators. We cannot assure investors that federal or state legislation or regulations will not be adopted that would adversely affect our business.

RISKS RELATED TO OUR COMMON STOCK

    WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

    We currently intend to retain all of our earnings, if any, to finance the growth of our business and therefore do not anticipate paying cash dividends on our common stock at any time in the foreseeable future. Furthermore, the Delaware General Corporation Law requires that dividends be paid only out of capital and surplus or out of certain enumerated "retained earnings." Any future payments of dividends would be subject to the availability of sufficient amounts of such funds to cover such payments. We cannot assure investors that such funds will be legally available or that our Board of Directors will authorize payment of dividends if and when such funds become available.

    OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND THE DELAWARE GENERAL CORPORATION LAW CONTAIN PROVISIONS THAT MAY HAVE THE EFFECT OF DISCOURAGING ATTEMPTS AT A CHANGE OF CONTROL OF OUR COMPANY, WHICH MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

    We have an authorized class of 1,000,000 shares of "blank check" preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations assigned to it, could delay, deter or prevent a change in control of our company.

    Certain "anti-takeover" provisions of the Delaware General Corporation Law restrict the ability of certain "interested" stockholders to acquire control of our company. These "anti-takeover" provisions might discourage prospective acquirors from attempting to bid for our outstanding shares and therefore may be considered disadvantageous by certain investors. We have no control over, and therefore cannot predict, what effect these impediments to the ability of third parties to acquire control of us might have on the market price of our common stock.

    THE PRICE AT WHICH OUR STOCK TRADES MAY BE VOLATILE.

    The market price of our common stock has been experiencing significant fluctuation since our merger in March of 1999. The value of our common stock will likely be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of paging companies such as ours have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Shortfalls may result from events that are beyond our immediate control and can be unpredictable. The trading price of our shares may also be affected by developments which may not have any direct relationship with our business or long-term prospects. These include reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally.

    IF OUR COMMON STOCK PRICE CONTINUES TO DROP, WE MAY BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH COULD ELIMINATE THE TRADING MARKET FOR OUR COMMON STOCK.

    On October 5, 2000, the closing price of our common stock was $0.8348 per share. Under the rules of the NASDAQ SmallCap Market, one of the listing standards we need to maintain is a bid price for our common stock of at least $1.00 per share. If our common stock continues trading below $1.00 per share, our common stock may be delisted from the NASDAQ SmallCap Market, eliminating the only established trading market for shares of our common stock.

    Coxton can also terminate the common stock purchase agreement if we are delisted. Termination of our agreement with Coxton would significantly reduce our access to capital needed for our future operations. The issuance by us of shares of common stock to Coxton, or the subsequent resale by Coxton of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the NASDAQ minimum bid price requirement.

    OUR COMMON STOCK MAY BE DILUTED.

    The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the differences between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock. The shares issued to Coxton under the Common Stock Purchase Agreement are an example of the type of issuance that dilute our common stock.

    Furthermore, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.

    OUR SALE OF SHARES UPON ISSUANCE OF STOCK UNDER OUR COMMON STOCK PURCHASE AGREEMENT OR CONVERSION OF CONVERTIBLE DEBENTURE AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

    We have entered into a common stock purchase agreement with Coxton, Limited calling for issuance of our common stock at a price below the trading price of the stock at or near the time of issuance. Also, we have issued a convertible debenture to AMRO International, S.A. that may convert into common stock at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of shares at our request under the common stock purchase agreement or upon conversion of the principal and interest under the debentures may have a dilutive impact on our stockholders. Discounted sales resulting from the conversion of the debentures could have an immediate adverse effect on the market price of the common stock. Also, to the extent that debenture and warrant holders convert their securities and sell the underlying shares into the market, the price of our shares may decrease due to the additional shares in the market.

    Based on the closing price for our common stock on October 5, 2000, we could issue to Coxton, Limited up to approximately 2,514,000 shares of our common stock under the common stock purchase agreement. Based on the closing price for our common stock on October 5, 2000 of $0.8438 per share, we would issue to AMRO 2,633,658 shares of our common stock upon conversion in full of the debenture. If our stock price was to increase by 50% (to $1.2657 per share), we would issue 1,755,726 shares to AMRO upon conversion of the debenture. If our stock price decreased by 50% (to $0.4219 per share), we would issue 5,267,178 shares of common stock to AMRO upon conversion of the debenture.

                           FORWARD-LOOKING STATEMENTS

    In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources, performance of our paging business and results of operations. "Forward-looking statements" are projections, plans, objectives or assumptions about Aquis. Forward-looking statements involve numerous risks and uncertainties. There can be no assurance that the events or circumstances reflected in these statements will actually occur.

    Our forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of such terminology or other variations of such terminology or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                                DIVIDEND POLICY

    The payment of dividends is contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends is currently prohibited by the Company's Credit Agreement with Finova Capital Corporation. It is the present intention of the Company's Board of Directors to retain its earnings, if any, for use in the Company's business.

                               LEGAL PROCEEDINGS

    From time to time the Company may be involved in various legal actions arising from the normal course of its business for which the Company maintains insurance. Such claims are customarily handled by the Company's insurance companies, and management believes the outcome will not have a material adverse effect on the Company's financial position or results of operations.

    In addition to such actions, the Company is currently involved in the following legal proceedings:

    FONE ZONE COMMUNICATION CORP. V. AQUIS COMMUNICATIONS, INC.--Supreme Court of the State of New York, County of Queens, Index No. 3841/00. The Company was sued by Fone Zone Communications Corp. in the Supreme Court of the State of New York, Queens County, on February 18, 2000. The Company removed the action to the U.S. District Court for the Eastern District of New York on March 23, 2000. The suit seeks $1,000,000 in alleged damages as a result of the Company's alleged conduct with respect to the Company's termination of services for plaintiff and the Company's alleged solicitation of plaintiff's customers. The Company intends to vigorously defend this action.

    FRANCIS COMMUNICATIONS TEXAS, INC. ET AL. V. AQUIS COMMUNICATIONS, INC. ET AL.--U. S. District Court for the Western District of Texas, El Paso Division, Cause No. EP 99 CA 0388. On November 24, 1999, Francis Communication
Texas, Inc. and Francis Communications I, Ltd. (collectively, the "Francis Parties") commenced an action arising out of a letter of intent between the Francis Parties and the Company dated June 10, 1999. The letter of intent called for the Company to acquire the Francis Parties' assets for a purchase price of $4,000,000. The Company terminated the letter of intent as a result of the failure of the Francis Parties to comply with certain conditions contained in the letter of intent. The Francis Parties allege that the Company breached the letter of the intent and the Company's duty of good faith and fair dealing in failing to conclude the transaction described in the letter of intent. The suit seeks economic and other damages as a result of the Company's alleged conduct.

    On September 22, 2000, the Company and Aquis Communications, Inc. entered into a settlement agreement with the Francis Parties, to settle the action. Pursuant to the settlement agreement, in consideration of the termination of the lawsuit and the mutual releases of the parties, the Company will receive a payment of $200,000 from the Francis Parties and will receive $100,000 and accrued interest from an escrow account established by the parties under the Letter of Intent.

    IN THE MATTER OF ARBITRATION BETWEEN JOHN X. ADILETTA AND AQUIS COMMUNICATIONS GROUP, INC.--On December 23, 1999, John X. Adiletta, a former director and chief executive officer of the Company, commenced an arbitration proceeding under the Rules of the American Arbitration Association by way of a "Demand for Arbitration and Statement of Claim" (hereinafter the "Demand"). The Demand set forth three claims for relief. The first claim alleged breach of an employment agreement between the Company and Mr. Adiletta and sought damages in "an amount to be proved at trial" but "in no event less than $762,500." The second claim alleged wrongful discharge and sought damages in "an amount to be proved at trial" but "in no event less than $1,000,000," plus unspecified punitive damages. The third claim for relief sought monetary remedies, as well as an equitable remedy by way of a request for a preliminary and permanent injunction for the alleged wrongful termination of health and welfare benefits including incentive stock options. The third claim also sought compensatory and punitive damages in unspecified amounts. The parties had selected an arbitrator, and a discovery and hearing schedule was entered. Thereafter, the parties entered into a settlement agreement, the terms of which provide for a payment of $25,000, a credit of $75,000 against existing indebtedness owed to the Company by Mr. Adiletta, stock valued at $400,000, forgiveness of $115,000 of debt under an existing promissory note secured by common stock owned by Mr. Adiletta, and the reinstatement of 55,000 stock options with an exercise price of $1.12 each under a previous Incentive Stock Option Agreement.

    The Company received correspondence from legal counsel to Mr. Adiletta in August, 2000 in which Mr. Adiletta claimed that the Company was in breach of its obligation to register under the Securities Act of 1933 the shares underlying certain options granted to him previously as contemplated by the terms of the settlement agreement. Mr. Adiletta also requested that he be permitted to submit a bid for the purchase of certain of the assets of the Company's internet related business operations conducted by Aquis IP Communications, Inc., which assets were at the time of the letter from Mr. Adiletta the subject of a signed Asset Purchase Agreement with the investment group headed by Mr. John Hobko, then President of Aquis IP Communications, Inc., and Mr. John B. Frieling, a director of the Company. Subsequent communications between the parties directed toward the negotiated resolution of Mr. Adiletta's claim indicate that such matter is likely to be resolved without material exposure to the Company, although as of this date no settlement agreement has been entered into between the parties addressing Mr. Adiletta's August 2000 claim.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is traded over the counter on the NASDAQ SmallCap Market under the symbol "AQIS". Over the counter market quotations reflect inter-dealer prices without mark-up, mark-down or commissions, and may not represent actual transactions. The quarterly high and low closing bid prices for the Company's Common Stock for the past two years as reported by the National Association of Securities Dealers, Inc., are as follows:

                                          1998                                                     1999
                                         COMMON                                                   COMMON
                                          STOCK                                                    STOCK
                                   -------------------                                      -------------------
QUARTER                              HIGH       LOW      QUARTER                              HIGH       LOW
-------                            --------   --------   -------                            --------   --------
First Quarter....................    1.81       0.69     First Quarter....................    1.63       1.06
Second Quarter...................    1.75       1.00     Second Quarter...................    1.56       0.81
Third Quarter....................    1.50       0.88     Third Quarter....................    1.88       1.25
Fourth Quarter...................    3.19       0.69     Fourth Quarter...................    1.91       0.47

    On October 5, 2000, the closing price of the Company's Common Stock was $0.8438. As of this date, there were approximately 125 record holders of the Company's Common Stock. The number of record holders does not reflect the number of beneficial owners of the Company's Common Stock for whom shares are held by banks, brokerage firms and others. Based on information requests received from representatives of such beneficial owners, management believes that there are at least 1,000 beneficial holders of the Company's Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table, as it relates to the 1999 and 1998 consolidated balance sheets and the statement of operations for 1999, has been derived from the historical financial data of Aquis Communications Group, Inc. The statement of operations data for 1998 through 1995 has been derived from the historical financial statements of Bell Atlantic Paging, Inc. ("BAPCO" or the "Predecessor Company"). Similarly, the balance sheet data for 1997 through 1995 has also been derived from BAPCO's historical financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere herein.

                                                                                                  SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,                    ENDED JUNE 30,
                                     ------------------------------------------------------   -------------------
                                                            PREDECESSOR COMPANY
                                                -------------------------------------------
                                       1999       1998         1997       1996       1995       2000       1999
                                     --------   --------     --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
Total revenues.....................  $ 31,159   $26,432      $20,689    $17,057    $15,821    $15,988    $14,478
Depreciation and amortization......    10,878     4,323        3,378      2,066      1,253      4,936      4,870
Costs of abandoned business
  combinations.....................     1,692        --           --         --         --         --         --
Operating expenses.................    26,493    21,364       16,890     13,065     13,380     14,544     11,166
Operating (loss) income............    (7,904)      745          421      1,926      1,188     (3,492)    (1,558)
Other expenses, net................    (2,975)       --           --         --       (858)    (1,706)    (1,574)
Provision for income taxes.........        --      (296)        (168)      (770)      (543)        --         --
Extraordinary item, net of taxes...        --       682           --         --         --         --         --
Net (loss) income..................   (10,879)    1,131          253      1,156       (213)    (5,198)    (3,132)
Preferred stock dividends..........                                                               (47)        --
Loss attributable to common
  stockholders.....................  $(10,879)  $ 1,131      $   253    $ 1,156    $  (213)   $(5,245)   $(3,132)
                                     ========   =======      =======    =======    =======    =======    =======
Net loss per common share..........     (0.76)                                                  (0.31)     (0.26)

BALANCE SHEET DATA
(period end)
Total assets.......................  $ 39,324   $32,335(1)   $13,547    $13,015    $ 9,345    $42,583    $44,338
Long-term debt, less current
  maturities.......................  $ 25,963   $18,535(1)   $    --    $     2    $   887    $28,145    $25,895
7.5% Redeemable Preferred Stock....        --        --           --         --         --    $ 1,547         --

------------------------

(1) Derived from historical financial statements or Aquis Communications, Inc.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

ORGANIZATION AND BASIS OF PRESENTATION

    Aquis Communications Group, Inc. ("Aquis" or the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it now operates three regional paging systems providing one-way wireless alpha and numeric messaging services in portions of nineteen states principally in the Northeast, the Midwest and the Mid-Atlantic regions of the United States, as well as the District of Columbia. The Company recently entered the Midwestern region through a purchase of certain assets from SourceOne Wireless, Inc. ("SourceOne") completed on January 31, 2000. Aquis also resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements. Customers include individuals, businesses, government agencies, hospitals and resellers.

    On March 31, 1999, a wholly owned subsidiary of Paging Partners Corporation ("Paging Partners"), merged with Aquis Communications, Inc. ("ACI") in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. On June 30, 1999, a wholly owned subsidiary of the Company acquired SunStar Communications, Inc. On January 31, 2000, the Company completed its acquisition of certain assets of SourceOne. In May 2000 the Company acquired certain paging assets of Suburban Paging, a regional paging services reseller headquartered in Pennsylvania. Finally, management has recently agreed to sell substantially all the net assets of its internet services operations in order to refocus its resources on its paging operations. These matters are more fully discussed in the condensed consolidated financial statements of the Company and the notes thereto.

    The results of operations of the Predecessor Company for the years ended December 31, 1998 and 1997 include certain revenues and expenses allocated by Bell Atlantic Corporation and its affiliates ("Bell Atlantic"). The provision for income taxes was allocated to the Predecessor Company as if it were a separate taxpayer. Also, certain employee benefit costs were allocated based on staffing levels. Accordingly, the results of operations and financial position of the Predecessor Company may not be the same as would have occurred had the Predecessor Company been an independent entity. This discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto.

    On December 31, 1998, Aquis acquired the Bell Atlantic paging business for approximately $29,200,200, including transaction costs. The Bell Atlantic paging business acquired included BAPCO's (or the Predecessor Company's) sales and marketing operation and the paging network operation infrastructure owned and operated by the Bell Atlantic Operating Telephone Companies. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The acquisition was financed primarily through a $20,000,000 loan from FINOVA Capital Corporation ("FINOVA"), a $4,150,000 note retained by the seller (the "Seller Note"), and cash proceeds of $5,661,000 from a sale of preferred stock. The Seller Note was paid in full on June 30, 1999, net of a negotiated discount.

GENERAL

    The Company is a leading provider of paging and other wireless messaging services and markets one-way paging service and equipment to customers directly and through resellers. The Company also offers its customers both customer owned and maintained equipment or lease options for equipment.

    The Company generates a substantial majority of its revenue from fixed periodic fees for paging services that are not generally dependent on usage. Usage sensitive charges consist primarily of overcalls and Telocator Networking Paging Protocol ("TNPP") fees charged to resellers, and Calling Party Pays ("CPP") charges and overcalls charged to end users.

    The ability to recover initial operating, selling and marketing costs and to achieve profitability is dependent on the average duration of each customer's subscription period. For as long as a subscriber continues to utilize the service, operating results benefit from the recurring fixed fee payments without the requirement of any incremental selling expenses. Conversely, customer disconnections adversely affect operating results. Each month a percentage of existing customers have their service terminated for reasons including failure to pay, dissatisfaction with service or coverage limitations, or switching to competing service providers.

    This discussion should be read in conjunction with the consolidated financial statements as well as the audited financial statements of the Company and the notes thereto.

RESULTS OF OPERATIONS AT JUNE 30, 2000 COMPARED TO JUNE 30, 1999

REVENUES

    Paging services revenues for the six months ended June 30, 2000 increased by $1,088,000, or nearly 8%, over those of the corresponding period of 1999. The increase was primarily the results of the merger with Paging Partners on March 31, 1999, the purchase of traditional paging and calling party pays operations from SourceOne on January 31, 2000, the acquisition of paging assets from Suburban Paging in May, 2000, and from internal growth. Aquis and Bell Atlantic Mobile had entered into a reseller agreement for certain reseller units in connection with the purchase of assets from Bell Atlantic Paging Company at December 31, 1998. Aquis elected to cancel the reseller agreement for certain units in December 1999, and for additional units in April 2000 because these units were not profitable to the Company.

    An increase in revenues from equipment sales of $87,000 was recognized during the six month period. The increase resulted from certain sales to resellers in June 2000, and to a lesser extent, more sales of higher priced alpha pagers, partially offset by lower total unit volume during the current year. Internet services revenues were realized as the base of subscribers expanded during the periods in the current year. Since the internet business was acquired at the close of the quarter ended June 30, 1999, no revenues were realized by the Company during those earlier periods.

    For the six month period ended June 30, 2000 fixed fee revenue provided approximately 82% of total revenues, as compared to 94% for the six months ended June 30, 1999. This change is primarily the result of the CPP services added through the Company's January 31, 2000 acquisition of the operations of SourceOne and the TNPP services provided through the Paging Partners merger effected on March 31, 1999.

    The average of the "normalized" (excluding the effects of the cancellation of certain units of Bell Atlantic Mobile) monthly disconnection or "churn rates" for the six-month periods ended June 30, 2000 and 1999, were 2.8% and 2.1%, respectively. The churn rates for the years ended December 31, 1999 and December 31, 1998 were 3.1% and 2.9%, respectively. The 1999 rate after adjustment for the effects of the Paging Partners subscriber base was 2.7%. Including the effects of the cancelled Bell Atlantic Mobile units, the current period rate was 3.9% The higher churn rate for the current six-month period is also attributed to units that were disconnected for non-payment by certain midwest service resellers that were acquired in the SourceOne purchase.

COST OF PAGING SERVICES

    Cost of service consists principally of fees paid to third party carriers, and, to a lesser extent, to message dispatch companies. Third party carriers are utilized when a customer requires service outside of the Company's service area, and are most commonly used to provide nationwide coverage. The costs of such services declined to $3,238,000 during the six month period ended
June 30, 2000, from $3,541,000 during the corresponding period in 1999. The decreases are primarily attributable to the cancellation of services to certain Bell Atlantic Mobile reseller units in December 1999 and April 2000.

COST OF EQUIPMENT SALES

    The cost decrease of $62,000 during the current six-month period was due to a decrease in the number of units sold during the six months of the current year and the Company's shift to lower cost equipment.

TECHNICAL OPERATIONS

    Technical operating expenses include transmission site rentals, telephone interconnect services and the costs of network maintenance and engineering. These expenses totaled $3,809,000 in the six-month period ended June 30, 1999, as compared to $1,975,000 in the year-earlier period. The increases resulted from the additional costs required to operate the paging networks acquired from Paging Partners in March 1999 and from SourceOne in January 2000.

SALES AND MARKETING

    Selling and marketing expenses include the cost to acquire and retain subscribers, operating costs associated with the sales and marketing organizations, and other advertising and marketing expenses. These costs increased to $1,790,000 during the six-month period ended June 30, 2000, or approximately 9% higher than those of the corresponding period ended in 1999. These increases resulted from increases in salary, benefits and commission expenses in 2000 as a result of a larger sales force covering both the Mid-Atlantic and Midwest market areas along with an increase in directory advertising expenses. Partially offsetting these increases were lower commission expenses associated with a revised commission plan implemented at the close of 1999.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses include costs associated with customer service, field administration and corporate headquarters. These costs totaled $3,803,000 and $3,066,000 for the six-month periods ended, June 30, 2000 and 1999, respectively. During the current year, $693,000 was incurred in connection with the issuance of stock options in the hiring of the Company's former President. Other than this, increased office rents, billing, data processing costs and customer service center costs associated with the subscriber bases acquired from Paging Partners, SourceOne and Suburban Paging were substantially offset by staff reductions implemented in late 1999.

INTERNET OPERATIONS

    Internet operating expenses include all costs associated with providing internet services, such as communications and connectivity costs, sales and marketing expenses, customer service and other general and administrative support costs, and depreciation and amortization. No costs were incurred in the periods ended in 1999 because the operations were acquired at the mid-point of 1999.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization for the six months ended June 30, 2000 increased over those expenses for the corresponding period in 1999 by $66,000, primarily as the result of the assets acquired from Paging Partners, SourceOne and Suburban Paging.

INTEREST EXPENSE

    Interest expense in the six month period ended June 30, 2000 of $1,725,000, respectively, includes interest on the Company's five year term loan with FINOVA Capital Corporation ("FINOVA"), its bridge loan and installment loan with FINOVA, as well as interest on certain other obligations. Interest expenses have increased over those of prior periods as the results of the borrowings incurred in order to finance the Paging Partners merger and the purchases of SunStar and SourceOne. Also contributing to the increases are higher interest rates in effect for these floating rate loans. These increases have been partially offset by the absence of letter of credit fees as incurred in the first quarter of 1999 in connection with the funding of the Bell Atlantic Paging acquisition.

PROVISION FOR INCOME TAXES

    As of June 30, 2000 and December 31, 1999, the Company recorded no deferred tax asset. The future benefit from the realization of the net operating losses was fully offset by a related valuation allowance. A full valuation allowance was recorded due to management's uncertainty about the realizability of the related tax benefits. However, the amount of the deferred tax assets considered realizable could be adjusted in the future if estimates of taxable income are revised.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1999 AND 1998

    Some of the following financial data is presented on a per subscriber unit basis. Management believes that such a presentation is useful in understanding year-to-year comparative results by providing a meaningful basis for comparison, given the differences in business management and in the number of subscribers of other paging companies.

UNITS IN SERVICE

    Units in service totaled 415,000 and 257,000, a 61.5% increase, on a comparative basis as of December 31, 1999 and 1998, respectively, before adjustment for certain units (the "BAM Reseller Units") transferred to Bell Atlantic Mobile ("BAM") effective December 1, 1999. Aquis and BAM entered into a reseller agreement for these units in connection with the purchase of the assets of BAPCO. Aquis had the option to cancel the reseller agreement for the BAM Reseller Units and did so in December 1999 because these units were not profitable to the Company. Net of the transfer, units in service totaled 375,000 and 226,000, respectively, and represent a net growth rate of nearly 66%. This growth was achieved through the merger with Paging Partners Corporation on March 31, 1999, and was partially offset by customer disconnections at a rate of 2.7% per month.

REVENUES

    Paging service revenues for the years ended December 31, 1999 and 1998, respectively, were $30,368,000 and $23,309,000, an increase of approximately $7,059,000 or more than 30%. The increase in service revenues was attributable to the increase in the number of subscribers resulting primarily from the March 31, 1999 Paging Partners merger, and, to a smaller extent, to an increase in demand for such value-added services as alpha dispatch, sports, news and business data messaging. Average monthly revenue per unit was $6.84 during 1999, compared to $7.18 during 1998. This change in average monthly revenue per unit was primarily the result of the Company's addition of reseller units through the Paging Partners merger and to a lesser extent was the result of pricing pressures in a highly competitive marketplace. Resellers purchase the Company's services in bulk and are therefore provided rates lower than those made available to the Company's direct subscribers. The relative weight of reseller revenues to total service revenues has increased from about 11% of service revenues during the first quarter of 1999, to about 28% for subsequent quarters as the result of the merger. Approximately

97% of the total revenues recognized in 1999 were derived from fixed periodic fees from paging services that are not dependent upon usage.

    Revenues from sales of paging equipment declined from $3,123,000 in 1998 to $791,000 in 1999. This was the result of two factors. First, sales to Bell Atlantic Mobile and the OTC's, entities that were significant resellers of paging equipment and services in years prior to 1999, were substantially eliminated as a result of Aquis' purchase of the business at December 31, 1998. Second, in response to consumer demand for less costly equipment, Aquis began marketing lower-cost units at reduced sales prices in 1999, representing a departure from the Predecessor Company's high-end, high-cost strategy.

    During the year ended December 31, 1999, the Company generated approximately 97% of its total revenue from fixed periodic fees for paging services that are not generally dependent on usage. The average of the monthly disconnection or churn rates (not weighted and excluding the effects from the Paging Partners subscriber base) for the years ended December 31, 1999 and 1998, were 3.1% and 2.9%, respectively. Including the stabilizing effects of the Paging Partners reseller base added April 1, the churn rate was 2.7% for calendar year 1999.

COST OF PAGING SERVICES

    Cost of service consists principally of fees paid to third party carriers, and, to a lesser extent, to message dispatch companies. Third party carriers are utilized when a customer requires service outside of the Company's service area, and are most commonly used to provide nationwide coverage. The costs of such services increased from $4,968,000 in 1998 to $7,753,000 in 1999. The increases are attributable primarily to growth of the subscriber base, and to an increase in customer demand for services such as wide-area, nationwide, alpha dispatch, and other message dispatch services.

COST OF EQUIPMENT SALES

    The cost of equipment sold during fiscal year 1999 was $947,000, a decline of $1,762,000 from the prior year level of $2,709,000. The previously-described reduction of sales to Bell Atlantic Mobile and the Operating telephone companies contributed to the decrease, as did the Company's move toward lower-cost pagers and an increase in demand for rental units. Declines in average pager costs also contributed to the reduction.

TECHNICAL OPERATIONS

    Technical operating expenses include transmission site rentals, telephone interconnect services and the costs of network maintenance and engineering. These expenses totaled $5,317,000 and $3,482,000 during the years ended December 31, 1999 and 1998, respectively. Additional costs were incurred to operate and maintain the Company's expanded network resulting from the merger with Paging Partners on March 31, 1999. In addition, the elimination of certain expenses allocated by BAPCO was offset by greater external unsubsidized third party costs for transmitter and terminal site rents, telephone company access charges, and personnel costs in the current year.

SALES AND MARKETING

    Selling and marketing expenses include the cost to acquire and retain subscribers, operating costs associated with the sales and marketing organization, and other advertising and marketing expenses. These costs increased from $3,394,000 in 1998 to $3,881,000 in 1999, or approximately 14.3% from 1998 to 1999, resulting from the opening of additional sales offices and a corresponding increase in sales and support staff and related administrative operations and selling costs. These increases were partially offset by a reduction of sales commissions resulting from a revised commission plan implemented in 1999 and a decrease in print advertising expenses.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses include costs associated with customer service, field administration and corporate headquarters. These costs increased as a percentage of service revenues from about 24.3% in 1998 to 25.3% in 1999. The increase was largely attributable to a settlement of certain employment claims made by the Company's former President, settled in the approximate amount of $742,000 and charged against 1999 results of operations. The increase was also attributable to higher office occupancy and customer service and call center support costs that were partially offset by reductions in billing and data processing expenses. Also contributing to the increase were costs associated with the transition to a public reporting entity. However, Predecessor Company amounts were lower due its existence as a subsidiary of Bell Atlantic rather than operating as an independent entity.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased to $10,878,000 in 1999 from $4,323,000 during the prior year. Bell Atlantic, the Predecessor Company, recorded the cost of the use of the network and communications operating assets through intercompany charges from the affiliated operating telephone companies that owned the assets during 1998. In substance, the Predecessor Company leased these assets while the Company, as owner and operator, allocates such costs to operations. The increases in depreciation and amortization are also attributable to the allocation of the purchase price of tangible and intangible assets, which exceeded their historical costs, acquired from the Bell Atlantic companies and through the merger with Paging Partners.

ABANDONED BUSINESS COMBINATIONS

    On November 8, 1999, the Company announced the termination of discussions concerning the June 21, 1999 Memorandum of Understanding to merge with Intelispan, Inc. In addition, the Company also terminated its efforts to acquire Francis Communications and certain additional telecommunications services providers and resellers. Earnings for 1999 have been charged $1,692,000 for the write off of related capitalized costs.

INTEREST EXPENSE

    Net interest expense was $3,004,000 for the year ended December 31, 1999 and none for 1998. The 1999 expenses include interest costs related to the senior debt and the five year term loan due to FINOVA, and additional fees and first-quarter charges of $299,000 related to letters of credit used in connection with the Company's mergers and acquisitions. In years prior to 1999, BAPCO carried no external debt.

INCOME TAXES

    The provision for income taxes decreased in the current periods as a result of the Company's operating loss for book and tax purposes. During the prior period, the income and expenses of the Predecessor Company were included in the consolidated Federal and certain combined state income tax returns of its parent and the prior year provisions for income taxes have been calculated on a separate return basis herein.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1998 AND 1997

UNITS IN SERVICE

    Units in service totaled 257,000 and 218,000 as of December 31, 1998 and 1997. This increase represents an annual net growth rate of 18%. Unit growth resulted primarily from the overall industry growth in numeric and alphanumeric wireless messaging and was partially offset by monthly customer disconnection rates of 2.9% in 1998 and 2.4% in 1997.

REVENUES

    Paging service revenues for the years ended December 31, 1998 and 1997, respectively, were $23,309,000 and $17,894,000, an increase of approximately $5,415,000 or more than 30%. The increase in service revenues was attributable to the increase in the number of subscribers and, to a smaller extent, to an increase in demand for such value-added services as alpha dispatch, sports, news and business data messaging, which in turn produced an increase in average monthly revenue per unit from year to year. Average revenue per unit was $7.18 during 1998, compared to $6.84 in 1997.

    Revenues from sales of paging equipment increased from $2,795,000 in 1997 to $3,123,000 in 1998. This was the result of several factors, including new product introductions by the Company's major supplier, increased productivity from its telemarketing channel, and higher sales to the Company's affiliates.

COST OF PAGING SERVICES

    The costs of paging services were $4,968,000 and $4,401,000 in 1998 and 1997, respectively. The increase is attributable primarily to growth of the subscriber base, and to an increase in customer demand for services such as, nationwide, alpha dispatch, and other message dispatch services.

COST OF EQUIPMENT SALES

    The cost of equipment sold during fiscal years 1998 and 1997 was $2,709,000 and $2,873,000, respectively, representing a decline of $164,000. Declines in supply costs available from vendors were partially offset by an increase in the number of units sold. In addition, the cost of sales for 1997 included higher charges for obsolescence than required for 1998.

TECHNICAL OPERATIONS

    These expenses totaled $3,482,000 and $2,023,000 during the years ended December 31, 1998 and 1997, respectively. Additional trunking, labor and other costs were incurred to operate and maintain the Company's growing communications network.

SALES AND MARKETING

    Costs incurred were $3,394,000 in 1998 and $2,844,000 in 1997. The increase resulted from an increase in the size of the sales team and the change in the commission structure to encourage revenue growth and sales of value-added, higher-margined services. The previous commission plan was unit-volume oriented. Print advertising remained consistent for both years.

GENERAL AND ADMINISTRATIVE

    These costs totaled $5,657,000 and $4,211,000 in 1998 and 1997, respectively. As a percentage of revenue, these costs were about 24% of service revenues for both 1998 and 1997. Approximately $1,000,000 of the increase was attributed to the expansion of the Company's customer service call centers, information systems and administrative capabilities to support the growing subscriber base.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization in 1998 and 1997 was $4,323,000 and $3,378,000, respectively. The increase was primarily due to the growth of the Company's rental pager pool.

PROVISION FOR INCOME TAXES

    The provision for income taxes was $296,000 and $168,000 in 1998 and 1997, respectively. Excluding the interest and certain other minor administrative expenses incurred by Aquis during its start-up activities in 1998, the effective tax rates for 1998 and 1997 approximated 41%. During these two years, the income and expenses of the Predecessor Company were included in the consolidated Federal and certain combined state income tax returns of its parent and the provisions for income taxes have been calculated on a separate return basis herein. See the footnotes to the consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations require substantial funds to finance the growth of its existing operations and customer base, expansion into new markets and strategic acquisitions. Additional cash requirements include debt service, working capital and general corporate requirements.

    The Company's operations, excluding $337,000 used by internet operations, used about $564,000 of net cash during the current year to date, while operating activities provided net cash of $3,215,000 for the six months ended June 30, 1999. The primary use of cash during the six months ended June 30, 2000 and 1999 was the financing of paging subscriber receivables in the approximate net amounts of $1,237,000 and $2,744,000, respectively. For the six months ended June 30, 2000 and 1999, respectively, operating cash flows totaling $295,000 and $2,361,000 were provided by the Company's growth of accounts payable as a result of the increased paging infrastructure acquired from Paging Partners and SourceOne, and of the deferral of payments to other vendors and suppliers. In response to the results of its June 30, 2000 operating activities the Company is continuing to pursue the strategies previously planned, and has sold its internet operations.

    Consolidation of the paging industry and continuing concerns about profitability and liquidity with respect to many companies in the industry has led the industry and the Company to a marketing strategy intended to focus on operating margins rather than on subscriber growth. Implementation of corresponding commission and other related plans has been substantially completed to ensure alignment of sales objectives and corporate goals to focus on higher-margin alphanumeric service, as well as value-added services.

    - The Company has continued to focus on growth of its core business and improvement in utilization of its paging system capacity. Through alternative sales initiatives and additional strategic alliances combining paging, email and the internet, along with the use of its paging network to broadcast information for content providers on a metered basis, the Company anticipates improvements in operating margins.

    - Although revenues during the six-month periods ended June 30, 2000 exceeded those of 1999, the Company continues to face competitive pricing pressures in its markets, resulting in decreasing average revenue per unit, increased subscriber churn rates and lower operating margins. The units in service decreased from approximately 455,000 at June 30, 1999 to about 390,000 at June 30, 2000. This decrease is primarily attributable to the cancellation of Bell Atlantic Mobile units in December, 1999 and April, 2000. The Company is continuing marketing efforts to expand its units in service and will continue to explore strategic acquisitions to grow the customer base.

    - The Company is continuing marketing efforts to regain some of the resellers lost as a result of certain integration issues connected with the Paging Partners merger.

    - The Company continues to plan, explore and implement alternatives to offset these trends by (i) negotiating more favorable terms from existing and alternative paging equipment suppliers, and (ii) obtaining third party financing to finance such purchases. The Company has also sold its non-core internet services assets. In addition, the Company believes that cash from operations combined with current cash and cash equivalents will satisfy the Company's capital requirements in 2000 and the first half of 2001.

    During 2000, the Company used net cash of $3,050,000 in connection with the acquisition of SourceOne and Suburban Paging and for the purchase of equipment, excluding $252,000 of expenditures related primarily to certain licensing of its internet activities. This represents a decline of $17,170,000 from 1999 net cash used for the same activities and is primarily related to the $18,535,000 of cash used in 1999 in connection with the paging assets purchased from BAPCO.

    For the periods ended June 30, 2000 and 1999, net cash provided from financing activities totaled $2,813,000 and $19,242,000, respectively. The decrease is related to reduced borrowings during the current period under the Company's senior credit facility. The Company borrowed $2,450,000 during the current six-month period to complete the SourceOne transaction, and borrowed $20,500,000 during the period ended March 31, 1999 to complete the asset purchase from BAPCO. Concurrent with the loan of $2,450,000 in January 2000, the Company agreed with its lender to forego any further borrowings under this facility. In April 2000, the Company elected to make an additional payment of $1,250,000 to reduce the current year loan of $2,450,000 in order to avoid the increased interest rates that would have been assessed in the absence of such a payment. This payment was made through use of the proceeds of an 11% bridge loan extended to the Company in April 2000 in the amount of $2,000,000. The bridge loan is convertible into common stock at the election of the lender at 90% of the market price calculated in the loan agreement for the 22-day trading period prior to conversion. The balance of the bridge loan was used to pay associated fees and was used for the purchase of additional paging equipment and to meet general working capital needs.

    The Company was not in compliance with certain debt covenants at December 31, 1999. Accordingly fees of $200,000 were paid in connection with issuance of the amendment and waiver issued by the lender in April 2000. As specified in this amendment, Aquis is also subject to certain quarterly contingent fees if future covenants are not met. Scheduled quarterly principal payments to the lender began on July 1, 2000, with principal payments totaling $1,294,000 coming due during the twelve months ended June 30, 2001.

    Company management periodically prepares internal projections of cash flows, EBITDA, and other financial measures. These projections are based on the Company's business plan, certain operating assumptions and general conditions in the wireless industry. The assumptions made are believed to be reasonable, but are subject to uncertainty. If the Company was unable to meet its projections, it would be in default of certain covenants currently in effect. In the event of default, the Company's lender could elect to demand payment of all amounts then outstanding. It is unlikely that the Company's cash and other liquid resources would be adequate to meet such a demand.

    On September 27, 2000, the Company signed an amendment to modify certain terms of its existing Senior Loan Agreement. These modifications would permit the Company to retain all proceeds from the sale of its internet operations, give Aquis an option to reduce the scheduled principal payment due on July 1, 2001 from $514,000 to $200,000, and relaxes certain financial ratio covenants through the third quarter of 2001. However, the Company's projections indicate that unamended financial covenants will not be met during the fourth quarter of 2001, which could cause the lender to accelerate the maturity date of the loan. In exchange, the Company has agreed to pay a fee of $100,000 to FINOVA. Further, additional contingent fees of up to $250,000 per quarter will be added to the principal balance due at final maturity if the Company is unable to meet the financial ratios as amended in April, 2000. Finally upon the sale of the internet operations, a principal payment of $2,000,000 would be required on or before December 31, 2000 in order to avoid the assessment of a $500,000 fee and an interest rate increase of 2%. That fee would also be added to the principal balance otherwise payable at the maturity of this loan.

    At June 30, 2000, the Company had a working capital deficit of $3,488,000, which represents a decrease of $406,000 from the deficit at December 31, 1999. The Company expects that its working capital will improve as a result of sale of its internet operations. The Company does not anticipate that such working capital deficit will continue in 2000 based on the funding it is seeking, cash flows from the sale of its internet assets, and cash generated by its paging operations.

    The Company's principal source of liquidity at June 30, 2000 included cash and cash equivalents of about $473,000 and the cash proceeds from the sale of the Company's internet assets. The Company believes that these resources will be sufficient to meet the covenants that are the subject of the amendment with Finova dated September 27, 2000 as well as its anticipated working capital and capital expenditure requirements through at least June 30, 2001. However, if cash from operations is not sufficient to fund the planned growth of the core business or if the Company experiences further average revenue per unit deterioration or if certain contingencies are resolved unfavorably, the Company is prepared to implement the balance of its alternative business plan. This alternative plan in its entirety called for the sale of the Internet subsidiary and other assets and for a reduction of planned marketing expenditures and capital expenditures. Implementing one aspect of this plan, the Company has sold the Internet subsidiary's net assets. It must also be noted that cash requirements of the paging business may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of available resources or as a result of an increased rate of attrition of the customer base.

SEASONALITY

    Pager usage is slightly higher during the spring and summer months, which is reflected in higher incremental usage fees. Retail sales were subject to seasonal fluctuations that affect retail sales generally. Otherwise, the results were generally not significantly affected by seasonal factors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As of June 30, 2000, the Company had approximately $27,550,000 of floating-rate debt outstanding. As of December 31, 1999, total floating-rate debt was $26,460,000. The Company's management believes the interest rate risk represented by this debt is not material to its operating results or its capitalization. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of June 30, 2000, the Company had no other significant material exposure to market risk.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, amended in March 2000, which provides guidance on the application of generally accepted accounting principles to revenue recognition in financial statements. The Company will adopt SAB 101 in the second quarter of 2000 and believes that adoption will not have a significant effect on its consolidated results of operations or its financial position.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No.. 25" ("FIN No. 44"). The Interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion 25. The provisions of FIN No. 44 are effectively July 1, 2000. The adoption of FIN 44 did not have an impact on the Company's financial statements.

YEAR 2000

    The Company's Year 2000 initiatives have been successful to date. Aquis' approach to this issue was to subdivide its Year 2000 remediation program into four distinct segments: 1) create a prioritized inventory of items to be assessed, 2) assess their readiness through testing, 3) plan and implement corrective actions, and 4) develop contingency plans. The Company has transitioned all of its significant systems to the new millennium without experiencing significant problems in any areas.

    The Company's contingency planning has provided for plans to respond to any known Year 2000 concerns that may affect its day-to-day operations or its infrastructure. Aquis is not currently aware of any significant Year 2000 or similar problems that have arisen for its customers or suppliers. Therefore, management believes it has minimized its risk related to future exposure concerning Year 2000 issues. The Company intends to continue to monitor Year 2000 issues and does not believe such future costs will be material to the Company's results of operations, financial position or liquidity.

FORWARD-LOOKING STATEMENTS

    Future revenues, costs, product mix and new product acceptance are all influenced by a number of factors that are inherently uncertain and difficult to predict. Therefore, no assurance can be given that financing for such investments will be available. In addition, no assurance can be given that the Company's operations will generate positive cash flows.

    This Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements made by the Company's management that are based on current expectations, estimates and projections about the industries in which the Company operates and management's beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of the Company. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or various of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    BUSINESS

DEVELOPMENT OF BUSINESS

    Aquis was incorporated under the laws of Delaware on February 17, 1994 as "Paging Partners Corporation." The Company commenced construction of its paging system in November 1990 and initiated service in June 1991.

    On March 31, 1999 the Company, through a wholly-owned subsidiary, merged with Aquis Communications, Inc. ("ACI") in a transaction accounted for as a reverse acquisition. In connection with the merger, the Company changed its name to its present name. On December 31, 1998, ACI acquired licenses and other assets relating to the paging business of the Bell Atlantic Corporation (the "BA Paging Business"), subject to certain liabilities relating to the BA Paging Business. The purchase price for the Paging Business was approximately $29,200,000 which was financed by a blend of senior debt, seller financing and equity. As of December 31, 1998, the BA Paging Business served approximately 257,000 users. Prior to December 31, 1998, ACI had conducted no business.

    On June 15, 1999, a wholly-owned subsidiary of the Company entered into a Stock Purchase Agreement with SunStar Communications, Inc., an Arizona corporation ("SunStar"), and SunStar One, LLC, an Arizona limited liability company. SunStar sells secure Internet services over an intelligent private network, provides dial-up internet access services to corporate and individual subscribers and can provide enhanced security standards for user authentication. Pursuant to the agreement, SunStar became a wholly-owned subsidiary of the Company and changed its name to "Aquis IP Communications, Inc." Total consideration paid was $275,000 cash and 1,150,000 shares of the Company's common stock. On August 31, 2000, the Company sold substantially all of the assets of the Aquis IP to an investment group headed by Aquis IP's former president and a current director of the Company for approximately $2,970,000 in cash, a note and assumption of indebtedness.

    On January 31, 2000, Aquis, through its wholly-owned subsidiary, ACI, acquired substantially all of the assets of SourceOne Wireless, Inc. ("SOWI"), SourceOne Wireless, L.L.C. ("LLC"), and SourceOne Wireless II, L.L.C. ("LLCII" and collectively, with SOWI and LLC, "SourceOne"). SourceOne operated Commercial Mobile Radio Service one-way paging systems on multiple frequencies in the midwest and other geographical areas in the United States (the "SourceOne Paging Systems"). The SourceOne Paging Systems provided service to subscribers pursuant to licenses issued to LLC II by the Federal Communications Commission (the "FCC"). On April 29, 1999, SOWI and, on July 2, 1999, LLC (together with SOWI, "Debtors") filed voluntary petitions for relief in the Bankruptcy Court for the Northern District of Illinois (Eastern District) (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). ACI and SourceOne entered into an Asset Purchase Agreement dated as of August 2, 1999, as amended by the Amendment to Asset Purchase Agreement dated as of November 15, 1999 (the "SourceOne Purchase Agreement"). Due to the Debtors' insufficient resources to continue operations of the SourceOne Paging Systems, ACI and SourceOne entered into an Agreement Pending Purchase Closing dated as of August 2, 1999 (the "Management Agreement"), pursuant to which ACI agreed to manage the SourceOne Paging Systems located in the Midwest United States. On November 18, 1999, the Bankruptcy Court entered an order (the "Order") approving the SourceOne Purchase Agreement, as amended, authorizing the Debtors to execute and deliver the SourceOne Purchase Agreement, as amended, to the Company, authorizing and directing the Debtors to implement and satisfy the procedures necessary to assume and assign certain executory contracts and unexpired leases to the Company, and authorizing and directing the consummation by the Debtors of the sale of substantially all of their assets to the Company under
Section 363(b) of the Bankruptcy Code as contemplated by the SourceOne Purchase Agreement, which closed on January 31, 2000. As consideration for the purchase of the assets acquired from SourceOne, the Company paid a purchase price consisting of: (i) $2.25 million in cash; and (ii) $1.5 million of the

Company's 7 1/2% Redeemable Preferred Stock. In addition, the Company assumed or agreed to perform the following obligations and liabilities of SourceOne:

    - all liabilities and obligations that accrue or are required to be performed after the Closing Date pursuant to any unexpired leases or executory contracts that were included in the assets acquired by the Company and assumed and assigned under Bankruptcy Code Section 365 pursuant to the Order;

    - all liabilities and obligations that accrue or are required to be performed after the Closing Date to the extent related to the ownership or operation of the Paging Systems acquired by the Company;

    - all liabilities and obligations of SourceOne for revenues billed or received by SourceOne for services not yet rendered as of the Closing Date;

    - all liabilities with respect to the return of or performance required as a result of deposits made by subscribers of the Paging Systems with SourceOne; and

    - severance compensation for certain SourceOne employees.

    The Company obtained the funds for the cash portion of the purchase price through an extension of an existing credit facility it had with FINOVA.

    On May 22, 2000, the Company acquired certain assets from Suburban
Connect, L.P., a regional paging services reseller headquartered in West Chester, Pennsylvania. In connection with the acquisition, the Company issued to Suburban Connect, L.P. 319,518 shares of its common stock. The acquisition agreement between the Company and Suburban Connect, L.P. provides for an additional payment, in cash or through the issuance to Suburban Connect, L.P. of additional shares of common stock, in the event average closing price of the Company's common stock for the ten trading days prior to April 16, 2001 does not exceed $5.00. The adjustment amount per share of stock previously issued to Suburban Connect, L.P., would be equal to the difference between $5.00 and the average closing price per share for the Company's common stock during the measuring period, and if the Company elects to make such payments in additional shares of common stock, the stock will be valued at the average closing price for ten trading day period prior to April 16, 2001.

    On September 18, 2000, the Company sold substantially all of the internet business assets of its subsidiary Aquis IP Communications, Inc. to an investor group headed by John Hobko, the former president of Aquis IP, and John B. Frieling, a current director of the Company.

    In return for the assets sold, the buyers paid to the Company and directly to a creditor of the Company on the Company's behalf, aggregate cash proceeds of $987,000, and also issued to the Company a secured note in the amount of approximately $1,329,000, which note is due on October 31, 2000 (unless otherwise extended to not later than December 31, 2000, at the option of the investor group upon payment of fees of up to $100,000 for such extension).

    During 1999 the Company entered into several other acquisition agreements, including ABC Paging, Inc., COMAV Corporation, Francis Communications, Inc. and Intelispan, Inc. Although the Company incurred significant transaction fees and paid deposits on account of these acquisitions, it determined not to proceed with these transactions. The Company will continue to pursue opportunistic acquisitions.

GENERAL

    The Company is a leading provider of paging and other wireless messaging services through its local and regional wireless networks. The Company offers messaging services through a seven state regional network that provides coverage into New York, New Jersey, Connecticut, Pennsylvania,

Maryland, Virginia, Delaware and Washington, D.C. as well as through a regional network providing coverage in six states including Illinois, Indiana, Michigan, Wisconsin, Minnesota, and Missouri. The Company also provides service to over 1,000 U.S. cities, including the top 100 metropolitan areas through an interconnect agreement with a nationwide wireless messaging provider. Since beginning operations in 1994 the Company's subscriber base has increased to approximately 389,000 units in service as of June 30, 2000. The Company has achieved this through a combination of internal growth and a program of mergers and acquisitions. As of December 31, 1999, the Company was the tenth largest messaging company in the United States based on the number of subscribers.

    The Company has traditionally operated technologically advanced paging systems that provide one-way wireless messaging services. The Company has recently decided to enter the two-way or advanced wireless messaging space. With the Company's move into advanced wireless messaging the Company envisions itself as taking part in the convergence of Internet and wireless data services. To that end, the Company has executed an interconnect agreement with a nationwide advanced messaging provider. This agreement allows the Company to pass advanced wireless messaging traffic from its existing technical and engineering infrastructure to the nationwide advanced wireless messaging company's transmission facilities on both a regional and nationwide basis. The Company feels this agreement is important because it allows for a seamless "switched' environment in which the Company can market advanced wireless messaging services to its existing subscriber base as well as take part in the potential high growth of new applications which will require advanced wireless messaging capabilities.

    The Company believes that the paging and wireless messaging industry is likely to undergo additional consolidation and has announced that it intends to participate in the consolidation process. Potential future consolidations would be evaluated on several key operating and financial elements including geographic presence, potential increase in both free and operating cash flow, potential synergies and availability of financing. Any potential transaction may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to the Company.

    The Company derives a majority of its revenues from fixed, periodic (usually monthly) fees, generally not dependent on usage, charged to subscribers for paging and wireless messaging services. While a subscriber continues to use its services, operating results benefit from this recurring revenue with minimal requirements for incremental selling expenses or fixed costs.

MARKETING

    The Company has grown internally by broadening its distribution network and expanding its target market to capitalize on the growing appeal of messaging and other wireless products and services. Over the past several years, the Company has emphasized a distribution channel that is characterized by lower average revenue per unit (average revenue per unit), such as resellers, and correspondingly lower operating costs. To offset declines in average revenue per unit and to capitalize on the growth of paging and other wireless advanced messaging services, the Company has expanded its channels of distribution through acquisition, strategic partnerships and alliances, and internal initiatives. While the Company has expanded its distribution strategy beyond the reseller model it still views the reseller distribution channel as an additional revenue opportunity and a lower-cost avenue for growth.

    The Company markets its wireless messaging products and services through its Aquis Wireless subsidiary. Aquis Wireless employs a direct sales force that targets commercial business accounts. It also markets services through its indirect distribution channel. The indirect distribution channel consists of both resellers and agents. Resellers purchase airtime and resell this airtime to its subscriber base. Aquis Wireless provides one invoice to the reseller and the reseller invoices its subscriber on an individual basis. Agents offer a branded Aquis Wireless product and receive a commission or margin for doing so, and Aquis Wireless subsequently bills the subscriber for services sold by its agent.

    Additional marketing efforts include an inbound call center that accepts orders for products and services. Calls may be generated by yellow page advertisements or advertising campaigns. Aquis Wireless maintains field offices in New York, New Jersey, Maryland, Virginia, and Illinois. These offices are available for subscribers to walk in and purchase products and services. Aquis Wireless also maintains an Internet site in which customers may purchase products and services. The web site also allows Aquis Wireless resellers an access point to maintain their accounts via web based technology.

SOURCES OF EQUIPMENT

    The Company does not manufacture any of the equipment used in its operations, all of which is available from a variety of sources. Due to the high degree of compatibility among different models of transmitters, computers and other paging and voice mail equipment, the Company has been able to design its paging networks so as not to be dependent upon any single source for such equipment. The Company periodically evaluates its purchasing arrangements for pagers to be sure that the equipment it is offering is current and is available at appropriate prices.

    The Company currently purchases its transmitters and paging network equipment from Motorola and Glenayre. The Company's terminal equipment has a modular design, which will allow significant future expansion by adding or replacing modules rather than replacing the entire system. The Company believes that its investment in technologically advanced transmission equipment reduces its cost of maintenance and system expansion over the long term. The Company believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

COMPETITION

    The Company faces intense competition from operators of other wireless transmission systems. Such competition is based upon price, the quality and variety of services offered, and the geographic area covered. Competitors of the Company include local, regional and national messaging companies. Certain competitors offer wider coverage than does the Company and certain competitors follow a low-price discounting strategy to expand market share.

    A number of technologies, including cellular telephone service, personal communications service ("PCS"), enhanced specialized mobile radio, low-speed data networks and mobile satellite services are competitive forms of technology used in, or projected to be used for, wireless one and two-way communications. The Company believes that paging will remain one of the lowest-cost forms of wireless messaging due to the low-cost infrastructure associated with paging systems.

    Future technological developments in the wireless communications industry and the enhancement of current technologies will likely create new products and services competitive with the paging services currently offered by the Company. There can be no assurance that the Company will not be adversely affected by such technological changes.

REGULATION

    The Company's paging operations are subject to regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act") and the Telecommunications Act of 1996 ("1996 Act"). The Company is required to obtain licenses from the FCC to use the radio frequencies necessary for its paging operations. These authorizations specify the particular locations and frequencies authorized for use by the Company and set forth technical parameters such as power, tower height and antenna specifications under which the Company is permitted to use its frequencies.

    The Company's current operations are governed under the Commission's Rules covering commercial mobile radio services ("CMRS"). CMRS licensees must provide interconnection upon reasonable request, must not engage in any unreasonably discriminatory practices and are subject to complaints regarding any unlawful practices. The Company is also subject to provisions that authorize the FCC to provide remedial relief to an aggrieved party upon finding of a violation of the Communications Act and related customer protection provisions.

    The Company's FCC licenses are issued for ten years. At the end of the ten-year term, the Company must file applications for renewal of its authorizations. The Company can expect renewal if it has met minimum service requirements. While there can be no assurance that any future renewal applications filed by the Company will be approved, based upon its experience to date, the Company knows of no reason to believe that such renewal applications would not be routinely approved.

    The Communications Act requires prior FCC approval for the transfer of control of a Company that holds FCC radio licenses as well as prior consent to the assignment of such licenses to another entity. Although there can be no assurances that any such future applications filed by the Company will be approved or acted upon in a timely manner by the FCC, the Company, based on its past experience, knows of no reason to believe that any future transfer or assignment applications would not be ultimately approved.

    The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposed a structure of regulatory fees, which the Company is required to pay with respect to its licenses. These fees are revised on an annual basis. The Company believes that these regulatory fees will not have a material adverse effect on the Company's business.

    The Communications Act also limits foreign ownership in FCC licensed CMRS entities to no more than twenty percent (20%) direct ownership and, without Commission consent, no more than twenty-five (25%) indirect ownership. However, as the result of the World Trade Organization ("WTO") Agreement on Basic Telecommunications Service entered into February 15, 1997 and effective February 5, 1998, the Commission liberalized foreign participation in the U.S. telecommunications market by action taken November 25, 1997. This action allows for an expedited process of approving indirect ownership over the 25% level for WTO signatories.

    The FCC, under the Communications Act, has authority to revoke or modify licenses issued by it. Any such revocation can only occur after notice and opportunity for hearing based upon egregious misconduct by the licensee. No license of the Company has ever been revoked or modified involuntarily.

    Paging authorizations, such as those held by the Company, have traditionally been issued on a site-specific basis. However, the FCC, on February 19, 1997, adopted an Order looking to fundamental changes in its regulation of the paging industry. Specifically, the FCC will, in the future, issue most paging licenses on a geographic basis. The future licensees will be given operating authority on particular frequencies within these geographic areas, subject only to protection of incumbent operators from interference. The FCC proposes to award these future paging licenses by competitive bidding (auctions). The Company, as an incumbent licensee, will be entitled to interference protection from such auction winners for its existing operations. However, the Company's ability to expand its service territories will be affected by these new policies.

    Because the auctions are new to paging, the Company cannot predict their impact on its business, although at this time management believes that the impact of such auctions on the Company will not be material. Initially, auctions or competitive bidding may increase the Company's cost of obtaining authorizations from the FCC. The FCC's new wide-area licensing and auction Rules may also serve as a barrier to new participants to the paging industry. On the other hand, the more flexible licensing requirements should save on application costs associated with making changes to facilities within the wide area should the Company be successful and bid for wide areas or within its incumbent geographic areas. On the other hand, if the Company is not a winner in the auctions for broad geographic areas, its ability to expand its service territories will be affected by these new policies.

    In the future, the Congress may modify or amend the Communications Act and the FCC may modify its Rules or Policies in ways that could have a material adverse effect on the Company's business. Such actions may affect the scope and manner of the Company's operations and delivery of its service. As a result of the enactment of the 1996 Act, the Company has incurred additional financial obligations. In November 1996, in response to a directive in the 1996 Act, the FCC adopted new rules that govern compensation to be paid to pay phone providers. After these rules were vacated by the U.S. Court of Appeals for the D.C. Circuit, the FCC released an order mandating that long distance carriers compensate pay phone providers 28.4 cents for each 800 Number call during a two-year interim period. The long distance carriers have either passed this cost through to the paging companies that provide toll-free service to their subscribers or have blocked payphone calls to toll-free Numbers. This has increased the cost of providing certain toll-free messaging services and limited the utility of toll-free Number service. Petitions for review and stay of this order have been filed with a federal appellate court. Also, in response to changes made by the 1996 Act, the FCC has adopted new rules regarding payments by telecommunications firms into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the 1996 Act, local telephone companies largely met Universal Service obligations. Under the new rules, all telecommunications carriers, including paging companies, are required to contribute to the Universal Service Fund. Payments into the fund have increased the cost of doing business and could make the Company's service less competitive with the other services. However, under the 1996 Act, local exchange carriers are prohibited from charging paging carriers for the "transport and termination" of local exchange carrier originated traffic. This has already led to substantial savings for the Company. In addition, paging carriers may be entitled to compensation from other telecommunications carriers that terminate a call on a paging network. This could lead to additional revenue for the Company. Of course, the Company cannot predict the final outcome of any FCC proceedings, any court challenges to any FCC Rules or Policies or predict what Congress may, in the future, propose in the way of changes to the telecommunications laws.

    In connection with state regulations, under the amendments to the Communications Act included in the Budget Act, the Congress preempted state and local rate and entry regulation of all CMRS providers. Entry regulation typically refers to the process whereby an entity's right to provide service in a particular market is subject to the prior approval by a regulatory body such as the state public service commission. Rate regulation traditionally concerns the amount, terms and conditions that an operator may charge for its services. These items were usually included in tariffs subject to approval by the state regulatory body. While state and local regulatory bodies have been preempted from rate and entry regulation, they may still regulate other aspects of the Company's service offerings. This apparently has not created any burdensome state or local regulation since the enactment of the 1993 Budget Act. However, there can be no assurances that state and local governments will not attempt in the future to expand their regulatory scope.

    The Company is subject to the state and local laws applicable to any business enterprise. The 1996 Amendments to the Communications Act, however, have limited the application of state and local zoning regulations requiring that they not be unreasonably discriminatory among providers of functionally equivalent wireless services and shall not have the effect of prohibiting the provision of wireless services.

    The foregoing description of certain regulatory considerations does not purport to be a complete summary of all present federal and state regulatory requirements nor of all proposed legislation and regulations pertaining to the Company's present operations.

                                   MANAGEMENT

DIRECTORS

    The following is a brief description of the business experience of each of the members of the Board of Directors.

    PATRICK M. EGAN has been the Chairman of the Board of the Company since 1999. Mr. Egan has also been the Chairman of the Board and Chief Executive Officer of Select Security, an electronic security services company, since November 1997. For approximately 27 years prior thereto, Mr. Egan acted as the President of the Commonwealth Security Systems, Inc., a major provider of electronic security services in the mid-Atlantic region.

    MICHAEL SALERNO has been the Managing Director of Select Capital Corporation, an investment management and private equity investment firm, since July 1996. From June 1995 to July 1996, he was the Chief Financial Officer of American Future Systems, a privately held publishing company. From
November 1989 to June 1995, Mr. Salerno was an officer and director of the predecessor to Select Capital Corporation. Prior thereto, he was the President of MT&T Capital, the venture capital and investment banking subsidiary of MT&T Bank Corp., a large regional bank holding company.

    ROBERT DAVIDOFF has served as a director of the Company since its organization in February 1994. He is currently serving as Managing Director of Carl Marks & Co., Inc., an investment banking firm, where he has been employed since June 1950. He is also a general partner of CMNY Capital, L.P., an investment company founded in March 1962, general partner of CMNY Capital II, L.P., a small business investment company founded in June 1989, and chairman of CM Capital Corporation, an investment vehicle which he founded in March 1982, all of which are affiliated with Carl Marks & Co., Inc. Mr. Davidoff serves on the Board of Directors of Hubco Exploration, Inc., Marisa Christina Corporation and Rex Stores Corporation, all of which are publicly held corporations.

    JOHN B. FRIELING is the co-founder and has been the Managing Director of Deerfield Partners, LLC, an investment banking firm, since June 1997. From
June 1985 through June 1997, he was a founding member and Vice President of Bariston Associates, Inc., a Boston-based merchant banking firm. Prior to joining Bariston Associates, he was an associate in the acquisitions department of Winthrop Financial Associates. Prior thereto, Mr. Frieling practiced corporate law specializing in mergers, acquisitions and leveraged buyouts. He currently serves on the Boards of Directors of Touch Technology
International, Inc., a Phoenix-based company that is a leader in transaction processing for smart card applications, and DC Fabricators, LLC, a New Jersey-based manufacturer of equipment for use in nuclear submarines.
Mr. Frieling was also named as the Company's Chief Executive Officer on September 19, 2000.

EXECUTIVE OFFICERS OF THE COMPANY

    The following is a brief description of the business experience of each of the executive officers of the Company who does not serve as a director of the Company.

NAME                                          AGE      POSITION
----                                        --------   --------
John B. Frieling..........................     45      Chief Executive Officer of the Company
D. Brian Plunkett.........................     43      Vice President and Chief Financial Officer
                                                       of the Company
Brian M. Bobeck...........................     32      Vice President--Engineering of the Company
David S. Laible...........................     34      Vice President--Sales of the Company

    D. BRIAN PLUNKETT served as the Chief Financial Officer, Vice President, Treasurer and Assistant Secretary of Aquis Communications, Inc. from January 1, 1999 until its merger with the

Company, and as Vice President and Chief Financial Officer of the Company since that time. Prior thereto, he had been the Chief Financial Officer for NationPage, Inc., from January 1995. For more than ten years prior thereto, Mr. Plunkett was employed by PageAmerica Group, Inc., a publicly traded, FCC licensed facilities-based wireless provider where he served as Vice President of Finance and Principal Accounting Officer. Mr. Plunkett is a Certified Public Accountant.

    BRIAN M. BOBECK has been Vice President--Engineering, of the Company and its predecessor since January 1999. During 1998, Mr. Bobeck was Director of Technical Services for Vanguard Cellular. From 1996 to 1998, Mr. Bobeck was Director of Engineering for NationPage Inc. Prior thereto, Mr. Bobeck was Operations Manager for C-TEC Corporation, an independent local exchange carrier.

    DAVID S. LAIBLE has been Vice President--Sales of the Company and its predecessor since January 1999. From April 1996 to December 1998, Mr. Liable was Director of Sales for Bell Atlantic Paging. Prior thereto, Mr. Laible was Director--Indirect for Bell Atlantic Mobile.

                             EXECUTIVE COMPENSATION

    The following tables sets forth a summary of the compensation paid or accrued for the fiscal years ended December 31, 1999, 1998 and 1997 by the Company to or for the benefit of each person who served as chief executive officer during the fiscal year ended December 31, 1999 and the other executive officers of the Company whose cash compensation exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                             ----------------------------------------
                                                                                     AWARDS               PAYOUTS
                                                                             ----------------------   ---------------
                                                 ANNUAL COMPENSATION         RESTRICTED
                                            ------------------------------      STOCK      OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR      SALARY     BONUS     AWARD(S)($)   SARS(#)    COMPENSATION(i)
---------------------------                 --------   --------   --------   -----------   --------   ---------------
JOHN X. ADILETTA(ii)......................    1999     $222.922       -0-        -0-       430,683        $4,949
Former Chief Executive Officer                1998          N/A       N/A        N/A           N/A           N/A
                                              1997          N/A       N/A        N/A           N/A           N/A

D. BRIAN PLUNKETT.........................    1999     $141,667       -0-        -0-       316,762           -0-
Chief Financial Officer                       1998          N/A       N/A        N/A           N/A           N/A
                                              1997          N/A       N/A        N/A           N/A           N/A

RICHARD J. GIACCHI(iii)...................    1999     $101,553       -0-        -0-           -0-           -0-
President and Executive Officer               1998     $171,000       -0-        -0-           -0-           -0-
                                              1997     $143,000       -0-        -0-           -0-           -0-

BRIAN M. BOBECK...........................    1999     $111,458       -0-        -0-        53,500        $3,129
Vice President--Engineering                   1998          N/A       N/A        N/A           N/A           N/A
                                              1997          N/A       N/A        N/A           N/A           N/A

DAVID S. LAIBLE...........................    1999     $101,577   $31,000        -0-        53,500        $3,977
Vice President--Sales                         1998          N/A       N/A        N/A           N/A           N/A
                                              1997          N/A       N/A        N/A           N/A           -0-

LYNN SZAFRAN..............................    1999     $ 92,500   $15,511        -0-        53,500        $2,551
Vice President--Operations                    1998          N/A       N/A        N/A)          N/A           N/A
                                              1997          N/A       N/A        N/A           N/A           N/A

------------------------

(i) Represents matching contributors to the Company's 401(k) plan.

(ii) Mr. Adiletta served as President and Chief Executive Officer from
    March 31, 1999 until November, 1999. Mr. Adiletta brought an arbitration proceeding against the Company seeking additional payments under his employment agreement. The Company and Mr. Adiletta have resolved all issues related to Mr. Adiletta's claim pursuant to a Settlement Agreement dated as of April 4, 2000.

(iii) Mr. Giacchi served as President and Chief Executive Officer until
    March 31, 1999. Does not include options to purchase 50,000 shares of Common Stock granted to Mr. Giacchi in settlement of claims under his employment agreement subsequent to his resignation as an officer of the Company.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

    The following stock options were granted to the Named Executive Officers during the year ended December 31, 1999.

                                     # OF
                                  SECURITIES     # OF TOTAL
                                  UNDERLYING       OPTIONS       EXERCISE                      GRANT DATE
                                   OPTIONS       GRANTED TO      PRICE PER                      PRESENT
                                   GRANTED      EMPLOYEES IN       SHARE                         VALUE
NAME                                 (#)       FISCAL YEAR (%)    ($/SH)     EXPIRATION DATE     ($)(4)
----                              ----------   ---------------   ---------   ---------------   ----------
John X. Adiletta(5).............    355,683         33.6%          1.125     January 4, 2009     364,200
                                                     7.1%          1.375     August 31, 2009      93,375
D. Brian Plunkett...............    266,762         25.2%          1.125     January 4, 2009     273,150
                                     50,000          4.7%          1.375     August 31, 2009      62,250
Richard J. Giacchi..............         --           --              --           --                 --
Brian M. Bobeck.................     53,500            5%           1.00     May 4, 2009          48,850
David S. Laible.................     53,500            5%           1.00     May 4, 2009          48,850
Lynn Szafran....................     53,500            5%           1.00     May 4, 2009          48,850

------------------------

(4) The valuation method used was the Black-Scholes option pricing model. The calculations are based on the following factors as of the grant date:
    (i) the expected exercise of the options within three years; (ii) the risk-free interest rate using treasury note rate of 5.5% over the expected term of the options; (iii) the current price of the stock was $1.125 with its expected volatility at 20.54%; (iv) there was no risk of forfeiture; and
    (v) dividend yield was not applicable as dividends are not expected.

(5) The Options granted to Mr. Adiletta terminated upon the end of his service as President and Chief Executive Officer in November, 1999. Pursuant to a Settlement Agreement between the Company and Mr. Adiletta dated April 4, 2000, 55,000 of those options were reinstated at an exercise price of $1.125 per share.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND 1999 FISCAL YEAR-END OPTION
                                     VALUES

    The table below sets forth information relating to the exercise of options during the year ended December 31, 1999 by each Named Executive Officer and the year-end value of unexercised options.

                                                                   # OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-
                                                                 UNEXERCISED OPTIONS AT FISCAL      MONEY OPTIONS AT FISCAL
                       SHARES ACQUIRED ON                                   YEAR END               YEAR END ($) EXERCISABLE/
NAME                      EXERCISE (#)      VALUE REALIZED ($)   (#) EXERCISABLE/ UNEXERCISABLE          UNEXERCISABLE
----                   ------------------   ------------------   ------------------------------   ----------------------------
John X. Adiletta.....  None                 None                            0 / 55,000                      0 / 292,050
D. Brian Plunkett....  None                 None                           0 / 316,762                    0 / 1,669,256
Richard J. Giacchi...  None                 None                                 0 / 0                            0 / 0
Brian M. Bobeck......  None                 None                            0 / 53,500                      0 / 290,773
David S. Laible......  None                 None                            0 / 53,500                      0 / 290,773
Lynn Szafran.........  None                 None                            0 / 53,500                      0 / 290,773

EMPLOYMENT ARRANGEMENTS

    Effective as of January 4, 2000, the Company entered into an employment agreement with Nick T. Catania to employ him as President and Chief Executive Officer of the Company, with annual base compensation of $200,000. In addition, Mr. Catania was granted ten-year stock options to purchase 900,000 shares of the Company's common stock, which vest over three years. Of the options, 300,000 are currently exercisable at $0.75 per share.

    In the event of a change in control in the Company, all options will immediately vest and will be exercisable at the average exercise prices of all previously vested options at the time of the change in control. The employment agreement is for a one-year term, with successive renewal periods of one-year unless terminated by either the Company or Mr. Catania at least 60 days prior to the scheduled expiration of the agreement. Mr. Catania resigned as the Company's President and Chief Executive Officer on September 22, 2000. Pursuant to the terms of his separation agreement with the Company, Mr. Catania retained options to purchase 300,000 shares of the Company's common stock and options to purchase 600,000 shares of common stock previously granted to Mr. Catania were cancelled.

    D. Brian Plunkett, the Company's Chief Financial Officer, entered into an employment Agreement with BAP Acquisition Corp. in November 1998, pursuant to which he currently receives a base salary of $175,000 (subject to a minimum upward adjustment of 5% annually). Mr. Plunkett is also eligible for such bonus compensation as may be determined by the Board of Directors from time to time. The employment agreement terminates on December 31, 2001. In conjunction with the execution of the Employment Agreement, Mr. Plunkett was awarded options to purchase BAP Acquisition Corp. common stock, which options, following the merger of BAP Acquisition Corp. into a subsidiary of Paging Partners Inc. in March 1998, now represent the right to purchase 266,762 shares of the Company's common stock. The options vest over a three-year period from the date of the employment agreement.

    Effective as of June 15, 1999, Aquis Communications, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement with John Hobko to employ Mr. Hobko as Executive Vice President--Sales of Aquis
Communications, Inc. with an annual base salary of $150,000. In addition, Mr. Hobko entered into a Stock Option and Restriction Agreement pursuant to which he was granted ten-year options to purchase 53,500 shares of the Company's common stock, which options vest over three years. The employment agreement is for a three-year term. In conjuction with the Company's sale of the internet related assets of Aquis IP Communications, Inc., in September 2000 to an investment group headed by Mr. Hobko and John B. Frieling, a director of the Company, Mr. Hobko resigned his position effective August 31, 2000, and the Company's obligation to compensate Mr. Hobko ceased as of such time.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The Company's Compensation Committee consists of Messers. Frieling and Salerno, each of which is an independent director of the Company. Except as set forth below, neither of these individuals had an "interlock" relationship to report during 1999. During 1999, the Company paid investment banking fees totaling $316,061 to Deerfield Capital, L.P. and Deerfield Partners, LLC.
Mr. Frieling serves as managing director of Deerfield Partners, LLC, which in turn serves as general partner of Deerfield Capital, L.P.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent (10%) of a class of the Company's equity securities registered under the Exchange Act to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent (10%) stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of copies of forms filed pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements during the fiscal year ended December 31, 1999 applicable to the Company's officers, directors and ten percent (10%) stockholders were complied with in a timely fashion them, except for certain reports, which include: Messrs. Egan, Frieling and Salerno failed to timely file a Form 4 and a Form 5 in connection with the grant of stock and stock options to them in December 1999.

                              CERTAIN TRANSACTIONS

    Deerfield Capital, LP, of which Mr. Frieling is a principal, and Deerfield Partners, LLC, of which Mr. Frieling is Managing Director, provided investment banking services to the Company in connection with certain of its completed and proposed acquisitions. During 1999, Deerfield Capital and Deerfield Partners were paid a total of $316,061 in fees for such services.

    On August 31, 2000, the Company completed the sale of the internet business assets of Aquis IP Communications, Inc. to a private investment group headed by John V. Hobko, Aquis IP's former president, and John B. Frieling, who at the time of the completion of the transaction was a director, and who was subsequently named as President and Chief Executive Officer, of the Company. The approximate purchase price for the assets, inclusive of cash purchase price and assumption of Aquis IP indebtedness, was $2,970,000. Mr. Frieling owns or controls an approximately 13% interest in the investment group.

    On September 19, 2000, Mr. John B. Frieling, a director of the Company, entered into an agreement establishing the economic terms of his employment as the Company's President and Chief Executive Officer. Pursuant to the agreement, the Company will pay Deerfield Partners a monthly amount of $17,500, issue to Mr. Frieling upon execution of the agreement options to purchase 300,000 shares of the Company's common stock at a price of $0.9625 per share (110% of the closing price for the Company's common stock on September 19, 2000). Options issued to Mr. Frieling for 150,000 shares vested immediately upon issuance, and options to purchase 25,000 shares of the Company's common stock will vest on the first day of each month, commencing October 1, 2000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of September 25, 2000, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock. Also set forth in the table is the beneficial ownership of all shares of the Company's outstanding stock, as of such date, of all officers and directors, individually and as a group.

                                                                 SHARES OWNED       PERCENTAGE OF
                                                              BENEFICIALLY AND OF    OUTSTANDING
NAME AND ADDRESS                                                   RECORD(1)           SHARES
----------------                                              -------------------   -------------
Patrick M. Egan.............................................        1,145,722(2)         6.5%
c/o Select Security, Inc.
1706 Hempstead Road
Lancaster, PA 17601

Select Paging Investors, L.P................................        1,758,735           10.0%
4718 Old Gettysburg Road
Mechanicsburg, PA 17055

Michael Salerno.............................................        1,879,303(3)        10.7%
c/o Select Paging Investors, L.P.
4718 Old Gettysburg Road
Mechanicsburg, PA 17055

John B. Frieling............................................        1,450,427(4)         8.2%
c/o Deerfield Capital, L.P.
20 North Main Street, Suite 120
Sherborn, MA 01770

                                                                 SHARES OWNED       PERCENTAGE OF
                                                              BENEFICIALLY AND OF    OUTSTANDING
NAME AND ADDRESS                                                   RECORD(1)           SHARES
----------------                                              -------------------   -------------
Deerfield Partners, LLC.....................................        1,425,427(5)         8.1%
20 North Main Street, Suite 120
Sherborn, MA 01770

Deerfield Capital, LP.......................................        1,143,124(6)         6.5%
20 North Main Street, Suite 120
Sherborn, MA 01770

Robert Green................................................        1,289,351            7.5%
c/o Robert Green Communications, Inc.
210 West Market Street
Pottsville, PA 17901

Robert Davidoff.............................................          217,672(7)         1.2%
Carl Marks & Co., Inc.
135 East 57th Street
New York, New York 10022

D. Brian Plunkett...........................................          105,589(8)            *
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

Brian M. Bobeck.............................................           53,500(9)            *
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

David S. Laible.............................................           53,500(9)            *
c/o Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsippany, NJ 07054

All Directors and Officers as a group (7 persons)...........        4,905,713           27.9%

------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Securities Exchange Act of 1934, and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 17,611,030 shares of Common Stock outstanding as of September 25, 2000.

(2) Includes 25,000 shares of Common Stock issuable upon the exercise of vested options. Excludes the shares beneficially owned by Deerfield Partners LLC ("Deerfield Partners"), in which Mr. Egan has a 4% equity interest.

(3) Includes 95,568 shares held of record by Mr. Salerno and 25,000 shares of Common Stock issuable upon exercise of vested options. Mr. Salerno is the Managing Director of Select Capital, Inc., which is turn is the general partner of Select Paging Investors, L.P. Mr. Salerno disclaims beneficial ownership of the 1,758,735 shares of Common Stock owned by Select Paging Investors, L.P. and Select Capital, Inc.

(4) Includes 25,000 shares of Common Stock issuable upon exercise of vested options. Mr. Frieling is the Managing Director of Deerfield Partners, which in turn is the general partner of Deerfield Capital, L.P. ("Deerfield Capital" and together with Deerfield Partners, the "Deerfield Entities"). Deerfield Partners is the record holder of shares and Deerfield Capital is the record holder of 780,280 shares. Also includes 362,844 shares owned by Sunstar One, L.L.C. which the Deerfield Entities have the right to acquire. Mr. Frieling disclaims any beneficial ownership of the shares of Common Stock owned by the Deerfield Entities.

(5) Includes 282,303 shares held of record by Deerfield Partners, LLC and 780,280 shares held of record by Deerfield Capital, L.P., of which Deerfield Partners LLC is general partner. Also includes 362,844 shares owned by Sunstar One, L.L.C. and which the Deerfield Entities have the right to acquire.

(6) Includes 780,280 shares held of record by Deerfield Capital, L.P. and 362,844 shares held of record by Sunstar One, L.L.C. which Deerfield Capital, L.P. has the right to acquire.

(7) Includes 75,088 shares held of record and 117,584 shares held of record by CMNY Capital II, L.P., an entity in which Mr. Davidoff is a partner.
    Mr. Davidoff disclaims beneficial ownership of the shares owned by CMNY Capital II, L.P. Also includes 25,000 issuable pursuant to options.

(8) Includes options to purchase 105,589 shares of Common Stock. Does not include options to purchase 211,173 shares of Common Stock which have not vested.

(9) Includes options to purchase 53,500 shares of Common Stock.

(*) Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK

    The following description summarizes material terms of our capital stock and is qualified in its entirety by reference to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

    Our certificate of incorporation authorizes us to issue 75,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. We are currently authorized to issue 100,000 shares of 7 1/2% Redeemable preferred stock.

    As of September 27, 2000: 17,611,030 shares of common stock were outstanding and 15,000 shares of 7 1/2% Redeemable preferred stock were outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share held of record at all meetings of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that are applicable to outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available to be paid.

    In the event of a liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the outstanding preferred stock. The holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

7 1/2% REDEEMABLE PREFERRED STOCK

    The material rights and preferences of our 7 1/2% Redeemable preferred stock are as follows:

    DIVIDENDS. The holders of our 7 1/2% Redeemable preferred stock are entitled to receive cumulative dividends, whether or not declared by our board of directors, at an annual rate of $7.50 per share. We are prohibited from paying dividends on any shares of stock having rights junior to the 7 1/2% Redeemable preferred stock until all accumulated dividends have been paid on the 7 1/2% Redeemable preferred stock.

    LIQUIDATION PREFERENCE. Upon our liquidation, dissolution, or winding up, the holders of Series A preferred stock and Series B preferred stock will be entitled to receive out of the assets available for distribution prior to and in preference to the holders of common stock, an amount equal to $100.00 per share, plus all accrued and unpaid dividends, subject to adjustment.

    REDEMPTION. We are required to redeem all of the 7 1/2% Redeemable preferred stock outstanding on January 31, 2002 at a redemption price equal to 100% of the then existing applicable liquidation preference, plus accrued and unpaid dividends to the date of redemption, subject to the legal availability of funds.

    Voting rights. Unless otherwise required by law, the holders of 7 1/2% Redeemable preferred stock have no right to vote on matters coming before the Company's common stockholders.

WARRANTS

    As of September 22, 2000, there were outstanding warrants to purchase (i) 100,000 shares of common stock at an exercise price of $1.50 per share, (ii) 900,000 shares of common stock at an exercise price of $2.30 per share, and (iii) 357,942 shares of common stock at an exercise price of $3.163 per share (subject to adjustment for certain anti-dilutive issuances).

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock and preferred stock is Continental Stock Transfer & Trust Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    Our certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of shares representing a majority of the voting power of the shares present or represented at a meeting in which directors are to be elected have the power to elect all the directors to be elected at such meeting, and no person may be elected without the support of holders of shares representing a majority of the voting power of the shares present or represented at such meeting.

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Chairman of the Board, the Chief Executive Officer, the President, the board of directors, or stockholders holding in the aggregate not less than 10% of the voting power of the company to call a special meeting of stockholders.

    Under Delaware law and our bylaws, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation to eliminate such actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholders' written consents, however, deters hostile takeover attempts. Without the availability of stockholders' actions by written consent, a holder or group of holders controlling a majority in interest of our capital stock would not be able to amend our bylaws or remove directors pursuant to a stockholder's written consent. Any such holder or group of holders would have to call a stockholders' meeting and wait until the notice periods determined by the board of directors pursuant to our bylaws prior to taking any such action.

PROVISIONS OF DELAWARE LAW

    Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation such as the Company from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

    - prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by:

       - persons who are directors and also officers and

       - employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    - on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

SECTION 203 DEFINES "BUSINESS COMBINATION" TO INCLUDE:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt of the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns (or within three years did beneficially own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

                              SELLING STOCKHOLDERS

    The following table sets forth as of October 3, 2000, except as otherwise noted: (1) the name of each selling stockholder, (2) the number of shares of Common Stock owned beneficially or of record by such selling stockholder (3) the number of shares of Common Stock offered by such selling stockholder hereunder, and (4) the number of Shares of Common Stock each selling shareholder will hold after sale of all of the Shares being sold in the offering. Other than as noted below, no selling stockholder will beneficially own more than one percent of the outstanding Common Stock upon consummation of the offering contemplated hereby.

                                                             NUMBER OF
                                                             SHARES OF       NUMBER OF      NUMBER OF SHARES
                                                            COMMON STOCK     SHARES OF       HELD BY SELLING
                                                            BENEFICIALLY    COMMON STOCK    SHAREHOLDER AFTER
ISSUED TO:                                                   OWNED (1)     OFFERED HEREBY       OFFERING
----------------------------------------------------------  ------------   --------------   -----------------
John Adiletta.............................................      937,225         937,225                  0
Deerfield Partners........................................      282,302         282,302                  0
Michael Salerno...........................................       95,568          95,568                  0
Robert Ortenzio...........................................      416,721         158,176            301,124(1)
R. A. Ortenzio............................................      411,121         153,176            295,524(1)
Martin Ortenzio...........................................      344,366          88,921            255,445(2)
John Ortenzio.............................................      300,524          42,579            257,954(2)
Deerfield Capital.........................................      780,280         780,280                  0
Patrick M. Egan...........................................    1,120,722       1,120,722                  0
Select Paging Partners, L.P...............................    1,758,735       1,758,735                  0
J. F. Grove, III..........................................      240,086         240,086                  0
J. F. Grove, Jr...........................................       31,500          31,500                  0
Teresa I. Grove, Trustee..................................      281,446         281,446                  0
Robert Greene.............................................    1,289,351       1,289,351                  0
R&S Limited Partnership...................................      111,151         111,151                  0
William Patton............................................       83,408          83,408                  0
Larry D. Dipetro..........................................       83,319          83,319                  0
Stephen G. Schueren.......................................      111,151         111,151                  0
Richard Owens.............................................      111,151         111,151                  0
Taylor Ventures, LLC......................................      149,769         149,769                  0
John Toedtman.............................................       55,575          55,575                  0
Carl Vissey...............................................      222,302         222,302                  0
Richard and Nancy Witwer..................................      111,150         111,150                  0
Carlisle Carrier Corp. ...................................      111,151         111,151                  0
James David Novinger......................................      111,151         111,151                  0
Roy K. Smoker.............................................      111,151         111,151                  0
James W. Lees.............................................      211,151         211,151                  0
Joseph Roda...............................................      111,151         111,151                  0
Floyd Warner..............................................       55,575          55,575                  0
SunStar One, L.L.C........................................    1,018,658       1,018,658                  0
John Hobko................................................       55,000          55,000                  0
Cary Landry...............................................       17,000          17,000                  0
Harold Randolph...........................................       13,000          13,000                  0
Michael Brady.............................................        3,862           3,862                  0
Mary Schick, Trustee......................................        3,862           3,862                  0
Suburban Connect, L.P.....................................      319,518         319,518                  0
Phillips Nizer Benjamin Krim & Ballon LLP.................      275,000         275,000                  0
                                                             ----------      ----------          ---------
TOTAL SHARES OFFERED......................................   11,746,153      10,636,115          1,110,038

--------------------------

(1) Represents approximately 1.7% of the Company's outstanding common stock as of October 3, 2000.

(2) Represents approximately 1.5% of the Company's outstanding common stock as of October 3, 2000.

                              PLAN OF DISTRIBUTION

GENERAL

    The distribution of the Common Stock by the selling stockholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on Nasdaq or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. The selling stockholders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act or pledge shares of Common Stock as collateral for margin accounts, and such shares of Common Stock could be resold pursuant to the terms of such accounts. The selling stockholders and any participating brokers and dealers may be deemed to be 'underwriters' as defined in Section 2(11) of the Securities Act.

    In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    Sales may be made on The Nasdaq Small Cap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Selling stockholders may be deemed underwriters in connection with resales of their shares.

    The common shares may be sold in one or more of the following manners:

    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer for its account under this prospectus; or

    - ordinary brokerage transactions and transactions in which the broker solicits purchases.

    In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

    Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

    In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

    The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for us by Buchanan Ingersoll Professional Corporation, Philadelphia, Pennsylvania.

                                    EXPERTS

    The balance sheets of Aquis Communications Group, Inc. and its predecessor as of December 31, 1999 and 1998 and the statements of operations and of cash flows for the three years in the period ended December 31, 1999 and the statement of changes in stockholders' equity for the years ended December 31, 1999 and 1998 included in this prospectus have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of SourceOne Wireless, Inc. for the years ended December 31, 1999 and 1998 included in this prospectus have been audited by Arthur Andersen, LLP, independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    We have included in our Certificate of Incorporation provisions to limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Our Certificate of Incorporation provides that Directors of our company will not be personally liable for monetary damages for breach of their fiduciary duty of directors, except for liability (i) for any breach of their duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

    The indemnification provided by our Bylaws would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the company pursuant our Certification of Incorporation or Bylaws, or the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                         INDEX TO FINANCIAL STATEMENTS

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                                     INDEX

Reports of Independent Accountants..........................       F-2

Consolidated Balance Sheets at December 31, 1999 and 1998...       F-3

Consolidated Statements of Operations for the three years
  ended December 31, 1999, 1998 and 1997....................       F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1999 and 1998............       F-5

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1999, 1998 and 1997....................       F-6

Notes to Consolidated Financial Statements..................       F-7

Condensed Consolidated Balance Sheets (Unaudited) at June
  30, 2000 and December 31, 1999............................      F-26

Condensed Consolidated Statements of Operations (Unaudited)
  for the six-month period ended June 30, 2000 and 1999.....      F-27

Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the six months ended June 30, 2000 and 1999...........      F-28

Notes to Condensed Consolidated Financial Statements........      F-29

                   SOURCEONE WIRELESS, INC. AND SUBSIDIARIES
                                     INDEX

Reports of Independent Certified Public Accountants.........      F-35

Consolidated Balance Sheets at December 31, 1998 and 1999...      F-36

Consolidated Income Statements for the three years ended
  December 31, 1997, 1998 and 1999..........................      F-37

Consolidated Statements of Capitalization for the three
  years ended December 31, 1997, 1998 and 1999..............      F-38

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1997, 1998 and 1999....................      F-39

Notes to Consolidated Financial Statements..................      F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity, and cash flows of Aquis Communications Group, Inc. and Subsidiaries ("Company") present fairly, in all material respects, the financial position of the Company at December 31, 1999 and December 31, 1998, and the results of its operations and cash flows for the year ended December 31, 1999 and the changes in stockholders' equity for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 28, 2000, except for
Note 22 for which the date is
September 27, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

    In our opinion, the accompanying statements of operations and cash flows of Bell Atlantic Paging, Inc. (the "Predecessor Company") present fairly, in all material respects, the results of its operations and cash flows for the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 12, 1999

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    973   $    --
  Accounts receivable (net of allowances of $939 and $490,
    respectively)...........................................     4,933     2,061
  Inventory, net............................................       228     2,076
  Acquisition escrow deposits...............................       200        --
  Prepaid expenses and other current assets.................     1,072     1,012
                                                              --------   -------
    Total current assets....................................     7,406     5,149
Property and equipment, net.................................    10,461    10,107
Intangible assets, net......................................    20,092    16,749
Deferred charges and other assets...........................     1,365       330
                                                              --------   -------
    Total assets............................................  $ 39,324   $32,335
                                                              ========   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt......................  $    508   $    --
  Accounts payable..........................................     6,750     1,769
  Accrued expenses..........................................     2,535       236
  Deferred revenue..........................................       930     1,033
  Customer deposits.........................................       577       577
  Notes payable to stockholders.............................        --       520
                                                              --------   -------
    Total current liabilities...............................    11,300     4,135
Long term debt..............................................    25,963        --
Note payable................................................        --     4,150
Payable to Bell Atlantic Corp. and affiliates...............        --    18,535
                                                              --------   -------
    Total liabilities.......................................    37,263    26,820
                                                              --------   -------
Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 and 80,000
    shares authorized in 1999 and 1998, respectively; none
    issued 1999, 78,000 issued and outstanding at December
    31, 1998................................................        --     5,830
  Common stock, $0.01 par value, 75,000,000 shares
    authorized, 16,551,000 and 22,000 issued and outstanding
    at December 31, 1999 and 1998, respectively.............       166        --
  Additional paid-in capital................................    13,195       221
  Accumulated deficit.......................................   (11,175)     (296)
  Note receivable from stockholder..........................      (125)     (240)
                                                              --------   -------
    Total stockholders' equity..............................     2,061     5,515
                                                              --------   -------
    Total liabilities and stockholders' equity..............  $ 39,324   $32,335
                                                              ========   =======

   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

                                                                    YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1999         1998          1997
                                                             ----------   -----------   -----------
                                                                          PREDECESSOR   PREDECESSOR
Revenues:
  Paging services..........................................  $   30,368     $23,309       $17,894
  Equipment sales..........................................         791       3,123         2,795
                                                             ----------     -------       -------
    Total revenues.........................................      31,159      26,432        20,689
                                                             ----------     -------       -------
Operating expenses:
  Paging services..........................................       7,753       4,968         4,401
  Technical................................................       5,317       3,482         2,023
  Cost of equipment sold...................................         947       2,709         2,873
  Selling and marketing....................................       3,881       3,394         2,844
  General and administrative...............................       7,676       5,657         4,211
  Depreciation and amortization............................      10,878       4,323         3,378
  Provision for doubtful accounts..........................         919       1,154           538
  Costs of abandoned acquisitions..........................       1,692          --            --
                                                             ----------     -------       -------
    Total operating expenses...............................      39,063      25,687        20,268
                                                             ----------     -------       -------
Operating (loss) income....................................      (7,904)        745           421
Interest expense, net......................................      (3,004)         --            --
Gain on sale of equipment..................................          29          --            --
                                                             ----------     -------       -------
(Loss) Income before income taxes and
  extraordinary item.......................................     (10,879)        745           421
Provision for income taxes.................................          --        (296)         (168)
                                                             ----------     -------       -------
Income before extraordinary item...........................     (10,879)        449           253
Extraordinary item, net of income taxes of $454............          --         682            --
                                                             ----------     -------       -------
NET (LOSS) INCOME..........................................  $  (10,879)    $ 1,131       $   253
                                                             ==========     =======       =======
NET LOSS PER COMMON SHARE:
  Basic and diluted........................................  $     (.76)
                                                             ==========
Weighted average common shares outstanding.                  14,233,000
                                                             ----------

   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                 COMMON STOCK          PREFERRED STOCK     ADDITIONAL                    NOTES          TOTAL
                            ----------------------   -------------------    PAID-IN     ACCUMULATED   RECEIVABLE-   STOCKHOLDERS'
                              SHARES      AMOUNTS     SHARES    AMOUNTS     CAPITAL       DEFICIT     STOCKHOLDER      EQUITY
                            -----------   --------   --------   --------   ----------   -----------   -----------   -------------
Balance as of January 1,
  1998 (date
  capitalized)............           99     $ --           --   $    --      $    --     $     --        $  --         $     --
Issuance of shares to the
  Founders of Aquis in
  connection with their
  individual stock
  subscriptions in January
  1998....................        7,991       --           --        --           --           --           --               --
Value ascribed to the
  issuance of shares to
  the Founders of Aquis In
  July 1998...............        2,910       --           --        --           39           --           --               39
Value ascribed to the
  issuance of shares in
  connection with the
  issuance of promissory
  notes in July 1998......        7,500       --           --        --          108           --           --              108
Value ascribed to the
  issuance of shares to
  one of the purchasers of
  preferred stock in
  November 1998...........        2,000       --           --       (54)          54           --           --               --
Value ascribed to the
  issuance of shares to
  one of the note holders
  in July 1998............        1,500       --           --        --           20           --           --               20
Issuance of preferred
  stock...................           --       --       78,000     5,884           --           --           --            5,884
Net loss..................           --       --           --        --           --         (296)          --             (296)
Notes received from
  stockholder in
  connection with the
  purchase of preferred
  stock...................           --       --           --        --           --           --         (240)            (240)
                            -----------     ----     --------   -------      -------     --------        -----         --------
Balance as of December 31,
  1998....................       22,000       --       78,000     5,830          221         (296)        (240)           5,515
Recapitalization completed
  in connection with the
  merger with Paging
  Partners March 31,
  1999....................   15,199,000      152      (78,000)   (5,830)      11,313           --           --            5,635
Shares issued in SunStar
  acquisition.............    1,150,000       12           --        --        1,550           --           --            1,562
Reduction of note due from
  stockholder in
  connection with
  settlement of claim.....           --       --           --        --           --           --          115              115
Shares issued to Directors
  on December 15, 1999....      180,000        2           --        --          111           --           --              113
Net loss..................           --       --           --        --           --      (10,879)          --          (10,879)
                            -----------     ----     --------   -------      -------     --------        -----         --------
Balance as of December 31,
  1999....................  $16,551,000     $166     $     --   $    --      $13,195     $(11,175)       $(125)        $  2,061
                            ===========     ====     ========   =======      =======     ========        =====         ========

   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999        1998          1997
                                                              --------   -----------   -----------
                                                                         PREDECESSOR   PREDECESSOR
Cash flows from operating activities:
  Net (loss) income.........................................  $(10,879)    $ 1,131       $   253
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Gain on sale of business................................        --      (1,136)           --
    Depreciation and amortization...........................    10,878       4,323         3,378
    Costs of abandoned business combinations................     1,692          --            --
    Amortization of deferred financing costs................       141          --            --
    Stock-based compensation................................       113          --            --
    Reduction of note due from stockholder..................       115          --            --
    Deferred income taxes...................................        --        (590)         (552)
    Provision for doubtful accounts.........................       919       1,154           538
    Provision for inventory obsolescence....................        --        (136)          316
    (Gain) loss on sale of property and equipment...........       (29)        232            49
    Changes in operating assets and liabilities, before
      effects of business acquisitions:
      Accounts receivable...................................    (3,479)     (1,238)         (699)
      Due from affiliates for trade.........................        --      (1,821)         (793)
      Inventory.............................................      (135)       (394)        1,416
      Prepaid expenses and other current assets.............        15        (543)           (5)
      Other assets..........................................        --          --             7
      Accounts payable and accrued expenses.................     5,579       1,160           (11)
      Income taxes payable..................................        --         848           247
      Intercompany payable..................................        --        (569)         (581)
      Deferred revenues and customer deposits...............      (287)         35          (186)
                                                              --------     -------       -------
        Net cash provided by operating activities...........     4,643       2,456         3,377
                                                              --------     -------       -------
Cash flows from investing activities:
  Business acquisitions.....................................   (18,940)         --            --
  Acquisition of property, equipment and licenses...........    (2,275)     (4,217)       (4,930)
  Deferred business acquisition costs.......................    (2,230)         --            --
  Acquisition escrow deposits...............................      (200)         --            --
  Sale of property and equipment............................       345         236           200
                                                              --------     -------       -------
        Net cash used by investing activities...............   (23,300)     (3,981)       (4,730)
                                                              --------     -------       -------
Cash flows from financing activities:
  Issuance of long term debt................................    26,615          --            --
  Repayment of notes payable to stockholders................      (520)         --            --
  Repayment of notes payable................................    (4,150)         --            --
  Repayment of long term debt...............................      (144)         --            --
  Repayment of capital lease obligation.....................    (1,506)         --            --
  Deferred financing costs..................................      (665)         --            --
  Due to affiliates.........................................        --       1,564         1,339
                                                              --------     -------       -------
        Net cash provided by financing activities...........    19,630       1,564         1,339
                                                              --------     -------       -------
Net increase (decrease) in cash and cash equivalents........       973          39           (14)
Cash and cash equivalents--beginning of year................        --          31            45
                                                              --------     -------       -------
Cash and cash equivalents--end of year......................  $    973     $    70       $    31
                                                              ========     =======       =======

   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS:

    Aquis Communications Group, Inc. (the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it operates two regional paging systems providing one-way wireless alpha and numeric messaging services in portions of thirteen states principally in the Northeast and Mid-Atlantic regions of the United States, as well as the District of Columbia. The Company has recently entered the Midwestern region through a purchase of certain assets completed on January 31, 2000, the Company has expanded its geographical reach to six additional states in the mid-west. The Company, resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements, and sells internet access services through a wholly-owned subsidiary. Its customers include individuals, businesses, government agencies, hospitals and resellers.

    On March 31, 1999, a wholly owned subsidiary of Paging Partners Corporation ("Paging Partners"), merged with Aquis Communications, Inc. ("ACI") in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. (the "Company"). The historical financial statements prior to March 31, 1999, are those of ACI. ACI had no operating activities prior to the acquisition of BAPCO on December 31, 1998. The statements of operations and of cash flows for the years ended December 31, 1998 and 1997 represent the financial statements of the Predecessor Company for such periods. The Predecessor Company financial statements include allocations of certain Bell Atlantic Corporation ("Bell Atlantic") revenues and expenses. Management believes that these allocations are reasonable. However, the revenues and expenses allocated are not necessarily indicative of the revenues and expenses that would have been earned or incurred if the Predecessor Company had performed or procured these functions as a separate entity.

    On June 15, 1999, a wholly-owned subsidiary of the Company entered into a stock purchase agreement with SunStar Communications, Inc. in a transaction that was accounted for as a purchase.

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and reflect the merger with Paging Partners, as well as the acquisition of SunStar Communications, Inc., and the acquisition of the net assets of Bell Atlantic Paging, Inc. ("BAPCO" or the "Predecessor Company") on December 31, 1998. All material intercompany accounts and transactions have been eliminated in consolidation.

    The Company's principal source of liquidity at December 31, 1999 included cash and cash equivalents of about $1,000 and its ability to generate cash from operations, which totaled $4,643 during 1999. The Company believes that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements through at least the end of 2000. However, if cash from operations is not sufficient to fund the planned growth of the core business and the internet business or if the Company experiences further deterioration of its average revenue per unit ("ARPU") or if certain contingencies are resolved unfavorably, the Company is prepared to implement an alternative business plan (the "Alternative Plan"). The Alternative Plan calls for the sale of the internet subsidiary and other assets and for a reduction of planned marketing expenditures and capital expenditures. Cash requirements of the paging business may vary materially from those now planned as a result of unforeseen changes that

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS: (CONTINUED) could consume a significant portion of available resources or as a result of an increased rate of attrition of the customer base.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REVENUE RECOGNITION

    Paging service revenues include airtime for paging services, rental fees for leased paging equipment, and various other fees for such enhanced features as alpha dispatch services, loss protection and maintenance, and voice mail. These revenues are recognized as the services are performed or ratably over time in the case of rental fees. Revenues related to pre-billed services are deferred until earned. Equipment revenue is recognized when the equipment is delivered to the customer.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities. These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such reported amounts as the allowance for doubtful accounts, allowances for asset obsolescence or impairment, the tax benefit valuation allowance, and useful lives of fixed assets or amortization periods for intangible assets. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of 90 days or less are considered to be cash equivalents.

    INVENTORY

    Inventory consists primarily of new pagers held for sale or lease. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of depreciation and amortization. The property and equipment acquired through merger or business combination is recorded at estimated fair value. Included are the Company's rental pagers, paging network assets, data processing equipment, office furniture and equipment, and leasehold improvements. These assets are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Costs to repair or maintain assets without adding to their lives or improving their value are expensed as incurred. Upon the sale or other disposal of property or equipment, the cost and related accumulated depreciation or amortization

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) is eliminated from the accounts and any related gain or loss is reflected in the Company's results of operations.

    DEFERRED CHARGES

    Certain costs directly related to pending business acquisitions are deferred until the acquisition is completed or abandoned. If completed, such costs are considered part of the cost to acquire the business. Costs associated with abandoned acquisition efforts are written off. Costs and fees related to financing activities are amortized over the term of the related loan.

    CAPITALIZED SOFTWARE

    The cost to acquire computer software used in the Company's operations is capitalized and amortized over three years. Accumulated amortization totaled $45 at December 31, 1999.

    INCOME TAXES

    Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, the balance sheet will reflect anticipated tax impacts of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences will reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Aquis' financial instruments include cash and cash equivalents, accounts and notes receivable. The fair value of these instruments approximate their carrying values due to their short-term nature. Because the Company has floating rate debt, the carrying amount of long-term borrowings also approximates fair value.

    CONCENTRATION OF RISK

    The Company utilizes one provider of nationwide paging services to fulfill the majority of its requirements for this service. Although there are a limited number of other nationwide carriers, Management believes that other carriers could provide similar services under comparable terms. However, a change in vendor or carrier could cause a delay in service provisioning or a possible loss of revenue, which could adversely effect operating results. The Company maintains its cash and cash equivalents in one commercial bank and one money market fund that invests primarily in high quality money market instruments, including securities issued by the US government. No single customer is large enough to present a significant financial risk to Aquis.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ADVERTISING COSTS

    Costs associated with advertising in Yellow Pages or similar directories are amortized ratably over the periods during which the directories are in current circulation. Other costs for such items as direct mail ads or promotional items are expensed as incurred. Total advertising expenses totaled $118, $71, and $82 in 1999, 1998 and 1997, respectively.

    LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the estimated fair value and the carrying value of the asset.

    STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based awards issued to non-employees. Compensation costs charged against earnings totaled $127 in 1999. Further, Aquis has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

    RECENT ACCOUNTING PRONOUNCEMENT

    In December, 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", amended in March, 2000, which provides guidance on the application of generally accepted accounting principles to revenue recognition in financial statements. The Company will adopt SAB 101 in the second quarter of 2000 and believes that adoption will not have a significant effect on its consolidated results of operations or its financial position.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

3.  MERGER AND RECAPITALIZATION:

    On November 6, 1998, ACI entered into a merger agreement with Paging Partners and its wholly-owned subsidiary whereby each share of ACI common stock was exchanged for 88.92076 shares of Paging Partners' common stock (the "Merger"). The Merger was consummated on March 31, 1999, and has been accounted for as a recapitalization of Paging Partners with ACI as the acquirer (reverse acquisition) under the purchase method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations."

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

3.  MERGER AND RECAPITALIZATION: (CONTINUED)
    The aggregate purchase price of $6,124, which includes transaction costs, has been allocated to the net assets acquired based upon their estimated fair market values. The purchase price was determined by using the average quoted stock price of Paging Partners a few days before and after the date of the Merger. The assets and liabilities recorded in connection with the purchase price allocation are based on estimated fair value. Intangible assets of approximately $5,038 (principally customer lists and FCC licenses are being amortized over three to ten years on a straight-line basis.

    The following unaudited pro forma information presents a summary of the results of operations as if the Paging Partners merger occurred on January 1, 1998.

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                           1999        1998
                                                         --------   -----------
                                                                    PREDECESSOR
Revenue................................................  $ 33,433     $36,334
Net loss...............................................  $(11,309)    $(7,427)

Net loss per common share..............................  $  (0.72)

    The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 1998.

4.  PREDECESSOR COMPANY ACQUISITION:

    On December 31, 1998, ACI acquired the net assets of BAPCO and the paging frequencies and the paging network infrastructure owned by various Bell Atlantic operating telephone companies for approximately $29,200, including transaction costs. The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16. The aggregate purchase price was allocated to the net assets acquired based on their estimated fair market values.

    Subsequent to the acquisition and during the quarter ended June 30, 1999, Bell Atlantic and ACI completed negotiations and settled certain post-closing disputes. These negotiations pertained to the reimbursement to BAPCO and assumption by ACI of certain liabilities in excess of amounts originally acknowledged by ACI, and resulted in ACI's assumption of certain additional current liabilities. On June 30, 1999, the Company paid the settlement amount in full and, in addition, exercised its negotiated right to prepay the outstanding balance of the purchase price at a significantly discounted amount. Funding for retirement of this debt was provided through the credit facility described in note 11. This settlement did not have a material effect on the Company's financial position or the results of its operations or cash flows.

5.  MERGERS AND ACQUISITIONS:

    SUNSTAR COMMUNICATIONS, INC.:

    On June 15, 1999, a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement (the "Agreement") with SunStar Communications, Inc. ("SunStar"), an Arizona corporation

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

5.  MERGERS AND ACQUISITIONS: (CONTINUED)
and SunStar One, LLC., an Arizona limited liability company. SunStar sells secure internet services over an intelligent private network, provides dial-up internet access services to corporate and individual subscribers and can provide enhanced security standards for user authentication. Total consideration paid for all of the outstanding stock of SunStar was $275 cash and 1,150,000 shares of the Company's common stock. The aggregate purchase price, including transaction costs, has been allocated to the net assets acquired based on their estimated fair market values. Intangible assets of approximately $2,066 are being amortized on a straight-line basis over three to 10 years.

6.  BUSINESS DEVELOPMENTS:

    SOURCEONE WIRELESS:

    On January 31, 2000, the Company completed the acquisition of certain assets of SouceOne Wireless, a facilities-based provider of one-way paging services to subscribers in certain Midwestern states. Previously, on August 2, 1999, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") and Agreement Pending Purchase Closing (the "Agreement") with SourceOne Wireless, Inc. and two of its affiliates ("SOWI"). SOWI and its affiliates filed voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court in the Northern District of Illinois between April 29 and July 2, 1999. Pursuant to the Agreement, the Company managed the day-to-day operations of certain SOWI businesses pending the closing of the associated Purchase Agreement. This closing was subject to various approvals, including that of the Bankruptcy Court and the FCC. During the management period, a reduction of the purchase price was negotiated, and resulted in a reduced price of $2,250 in cash and 15,000 shares of the Company's 7.5% cumulative preferred stock valued at $1,500. Acquisition costs totaling about $502 were deferred at December 31, 1999, and will be treated as a cost of the assets acquired on January 31, 2000. Costs to acquire the assets of SourceOne Wireless were capitalized at December 31, 1999, including an escrow deposit of $200, since this transaction was closed on January 31, 2000.

    The Company had entered into various negotiations and agreements related to potential value-driven acquisitions or mergers in 1999 with candidates including ABC Paging, Inc, Francis Communications Texas, Inc. Intelispan, Inc., COMAV Corporation, SourceOne Wireless, Inc. and related entities holding economic interests in these entities. Several of these negotiations were terminated as the business development requirements or the underlying businesses of the potential acquiree and the Company changed during the course of the discussions. Acquisition costs and deposits totaling $1,692 related to uncompleted transactions were charged against earnings in 1999.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

7.  PROPERTY AND EQUIPMENT:

    As of December 31, 1999 and 1998, property and equipment consists of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Rental pagers (3 years)...................................  $ 7,605    $ 4,847
Paging network equipment (7 years)........................    8,082      4,441
Data processing equipment (2-5 years).....................    1,096        508
Furniture, fixtures and office equipment (5 years)........      326         --
Leasehold improvements (various)..........................      435        311
Other.....................................................       17         --
                                                            -------    -------
                                                             17,561     10,107
Less accumulated depreciation.............................    7,100         --
                                                            -------    -------
                                                            $10,461    $10,107
                                                            =======    =======

8.  INTANGIBLE ASSETS:

    Intangible assets consist of the following as of December 31, 1999 and 1998:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
FCC licenses and State certificates (10 years)............  $15,854    $12,238
Customer lists (3 years)..................................    5,681      4,511
Goodwill (10 years).......................................    1,996         --
                                                            -------    -------
                                                             23,531     16,749
Less accumulated amortization.............................    3,439         --
                                                            -------    -------
                                                            $20,092    $16,749
                                                            =======    =======

9.  DEFERRED CHARGES:

    At December 31, 1999 and 1998, deferred charges consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Deferred financing costs....................................   $  633      $110
Deferred acquisition costs..................................      502       220
Unamortized software and other costs........................      230        --
                                                               ------      ----
                                                               $1,365      $330
                                                               ======      ====

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

10.  COMMITMENTS AND CONTINGENCIES:

    The Company leases facilities and equipment used in its operations. Many lease agreements include renewal options with Consumer Price Index related rent escalations. At December 31, 1999, the aggregate future minimum rental commitments under non-cancelable operating leases were as follows:

YEARS
-----
2000........................................................   $2,013
2001........................................................    1,137
2002........................................................      780
2003........................................................      352
2004........................................................      152
Thereafter..................................................       97
                                                               ------
                                                               $4,531
                                                               ======

    Rent expense was $2,874, $551 and $515 for 1999, 1998, and 1997, respectively.

    Pursuant to a certain obligation assumed through the Paging Partners merger, the Company is committed to a significant supplier of telephony services for a minimum annual usage and services volume valued at $240. Thereunder, and subject to attainment of the minimum volume, the Company receives certain significant discount pricing from this provider. The Company has historically exceeded, and is currently exceeding, that minimum commitment level. Commitments under this contract expire during the third quarter of 2000.

    The Company has also provisioned some of its communications circuits and other facilities from another provider. Under terms of this agreement, the Company has obtained certain volume pricing discounts in exchange for an agreement to utilize these facilities for a minimum period of three years beginning on December 31, 1998. Monthly fees incurred under this agreement totaled about $48 as of December 31, 1999.

    Various legal proceedings, claims and investigations related to services, contracts and other matters are pending against the Company. The most significant of these are discussed below:

    FRANCIS COMMUNICATIONS

    The Company has retained local counsel in Texas to represent it in a suit brought by Francis Communications Texas, Inc. and related interests ("Francis") in the U.S. District Court for the Western District of Texas. Francis alleges a breach of agreement to purchase its radio paging business and is seeking the original purchase price of $4,000 and additional monetary relief. Aquis terminated this agreement due to the failure of Francis to comply with certain conditions precedent to closing. Discovery is proceeding at this time. The Company believes that its termination of this agreement was within the terms of the purchase agreement and that the allegations made by Francis are without merit. Management does not expect the outcome of this lawsuit to have a material effect on its results of operations, cash flows or financial position.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

10.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    FONE ZONE COMMUNICATION CORP

    On February 18, 2000, Fone Zone Communication Corp. ("Fone") filed a lawsuit in the Supreme Court of the State of New York in Queens County. Aquis, on
March 23, 2000, had the venue of this action moved to the U.S. District Court for the Eastern District of New York. Fone, a former reseller of Aquis paging services and of the service of Paging Partners before its merger with Aquis, is seeking $1,000 in alleged damages as a result of the termination of its service and solicitation of its customers by Aquis. The Company discontinued service to Fone as the result of Fone's severe delinquency and ultimate failure to pay for such services. Management believes it will be able to recover the fully-reserved unpaid charges from Fone through its counterclaim and that the claims initiated by Fone are without sufficient grounds to support its claims. Management does not expect the outcome of this lawsuit to have a material effect on its results of operations, cash flows or financial position.

    ARBITRATION OF EMPLOYMENT AND OTHER CLAIMS

    On December 23, 1999, the Company's former President, who was also a Director and a Founder of the Company, filed for arbitration under the Rules of the American Arbitration Association. This former officer's claims were related to an alleged breach of an employment agreement, to wrongful discharge and to wrongful termination of health and welfare benefits including incentive stock options. A claim was filed for an amount to be proven at trial but in no event less than $1,762 plus compensatory and punitive damages. On April 4, 2000, the parties settled these claims before this matter proceeded to arbitration. Accordingly, Aquis has agreed provide this individual a payment of $25, a credit of $75 against his existing indebtedness to the Company, shares of the Company's common stock valued at $400, forgiveness of $115 of a note receivable from him, and agreed to replace 55,000 of the 485,000 options previously held by him, valued at $127. The Company continues to hold the balance of the note receivable in the reduced amount of $125, which is expected to be paid in full , net of applicable credits, during 2000. Accordingly, $742 has been charges against earning in the accompanying financial statements the period ended December 31, 1999.

11.  LONG-TERM DEBT:

    On October 23, 1998, ACI entered into a five-year term loan agreement (the "Senior Loan Agreement") with FINOVA Capital Corporation ("FINOVA") which provides a $30,000 credit facility. The FINOVA loan has a term of five years, and requires graduated increasing quarterly principal repayments ranging from
 .5% to 3.5% of outstanding principal beginning on July 1, 2000, with the balance due on December 31, 2003. The loan bears interest at a rate based on Citibank, N.A.'s corporate base rate plus 175 basis points. The Company may also elect to have interest on a part of the FINOVA loan based on a London Inter-Bank Official Overnight Rate plus 450 basis points. This term loan is collateralized by all of the Company's assets, presently owned and acquired subsequently, and all issued and outstanding equity interests in the Company's operating subsidiaries. The loan agreement also contains various covenants, including restrictions on capital expenditures and compliance with certain financial ratios. At December 31, 1999, the Company was not in compliance with certain ratios under this loan agreement.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

11.  LONG-TERM DEBT: (CONTINUED)
    In November 1999, in connection with the termination of negotiations related to various potential mergers, costs that were previously capitalized have been written off in 1999. During the third quarter of 1999, FINOVA modified certain financial covenants contained in the loan agreement to exclude the costs written off in connection with these abandoned business acquisitions and other specified charges when computing "Net Income" as defined in the amended loan agreement.

    On January 26, 2000, the FINOVA loan was amended in connection with the SourceOne Wireless acquisition. The Company borrowed an additional $2,450 from FINOVA on January 31, 2000 to consummate the acquisition (the "SourceOne Portion"). The effect of the amendment was to limit the facility to the amount outstanding after the SourceOne transaction, or a total of $27,765, to modify certain financial ratios and to set the interest rate on the SourceOne Portion to Citibank, N.A.'s corporate base rate plus 400 basis points. Additionally, a prepayment of principal of $1,250 (the "Special Prepayment") was defined that is to be applied to the SourceOne Portion. If the Special Prepayment is not made by June 8, 2000, the interest rate on the balance of the loan, excluding the SourceOne Portion, increases to Citibank, N.A.'s corporate base rate plus 225 basis points. Similar increases are scheduled for July 8 and August 8, with a final increase to 375 basis points over that base rate if the payment is not made by September 8, 2000.

    During the second quarter of 1999, the Company refinanced the capital lease obligations that were assumed as a result of the merger with Paging Partners. Terms of the new obligation (the "Installment Loan") include a principal amount of $1,300, a 60-month repayment schedule, an interest rate indexed to the yield for five year Treasury Notes, and is collateralized by the underlying equipment.

    The balance outstanding at December 31, 1999 under borrowings of the Senior Debt Agreement was $25,315. The remaining balance of long term debt outstanding consisted principally of borrowings made pursuant to the Installment Loan. Principal maturities of the senior debt and the Installment Loan are as follows:

2000........................................................  $   508
2001........................................................    2,215
2002........................................................    3,447
2003........................................................   20,236
2004........................................................       65
                                                              -------
                                                              $26,471
                                                              =======

    The Seller Note in the amount of $4,150 due as a result of the acquisition of the paging assets from BAPCO was settled and paid in full on June 30, 1999.

12.  RELATED PARTY TRANSACTIONS:

    The Company was provided with various investment banking services by a firm with which a certain member of the Board of Directors was affiliated. During 1999, fees incurred under this arrangement totaled approximately $411, of which $45 was payable at December 31, 1999.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

12.  RELATED PARTY TRANSACTIONS: (CONTINUED)
    The Company was also provided with legal services by a firm in which a member of the Board of Directors was a partner. During 1999, fees incurred under this arrangement totaled approximately $1,935, of which $1,052 was payable at December 31, 1999. In January, 2000, this outstanding amount was settled through cash payments totaling $205, the issuance of a note payable in the face amount of $350 payable in 20 equal monthly installments bearing interest at the rate of 8.5%, and the issuance of 275,000 shares of the Company's common stock valued at $380.

    During 1999, Aquis received $500 from a limited liability company in which a minority member is a partnership whose managing partner is also a member of the Company's Board of Directors. These funds represent earnest money for a potential sale of one of the Company's subsidiaries. This advance has been included as a current liability in the accompanying balance sheet at December 31, 1999.

    Three stockholders and members of the Board of Directors were each granted 60,000 shares of the Company's common stock on December 15, 1999 as compensation for interim management services rendered during the Company's search for a President and CEO in the later part of 1999. Based on the fair value of the Company's common stock on the date of grant, current year earnings were charged $112,500 for these services.

    In 1998 and 1997, BAPCO was allocated certain costs from its parent organization for certain administrative, management and other services. These allocated costs were based on relative staff size or on relative revenues, and totaled $215 and $161, respectively. The management of BAPCO believes that these allocated costs were reasonable. However, the costs for the services provided are not necessarily indicative of the costs that would have been incurred if the services had been provided by unaffiliated entities.

    Significant transactions with affiliates in 1998 and 1997 are summarized as follows:

                                                                1998       1997
                                                              --------   --------
Revenues from affiliates....................................   $3,622     $2,406
Revenues from BAM, a reseller of BAPCO services.............    2,724      2,114
Network charges.............................................    3,933      3,750
Telecommunications expenses.................................      194        247
Data processing charges.....................................      216        181

13.  NOTES PAYABLE TO STOCKHOLDERS:

    On July 7, 1998, Aquis completed an offering in which it issued $750 face amount, 15% promissory notes due on December 31, 1998, and 7,500 shares of common stock at $1 per share to the note holders. Further, one of the note holders purchased 1,500 shares of common stock at par value ($.001). In addition to the $7 of cash proceeds received, a value of $121 was ascribed to the issuance of these shares and was recorded as an original issue discount on the notes payable, and amortized over the life of the notes. The proceeds from the offering were used for working capital , acquisitions, and general corporate purposes. In connection with the acquisition of BAPCO, these notes and related interest were paid on December 31, 1998 concurrent with the closing of the acquisition of BAPCO. Pursuant to

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

13. NOTES PAYABLE TO STOCKHOLDERS: (CONTINUED) the note agreements, as amended, a 10% premium on the promissory notes was also paid upon maturity and was recorded as additional interest over the life of the notes.

    Concurrent with the repayment of these notes, Aquis issued an additional $520 of notes to stockholders for working capital purposes. Those notes provided interest at 15%, and were paid at the time of closing of the Paging Partners merger.

14.  INCOME TAXES:

    At December 31, 1999, the Company had Federal net operating loss carryforwards for tax purposes of approximately $13,000 that expire between 2009 and 2014. Approximately $8,550 of this total consists of pre-acquisition losses that are subject to restrictions imposed by Section 382 of the Internal Revenue Code that limit utilization of such carryforwards to about $300 annually. During the prior period, the income and expenses of the Predecessor Company were included in the consolidated Federal and certain combined state income tax returns of its parent and the prior year provisions for income taxes have been calculated on a separate return basis herein.

    The provision for income taxes is summarized as follows:

                                                        1999       1998       1997
                                                      --------   --------   --------
Federal:
  Current...........................................  $    --     $1,235     $ 564
  Deferred (benefit), net...........................   (3,756)      (647)     (433)
  Valuation allowance...............................    3,756         --        --
                                                      -------     ------     -----
    Total Federal...................................       --        588       131
                                                      -------     ------     -----

State:
  Current...........................................  $    --     $  337     $ 157
  Deferred (benefit), net...........................     (898)      (179)     (120)
  Valuation allowance...............................      898         --        --
                                                      -------     ------     -----
    Total State.....................................       --        158        37
                                                      -------     ------     -----
Total provision for income taxes....................  $    --     $  746     $ 168
                                                      =======     ======     =====

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

14.  INCOME TAXES: (CONTINUED)
    Significant components of deferred tax assets and liabilities as of December 31, 1999 are as follows:

                                                               1999       1998
                                                             --------   --------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $   396     $   --
  Seller note..............................................       --      1,646
  Depreciation.............................................      815         --
  Net operating loss carryforwards.........................    5,487         --
  Settlement reserve.......................................      264         --
  Other--net...............................................       33         --
                                                             -------     ------
    Total deferred tax assets..............................    6,995      1,646
  Deferred tax liabilities--amortization of intangibles....   (1,029)        --
                                                             -------     ------
  Net deferred tax assets before valuation allowance.......    5,966      1,646
  Valuation allowance......................................   (5,966)        --
                                                             -------     ------
Net deferred tax asset.....................................  $    --     $1,646
                                                             =======     ======

    A reconciliation from the Federal income tax provision at the statutory rate to the effective rate is as follows:

                                                           1999          1998          1997
                                                         --------      --------      --------
Tax (benefit) at Federal statutory rate................   (34.0)%        34.0%         34.0%
State income taxes, net of Federal tax benefit.........      --           6.0%          6.0%
Permanent differences..................................     0.4%           --            --
Valuation allowance....................................    33.6%           --            --
                                                          -----          ----          ----
Effective tax rate.....................................      --          40.0%         40.0%
                                                          =====          ====          ====

    As of December 31, 1999, the Company recorded no deferred tax asset. The future expected benefit from the realization of the net operating losses was fully offset by a related valuation allowance. A full valuation allowance was recorded due to management's uncertainty about the realizability of the related tax benefits as of December 31, 1999. However, the amount of the deferred tax assets considered realizable could be adjusted in the future if estimates of taxable income are revised.

15.  STOCK SUBSCRIPTIONS:

    On January 30, 1998, Aquis entered into three stock subscription agreements with the Founders and issued 7,991 shares of common stock at par value. On
July 7, 1998, the Founders purchased 2,910 additional shares at par value. Aquis recognized a compensation charge of $22 for 1,635 of the shares that were issued to an officer of Aquis. In addition, a value of $17 was ascribed to the 1,275 shares issued to the other two Founders and was netted against the proceeds from the issuance of the Series A Convertible Preferred Stock.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

16.  PREFERRED STOCK:

    On October 16, 1998, the Board of Directors authorized up to 80,000 shares of preferred stock to be designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") at $80 per share ("Original Issue Price"). Each holder of these shares shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by each holder are convertible. Each share of Series A Preferred Stock may be converted at the election of the holder at any time into a number of shares of common stock determined by dividing the Original Issue Price by the Applicable Conversion Price ("Applicable Conversion Price"). The initial Applicable Conversion Price is $80 per share. Adjustments to the Applicable Conversion Price are based upon a formula noted in the Preferred Stock Purchase Agreement. A mandatory conversion of the Series A Preferred Stock into common stock may occur in the event of any one of the following circumstances: (1) the request of at least two-thirds of the holders of the outstanding Series A Preferred Stock, (2) the consummation of the Paging Partners transaction, or (3) the closing of the sale of shares of common stock in a public offering pursuant to the Securities Act of 1933, at a price in excess of 200% of the Applicable Conversion Price then in effect and resulting in at least $20,000 of gross proceeds to Aquis.

    In the event of any voluntary or involuntary liquidation of Aquis, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of Aquis available for distribution to its stockholders before any payment shall be made to the holders of common stock or any other series of stock. The holders of Series A Preferred Stock are entitled to receive, when and if declared by the Board of Directors of Aquis, a dividend (the "Accruing Dividend") at the annual rate of 8% of the Original Issue Price (appropriately adjusted in the event of any stock dividend, stock split or combination or similar recapitalization). The Accruing Dividend will accrue, whether or not earned or declared, on each issued and outstanding share of Series A Preferred Stock and shall be cumulative.

    On November 6, 1998, Aquis approved the sale and issuance of 78,000 shares of its series A Preferred Stock at a purchase price of $80 per share. An individual who purchased shares of the Series A Preferred Stock also was issued 2,000 shares of common stock, and a value of $54 was ascribed to these shares and was netted against the proceeds from the issuance of the Series A Preferred Stock. As part of a purchase of a portion of the Series A Preferred Stock, an officer of the Company signed a note for $240 that was to be repaid in four equal annual installments commencing on May 15, 2000. The note provided interest at a rate of 8%, and all interest was due with the final payment on May 15, 2003. On April 4, 2000, in connection with the settlement of certain claims made by this officer in relation to the end of his relationship with the Company, an agreement was reached under which the face amount of this $240 note was reduced to $125.

17.  STOCK OPTIONS:

    Through the merger with Paging Partners, the Company has a stock option plan (the "Plan") as amended, pursuant to which options to purchase shares of the Company's common stock, intended to qualify as "incentive stock options". These options may be granted to employees, directors of the Company and independent contractors providing services to the Company. A total of 1,500,000 shares of common stock had been reserved for issuance under the amended Plan. Options are exercisable for

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

17.  STOCK OPTIONS: (CONTINUED)
terms of six months to ten years from the date granted. Details are as follows (shares and prices are stated at original amounts before effect of the share conversion effected through the merger):

                                                         NUMBER           OPTION
                                                        OF SHARES      PRICE RANGE
                                                        ---------   ------------------
1997
Outstanding, January 1................................    260,600   $        1.38-6.25
Granted...............................................    128,500   $        0.88-1.38
Exercised.............................................    (10,000)  $             0.88
Cancelled.............................................    (37,150)  $        1.38-6.25
                                                        ---------   ------------------
Outstanding, December 31..............................    341,950   $        0.88-6.25
                                                        ---------   ------------------
Exercisable, December 31..............................    254,050   $        0.88-6.25
                                                        ---------   ------------------

1998
Outstanding, January 1................................    341,950   $        0.88-6.25
Granted...............................................    216,100   $        1.38-4.38
Exercised.............................................    (25,750)  $        0.88-1.00
Cancelled.............................................   (180,150)  $        0.88-6.25
                                                        ---------   ------------------
Outstanding, December 31..............................    352,150   $        0.88-4.19
                                                        ---------   ------------------
Exercisable, December 31..............................    342,150   $        0.88-4.19
                                                        ---------   ------------------

1999
Outstanding, January 1................................    352,150   $        0.88-4.19
Granted...............................................  1,209,946   $        1.00-1.38
Exercised.............................................     (2,500)  $             0.88
Cancelled.............................................   (523,683)  $        0.88-1.38
                                                        ---------   ------------------
Outstanding, December 31..............................  1,035,913   $        0.88-4.19
                                                        ---------   ------------------
Exercisable, December 31..............................    460,150   $        0.88-4.19
                                                        ---------   ------------------

    In consideration of the merger, exercisable options as of December 31, 1998 include options that actually become exercisable on February 13, 1999 and options that become exercisable upon a change in control.

    As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," Aquis has elected to apply APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for options granted. Accordingly, no compensation cost has been recognized for the grant of these options in the accompanying financial statements.

    The weighted average fair value of options granted in 1998 was $0 per share. The fair value is based on the minimum value method with the following assumptions: the price of the stock at the time of grant, risk free interest rates ranging from 4.57% to 5.81%, no dividend yield, and a weighted

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

17.  STOCK OPTIONS: (CONTINUED)
average expected life of the options of nine to ten years. Had compensation cost been determined on the basis of FASB Statement No. 123, net loss and loss per share would have been reduced as follows:

                                                                1999
                                                              --------
Net Loss:
  As reported...............................................  $(10,879)
  Pro forma.................................................  $(11,679)
Net Loss per Common Share:
  As reported...............................................  $  (0.76)
  Pro Forma.................................................  $  (0.82)

    In connection with the employment of its President and CEO, and pursuant to his employment agreement dated January 4, 2000, the Company issued an option to purchase 900,000 shares of the Company's common stock. The option vests ratably on, or around, June 30, 2000, January 2, 2002 and January 2, 2003. The exercise price of the options is $0.75 for the shares initially vested, and is set at the closing price of the common stock on January 2, 2001 and January 2, 2002 for the two subsequently vested entitlements. As of December 31, 1999, none of the options were vested.

18.  NET LOSS PER COMMON SHARE:

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is based on the weighted average number of shares outstanding during the periods presented. Diluted EPS reflects the potential dilution that could occur if options, warrants, convertible securities or other contracts requiring the issuance of common stock were converted into common stock during the periods presented. The Company has not presented diluted EPS because the effect would be anti-dilutive.

19.  SUPPLEMENTAL CASH FLOW DATA:

    The tables below provides supplemental information to the consolidated statements of cash flows:

                                                         1999       1998       1997
                                                       --------   --------   --------
Cash paid for interest...............................   $2,586     $   --      $ --
Cash paid for taxes..................................   $   --     $  570      $492
Note receivable accepted as partial consideration....              $4,150
Receivable from affiliate............................              $4,835
Receivable from Aquis................................              $4,565

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

19.  SUPPLEMENTAL CASH FLOW DATA: (CONTINUED)
    BUSINESS ACQUISITIONS

    In 1999, the Company used cash of $18,940 for business acquisitions in connection with the final cash payment made for the December 31,1998 BAPCO assets purchase and for Paging Partners and SunStar transactions:

                                                                    PAGING PARTNERS
                                                         BAPCO        AND SUNSTAR
                                                      ACQUISITION    TRANSACTIONS
                                                      -----------   ---------------
BAPCO purchase price, fair values for
Paging Partners and SunStar assets..................    $29,200         $11,420
Note issued to Bell Atlantic Mobile.................     (4,150)             --
Liabilities assumed.................................         --          (3,262)
Exchange of common stock............................         --          (7,197)
Transaction costs paid or accrued...................     (1,149)           (386)
Cash paid at closing................................     (5,366)             --
Cash acquired.......................................         --            (170)
                                                        -------         -------
Net cash paid during 1999...........................    $18,535         $   405
                                                        =======         =======

    Excluding cash acquired in the Paging Partners and SunStar transactions, cash paid in conjunction with those two transactions in 1999 totaled $575.

20.  QUARTERLY FINANCIAL RESULTS (UNAUDITED):

    Quarterly financial information for the years ended December 31, 1999 and 1998 is summarized below:

                                            FIRST      SECOND     THIRD      FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                           --------   --------   --------   --------
Year ended December 31, 1999:
  Total revenues.........................  $ 6,294    $ 8,056    $ 8,717    $ 8,092
  Operating loss.........................     (413)    (1,145)    (1,970)    (4,376)(a)
  Net loss...............................   (1,342)    (1,790)    (2,702)    (5,045)
  Net loss per share (basic and
    diluted).............................    (0.15)     (0.12)     (0.17)     (0.31)
Year ended December 31, 1998, Predecessor
  Company:
  Total revenues.........................  $ 6,143    $ 6,636    $ 6,925    $ 6,728
  Operating income (loss)................      207        254        364        (80)
  Net income (loss)......................      125         87        137        782

------------------------

(a) Operating loss for the fourth quarter of 1999 includes a non-recurring charge of $1,692 for costs incurred in connection with certain abandoned business acquisitions. The loss also includes the costs incurred to settle a dispute with a former officer of the Company in the amount of $742.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

21.  VALUATION AND QUALIFYING ACCOUNTS:

    All information for 1999 is that of the Company, as is the balance at the end of 1998. All other information is that of the Predecessor Company.

                                     BALANCE AT   CHARGES TO   DEDUCTIONS    BALANCE AT
                                     BEGINNING    COSTS AND     AND OTHER       END
                                      OF YEAR      EXPENSES    ADJUSTMENTS    OF YEAR
                                     ----------   ----------   -----------   ----------
Allowance for doubtful accounts:
  1997.............................     $386         $ 538        $620          $304
  1998.............................      304         1,154         968           490
  1999.............................      490           919         470           939

Allowance for inventory
  obsolescence:
  1997.............................     $  5         $ 316        $ --          $321
  1998.............................      321          (136)         --           185
  1999.............................      185            --         185            --

22.  SUBSEQUENT EVENTS:

    At December 31, 1999, the Company was not in compliance with a covenant in the FINOVA Senior Loan. On April 12, 2000, FINOVA waived the non-compliance and amended the loan agreement to redefine certain financial ratios specified in the loan covenants for future periods and to ensure that the Special Payment of $1.250 was paid to FINOVA in April, 2000 as agreed.

    On April 10, 2000, Aquis entered into an agreement to obtain a $2 million bridge loan as interim funding pending completion of additional prospective financing. The debt is subordinate to the Company's senior debt and is unsecured. This agreement provides for an interest rate of 11%, a scheduled maturity date in September, 2001 and also provides for interest to accrue until the earlier of its maturity date or conversion. At the lender's election not earlier than 120 days from the date of funding, this loan is convertible into the Company's common stock at 90% of the then-current market value. At the Company's election, the loan is redeemable at 105% of face value if such election is made within the initial 90 days subsequent to funding, or at 110% of face value if redemption is elected within 91 to 118 days, or, if elected thereafter, at 115% of face value. Proceeds from this loan will be used to make the Special Prepayment of $1,250 to FINOVA. The proceeds were used to pay certain fees incurred in connection with the FINOVA loan modifications arranged during 2000, to pay certain costs incurred in connection with this bridge loan, and the balance will provide about $400 to be used for general corporate purposes.

    On August 31, 2000, the Company completed the sale of the assets of its internet operations for cash totaling $987 and a 10% note in the amount of $1,330 due on October 31, 2000. The maturity date of the note may be extended at the purchaser's option for up to two months with the payment of certain fees. In addition, the purchaser has assumed certain liabilities totaling approximately $650. These assets were sold to a private investor group led by John V. Hobko, former President of Aquis IP Communications, and John B. Frieling, a current director and the CEO of Aquis.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

22.  SUBSEQUENT EVENTS: (CONTINUED)
    On September 21, 2000, an agreement was executed to settle the dispute between Aquis and Francis (see note 10, above). The settlement provides that the escrow deposit of $100 plus accrued interest is to be returned to Aquis and requires Francis to pay to Aquis the sum of $200 no later than September 29, 2000. The escrow deposit was fully reserved as of December 31, 1999.

    On September 27, 2000, the Company and its lender executed an agreement to modify the terms of its Senior Loan Agreement, as amended. These modifications permit the Company to retain all proceeds from the sale of its internet operations, give the Company an option to reduce the scheduled principal payment due on July 1, 2001 from $514 to $200, and relaxes certain financial ratio covenants through the third quarter of 2001. However, the Company's projections indicate that unamended financial covenants will not be met during the fourth quarter of 2001, which could cause the lender to accelerate the maturity date of the loan. In exchange, the Company has agreed to pay a certain fixed fee. Further, additional contingent fees of up to $250 per quarter are to be added to the principal balance due at final maturity if the Company is unable to meet the financial ratios as amended in April, 2000. Finally, based upon the sale of the internet operations, a principal payment of $2,000 is required on or before December 31, 2000 in order to avoid the assessment of a $500 fee and an interest rate increase of 2%. That fee would also be added to the principal balance otherwise payable at the maturity date of this loan.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                                                              --------   ------------
ASSETS
Current assets:
  Cash......................................................  $    473     $    973
  Accounts receivable, net of allowance for doubtful
    accounts of $1,775 at June 30, 2000 and $939 at
    December 31, 1999.......................................     6,117        4,933
  Inventory.................................................       688          228
  Acquisition escrow deposits...............................        --          200
  Assets held for sale, net.................................     1,509           --
  Prepaid expenses and other current assets.................     1,001        1,072
                                                              --------     --------
    Total current assets....................................     9,788        7,406

Fixed assets, net...........................................    12,815       10,461
Intangible assets, net......................................    18,614       20,092
Deferred charges and other assets...........................     1,366        1,365
                                                              --------     --------
    Total assets............................................  $ 42,583     $ 39,324
                                                              ========     ========

LIABILITIES
Current liabilities:
  Current maturities of long term debt......................  $  1,747     $    508
  Accounts payable..........................................     7,450        6,750
  Accrued expenses..........................................     2,317        2,535
  Deferred revenue..........................................     1,247          930
  Customer deposits.........................................       515          577
                                                              --------     --------
    Total current liabilities...............................    13,276       11,300
Long term debt..............................................    28,145       25,963
                                                              --------     --------
    Total liabilities.......................................    41,421       37,263
                                                              --------     --------

Commitments and contingencies

7.5% Redeemable Preferred stock, $0.01 par value, 100,000
  shares authorized, 15,000 issued at June 30, 2000, none
  issued 1999...............................................     1,547           --
                                                              --------     --------

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.01 par value, 75,000,000 shares authorized,
  17,611,000 and 16,551,000 shares issued and outstanding at
  June 30, 2000 and December 31, 1999, respectively.........       176          166
Additional paid in capital..................................    15,862       13,195
Accumulated deficit.........................................   (16,373)     (11,175)
Note receivable from stockholder............................       (50)        (125)
                                                              --------     --------
    Total stockholders' equity (deficit)....................      (385)       2,061
                                                              --------     --------
    Total liabilities and stockholders' equity (deficit)....  $ 42,583     $ 39,324
                                                              ========     ========

           See notes to condensed consolidated financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  SIX MONTHS ENDED
                                                              -------------------------
                                                               JUNE 30,      JUNE 30,
                                                                 2000          1999
                                                              -----------   -----------
Revenues:
  Paging services...........................................      $15,199       $14,111
  Internet services.........................................          335            --
  Equipment sales...........................................          454           367
                                                              -----------   -----------
    Total revenues..........................................       15,988        14,478
                                                              -----------   -----------

Operating expenses:
  Paging services...........................................        3,238         3,541
  Cost of equipment sales...................................          416           478
  Technical operations......................................        3,809         1,975
  Sales and marketing.......................................        1,790         1,637
  General and administrative................................        3,803         3,066
  Internet operations.......................................          884            --
  Depreciation and amortization.............................        4,936         4,870
  Provision for doubtful accounts...........................          604           469
                                                              -----------   -----------
    Total operating expenses................................       19,480        16,036
                                                              -----------   -----------
Operating loss..............................................       (3,492)       (1,558)
Gain on disposal of assets..................................          (19)           --
Interest expense, net.......................................        1,725         1,574
                                                              -----------   -----------
Net loss....................................................       (5,198)       (3,132)
Preferred stock dividends...................................          (47)           --
                                                              -----------   -----------
Loss attributable to common stockholders....................     $ (5,245)     $ (3,132)
                                                              ===========   ===========
Net loss per common share:
  Basic and diluted.........................................      $ (0.31)      $ (0.26)
                                                              ===========   ===========
  Weighted average common shares outstanding................   17,103,000    12,087,000
                                                              ===========   ===========

           See notes to condensed consolidated financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                                    FOR THE
                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,
                                                                2000       1999
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(5,198)   $(3,132)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................    5,074      4,805
    Amortization of deferred financing costs................      160         65
    Gain on sale of equipment...............................      (19)        --
    Provision for doubtful accounts.........................      604        469
    Compensation paid with stock options....................      693         --
    Changes in assets and liabilities, net of businesses
      acquired:
      Accounts receivable...................................   (1,841)    (3,213)
      Inventory.............................................     (693)       659
      Prepaid expenses and other current assets.............      159        285
      Accounts payable and accrued expenses.................      295      2,361
      Deferred revenues and customer deposits...............     (135)       916
                                                              -------    -------
        Net cash (used in) provided by operating
          activities........................................     (901)     3,215
                                                              -------    -------
Cash flows from investing activities:
  Business acquisitions.....................................   (2,396)   (18,940)
  Capital expenditures......................................     (906)    (1,294)
  Acquisition deposits......................................      200     (1,275)
  Deferred business acquisition costs.......................       (8)      (554)
  Sale of fixed assets......................................      698        263
                                                              -------    -------
        Net cash used in investing activities...............   (2,412)   (21,800)
                                                              -------    -------
Cash flows from financing activities:
  Proceeds from stock options exercised.....................      348         --
  Issuance of long term debt................................    4,450     24,860
  Repayment of long term debt...............................   (1,250)        --
  Repayment of notes payable to stockholders................       --       (520)
  Repayment of notes payable................................       --     (4,150)
  Repayment of capital lease obligations....................     (179)    (1,556)
  Refinancing of capital lease obligation...................       --      1,300
  Deferred financing and other costs........................     (556)      (692)
                                                              -------    -------
        Net cash provided by financing activities...........    2,813     19,242
                                                              -------    -------
(Decrease) increase in cash.................................     (500)       657
Cash, beginning of period...................................      973         --
                                                              -------    -------
Cash, end of period.........................................  $   473    $   657
                                                              =======    =======

           See notes to condensed consolidated financial statements.

                        AQUIS COMMUNICATIONS GROUP, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

1.  BASIS OF PRESENTATION:

    Aquis Communications Group, Inc. ("Aquis" or the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it now operates three regional paging systems providing one-way wireless alpha and numeric messaging services in portions of nineteen states principally in the Northeast, the Midwest and the Mid-Atlantic regions of the United States, as well as the District of Columbia. The Company recently entered the Midwest through a purchase of certain assets from SourceOne Wireless, Inc. ("SourceOne" or "SOWI") completed on January 31, 2000. Aquis also resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements. Customers include individuals, businesses, government agencies, hospitals and resellers.

    On March 31, 1999, a wholly owned subsidiary of Paging Partners Corporation ("Paging Partners"), merged with Aquis Communications, Inc. ("ACI") in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. On June 30, 1999, a wholly owned subsidiary of the Company acquired SunStar Communications, Inc. ("SunStar") pursuant to the terms of a stock purchase agreement. Management committed to a plan to dispose of this internet services provider during the quarter ended June 30, 2000. On January 31, 2000, the Company completed its acquisition of certain assets of SourceOne Wireless. On May 22, 2000, Aquis acquired certain paging assets of Suburban Paging, a regional paging services reseller headquartered in Pennsylvania. These transactions have been accounted for under the purchase method of accounting.

    The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries, and reflect the merger with Paging Partners. These statements also include the acquisitions of SunStar, the net assets of SourceOne and the net assets of Suburban Paging from their dates of acquisition. The revenues and operating expenses of the Company's internet operations are presented separately in the Statement of Operations and the related net assets are presented as assets held for sale as the assets and operations of this business are subject to an asset purchase agreement. The accompanying statements reflect all adjustments considered necessary by management to present fairly the consolidated financial position as of June 30, 2000 and December 31, 1999, the consolidated results of operations for the three and six month periods ended June 30, 2000 and 1999, and the related consolidated cash flows for the six month periods ended June 30, 2000 and 1999. All adjustments reflected in the accompanying unaudited condensed consolidated financial statements are of a normal recurring nature. All material intercompany accounts and transactions have been eliminated in consolidation.

    The results of operations for the respective interim periods are not necessarily indicative of the results to be expected for the full year.

    Certain prior period amounts have been reclassified to conform to the current period presentation.

2.  MERGER AND ACQUISITION TRANSACTIONS:

    On January 31, 2000, the Company completed the acquisition (the "Acquisition") of certain assets of SourceOne, a facilities-based provider of one-way paging services to subscribers in certain Midwestern states. Previously, on August 2, 1999, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") and Agreement Pending Purchase Closing (the "Agreement")

                        AQUIS COMMUNICATIONS GROUP, INC.

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

2. MERGER AND ACQUISITION TRANSACTIONS: (CONTINUED) with SourceOne Wireless, Inc. and two of its affiliates. SOWI and its affiliates filed voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court in the Northern District of Illinois between April 29 and July 2, 1999. Pursuant to the Agreement, the Company managed the day-to-day operations of certain SOWI businesses pending the closing of the Purchase Agreement. This closing was subject to various approvals, including that of the Bankruptcy Court and the FCC. During the management period, a reduction of the purchase price was negotiated, and resulted in a reduced price of $2,250 in cash and 15,000 shares of the Company's 7.5% cumulative redeemable preferred stock valued at $1,500. Related acquisition costs totaling about $502 were deferred at December 31, 1999, and have been treated as a cost of the assets acquired on January 31, 2000. Costs to acquire the assets of SourceOne were capitalized at December 31, 1999, including an escrow deposit of $200, since this transaction was closed after that date. The recorded amounts of the assets acquired and liabilities assumed are based on their historical fair values; actual adjustments will be based on final analyses and are not expected to be material.

    The following unaudited pro forma information presents a summary of the combined results of operations of the Company as if the Acquisition and the Merger occurred on January 1, 1999.

                                                                  FOR THE
                                                             SIX MONTHS ENDED
                                                            -------------------
                                                            JUNE 30,   JUNE 30,
                                                              2000       1999
                                                            --------   --------
Revenue...................................................  $16,071    $22,221
                                                            =======    =======
Net loss..................................................  $(5,273)   $(7,071)
Preferred stock dividends.................................      (57)       (57)
                                                            -------    -------
Net loss attributable to common stockholders..............  $(5,330)   $(7,128)
                                                            =======    =======
Net loss per common share--basic and diluted..............  $ (0.31)   $ (0.47)
                                                            =======    =======

    The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 1999.

    On November 6, 1998, ACI entered into a merger agreement with Paging Partners whereby each share of ACI common stock was to be exchanged for 88.92076 shares of Paging Partners' common stock (the "Merger"). The Merger was consummated on March 31, 1999, and has been accounted for as a recapitalization of the Company with ACI as the acquirer (reverse acquisition) under the purchase method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." The aggregate purchase price of $6,071, which includes transaction costs, has been allocated to the net assets acquired based upon their estimated fair market values. The purchase price was determined by using the average quoted stock price of Paging Partners a few days before and after the date of the Merger agreement. Intangible assets of approximately $4,400 (principally FCC licenses and customer lists) are being amortized over three to ten years on a straight-line basis.

                        AQUIS COMMUNICATIONS GROUP, INC.

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

3.  SALE OF INTERNET SERVICES BUSINESS

    On July 13, 2000, the Company entered into an agreement to sell the net assets of the Company's internet services business. The net assets held for sale totaling $1,509 consist primarily of licenses, other intangibles and receivables, and were net of current liabilities at June 30, 2000 totaling approximately $735. The net assets have been presented as assets held for sale, and the revenues and expenses realized from its operations have been presented separately in the Statements of Operations to more clearly illustrate its net losses of $302 and $549 for the three and six month periods ended June 30, 2000. Cash flows of $589 consumed by these operations during the six months ended
June 30, 2000 were funded by the Company. The agreement specifies a cash purchase price of $2,025 as adjusted for liabilities assumed by the purchaser and certain other adjustments, and sets a closing date of September 30, 2000 or earlier, with the possibility of one extension of up to 30 days.

4.  LONG-TERM DEBT:

    On October 23, 1998, ACI entered into a five-year term loan agreement (the "Senior Loan Agreement") with FINOVA Capital Corporation ("FINOVA") which provided a $30,000 credit facility. The FINOVA loan has a term of five years, and requires graduated increasing quarterly principal repayments ranging from.5% to 3.5% of outstanding principal beginning on July 1, 2000, with the balance due on December 31, 2003. The loan bears interest at a rate based on Citibank, N.A.'s corporate base rate plus 175 basis points. The Company may also elect to have interest on a part of the FINOVA loan based on a London Inter-Bank Official Overnight Rate plus 450 basis points. This loan is collateralized by all of the Company's assets, presently owned and acquired subsequently, and all issued and outstanding equity interests in the Company's operating subsidiaries. The loan agreement contains various covenants, including restrictions on capital expenditures and compliance with certain financial ratios. At December 31, 1999, the Company was not in compliance with certain ratio covenants under this loan agreement.

    On January 26, 2000, the FINOVA loan was amended in connection with the SourceOne acquisition. The Company borrowed an additional $2,450 from FINOVA on January 31, 2000 to consummate the acquisition (the "SourceOne Portion"). The effect of the amendment was to limit the facility to the amount outstanding after this transaction, or a total of $27,765, to modify certain financial ratios and to set the interest rate on the SourceOne Portion to Citibank, N.A.'s corporate base rate plus 400 basis points. Additionally, a prepayment of principal of $1,250 (the "Special Prepayment") was defined and was required to be applied to the outstanding balance of the SourceOne Portion. The Company and FINOVA further amended the loan agreement on April 12, 2000. The effects of this amendment were to waive the Company's non-compliance at December 31, 1999, to redefine certain financial ratios specified in the loan covenants, and to encourage Aquis to make the Special Prepayment of principal of $1,250 before April 15, 2000. The Company satisfied all conditions, the Special Prepayment was paid, and the Company thereby reduced its cost of borrowings through avoidance of the higher rates imposed by this amendment and reduction of the outstanding loan balance due to FINOVA.

    On April 10, 2000, Aquis entered into an agreement to obtain a $2 million bridge loan as interim funding pending completion of additional prospective financing. The debt is subordinate to the Company's senior debt and is unsecured. This agreement provides for an interest rate of 11%, a

                        AQUIS COMMUNICATIONS GROUP, INC.

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

4.  LONG-TERM DEBT: (CONTINUED)
scheduled maturity date in September, 2001 and also provides for interest to accrue until the earlier of its maturity date or conversion. At the lender's election not earlier than 120 days from the date of funding, this loan is convertible into the Company's common stock at 90% of the then-current market value. At the Company's election, the loan is redeemable at 105% of face value if such election is made within the initial 90 days subsequent to funding or at 110% of face value if redemption is elected within 91 to 118 days, or, if elected thereafter, at 115% of face value. Loan proceeds were used during April 2000 to make the Special Prepayment of $1,250 to FINOVA. The balance of the proceeds were used to pay certain fees incurred in connection with the FINOVA loan modifications arranged during 2000, to pay certain costs incurred in connection with this bridge loan, and for general corporate purposes.

    At June 30, 2000, the balance of the Senior Loan outstanding was $26,515. The remaining balance of long term debt outstanding consisted principally of borrowings made pursuant to the bridge loan of April 2000 and to the Installment Loan, discussed below.

    During the second quarter of 1999, the Company refinanced the capital lease obligations that were assumed as a result of the merger with Paging Partners. Terms of the new obligation (the "Installment Loan") include a principal amount of $1,300, a 60-month repayment schedule, an interest rate indexed to the yield for five year Treasury Notes, and is collateralized by the underlying equipment.

5.  COMMON STOCK ISSUED:

    During the six months ended June 30, 2000, proceeds from the exercise of stock options in the amount of $348 were received, net of related transaction costs. In connection with these transactions, 331,000 shares of the Company's common stock were issued. In addition, in connection with the purchase of assets from Suburban Paging in May 2000, the Company issued 319,500 shares as consideration for the paging assets purchased. Finally, in April 2000, the Company issued 133,000 shares, valued at $400, to its former President which was expensed as part of its settlement of a certain employment-related dispute.

    In January, 2000, Aquis made cash payments totaling $205, issued a note payable in the face amount of $350, and issued 275,000 shares of the Company's common stock valued at $380 to a law firm in exchange for services provided. A former member of the Board of Directors was a partner in this firm. The note issued in connection with this transaction is payable in 20 equal monthly installments bearing interest at the rate of 8.5%.

6.  NET LOSS PER COMMON SHARE:

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is based on the weighted average number of shares outstanding during the periods presented. Diluted EPS reflects the potential dilution that could occur if options, warrants, convertible securities or other contracts requiring the issuance of common stock were converted into common stock during the periods presented. The Company has not presented diluted EPS because the effect would be anti-dilutive.

                        AQUIS COMMUNICATIONS GROUP, INC.

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

7.  SUPPLEMENTAL CASH FLOW DATA:

    During the six months ended June 30, 2000, the Company purchased certain assets of SourceOne and Suburban Paging. During the six months ended June 30, 1999, the Company merged with Paging Partners Corporation and acquired SunStar Communications, Inc. as more fully discussed in Note 1. Cash paid in connection with these acquisitions is as follows:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Supplemental information about businesses acquired:
  Fair value of assets acquired...........................  $ 8,116    $11,217
  Liabilities assumed.....................................   (1,807)    (3,262)
  Exchange of common stock................................   (1,598)    (7,197)
  Exchange of preferred stock.............................   (1,500)        --
  Accrued or deferred transaction costs...................     (575)      (183)
                                                            -------    -------
  Cash paid...............................................    2,636        575
  Less: cash acquired.....................................     (240)      (170)
                                                            -------    -------
    Net cash paid.........................................    2,396        405
  Cash paid in connection with BAPCO acquisition..........       --     18,535
                                                            -------    -------
    Total.................................................  $ 2,396    $18,940
                                                            =======    =======

    The Company paid cash for interest during the respective six-month periods ended June 30, 2000 and 1999 in the amounts of $1,511 and $1,153. In 1999, additional fees to obtain funding and for letter of credit in the amount of $298 were also paid.

8.  SUBSEQUENT EVENTS:

    On September 27, 2000, the Company and its lender agreed to modify the terms of its Senior Loan Agreement, as amended. These modifications would permit the Company to retain all proceeds from the sale of its internet operations, give the Company an option to reduce the scheduled principal payment due on July 1, 2001 from $514 to $200, and relaxes certain financial ratio covenants through the third quarter of 2001. However, the Company's projections indicate that unamended financial covenants will not be met during the fourth quarter of 2001, which could cause the lender to accelerate the maturity date of the loan. In exchange, the Company has agreed to pay a certain fixed fee. Further, additional contingent fees of up to $250 per quarter are to be added to the principal balance due at final maturity if the Company is unable to meet the financial ratios as amended in April, 2000. Finally, and also contingent upon the anticipated sale of the internet operations, a principal payment of $2,000 would be required on or before December 31, 2000 in order to avoid the assessment of a $500 fee and an interest rate increase of 2%. That fee would also be added to the principal balance otherwise payable at the maturity date of this loan.

    On August 31, 2000, the Company completed the sale of the assets of its internet operations for cash totaling $987 and a 10% note in the amount of $1,330 due on October 31, 2000. The maturity date of the note may be extended at the purchaser's option for up to two months with the payment of

                        AQUIS COMMUNICATIONS GROUP, INC.

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

8.  SUBSEQUENT EVENTS: (CONTINUED)
certain fees. In addition, the purchaser has assumed certain liabilities totaling approximately $650. These assets were sold to a private investor group led by John V. Hobko, former President of Aquis IP Communications, and John B. Frieling, a current director and the CEO of Aquis.

    On September 21, 2000, an agreement was executed to settle the dispute between Aquis and Francis (see note 10, above). The settlement provides that the escrow deposit of $100 plus accrued interest is to be returned to Aquis and requires Francis to pay to Aquis the sum of $200 no later than September 29, 2000. The escrow deposit was fully reserved as of December 31, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SourceOne Wireless, Inc.:

    We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of SOURCEONE WIRELESS, INC. (an Illinois corporation) and subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of the company. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SourceOne Wireless, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    On April 29, 1999, the Company filed for reorganization under Chapter 11 of the Bankruptcy Code. On September 16, 1999, an auction was held to sell any and all of the Company's assets. As a result of the Chapter 11 filing, the Company's assets as of December 31, 1998 were reduced to estimated realizable value at that time. While the majority of its liabilities were subject to compromise under the bankruptcy proceeding, all obligations were presented on a going concern basis, as there was significant uncertainty in the settlement amounts. In February, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business. As a result of the Chapter 7 conversion, the Company's assets as of December 31, 1999 have been further reduced to the revised estimated realizable value, the majority of its liabilities are subject to compromise under the bankruptcy proceeding and have been reflected at their estimated settlement amounts, with the exception of those liabilities presented as current liabilities on the balance sheet, which management expects to settle at the amounts incurred. See notes 1, 3(f) and 3(m) for additional information.

Arthur Andersen LLP

Chicago, Illinois
March 31, 2000

                            SOURCEONE WIRELESS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash......................................................  $    260,967   $    119,065
  Accounts Receivable, less allowance of $1,323,321 for 1998
    and $453,000 for 1999...................................     1,145,514        757,692
  Inventory, less allowance of $300,000 for 1998............       758,987         35,500
  Prepaid expenses and other current assets.................        21,539        205,472
                                                              ------------   ------------
    Total current assets....................................     2,187,007      1,117,729
                                                              ------------   ------------
Property and equipment......................................    17,290,854     17,259,109
Less accumulated depreciation and amortization..............   (13,615,102)   (13,657,098)
                                                              ------------   ------------
Net property and equipment..................................     3,675,752      3,602,011
Intangible assets, net......................................       468,700        459,297
Other assets................................................        29,990             --
                                                              ------------   ------------
    Total assets............................................  $  6,361,449   $  5,179,037
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable to bank.....................................  $ 23,126,659   $         --
  Promissory notes payable..................................    19,749,087             --
  Notes payable to stockholder and related parties..........     9,257,561             --
  Accounts payable..........................................     6,906,753      1,228,371
  Accrued expenses..........................................       761,573        231,346
  Accrued taxes.............................................       818,986         17,473
  Accrued interest..........................................     6,333,694             --
  Deferred revenue..........................................     1,068,037        720,958
  Capital lease obligations.................................     2,787,314             --
                                                              ------------   ------------
    Total current liabilities...............................    70,809,664      2,198,148
                                                              ------------   ------------
    Liabilities subject to compromise.......................            --      2,980,889
                                                              ------------   ------------
Stockholders' equity/deficit:
  SourceOne Wireless, Inc. common stock of no par value: 80
    voting and 9,920 nonvoting shares authorized; 80 voting
    and 1,024.52 nonvoting shares issued and outstanding         5,330,000      5,330,000
  Accumulated deficit.......................................   (69,778,215)    (5,330,000)
                                                              ------------   ------------
Total Liabilities and Stockholders' deficit.................  $  6,361,449   $  5,179,037
                                                              ============   ============

  The accompanying notes to financial statements are an integral part of these statements.

                            SOURCEONE WIRELESS, INC.

                         CONSOLIDATED INCOME STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1999

                                                           YEARS ENDED DECEMBER 31,
                                               ------------------------------------------------
                                                    1997             1998             1999
                                               --------------   --------------   --------------
Revenues:
  Service revenue............................   $ 16,887,953     $ 10,463,269     $  7,203,803
  Product sales..............................      2,012,755        1,704,656        1,181,519
                                                ------------     ------------     ------------
Total revenues...............................     18,900,708       12,167,925        8,385,322
Cost of products sold........................      2,639,673        1,652,856        1,311,727
                                                ------------     ------------     ------------
Net revenues.................................     16,261,035       10,515,069        7,073,595
Operating expenses:
  Service, rent and maintenance..............      5,266,749        6,885,602        4,716,769
  Selling and marketing......................      3,437,495        3,131,438        1,155,583
  General and administrative.................     10,220,399        9,306,342        6,817,491
                                                ------------     ------------     ------------
Loss before interest, depreciation
  amortization, and other....................     (2,663,608)      (8,808,313)      (5,616,248)
Depreciation and amortization................     (3,448,326)     (14,411,754)         (83,144)
Interest expense.............................     (4,357,402)      (6,237,053)      (7,567,278)
Other income / (expense).....................             --           95,515         (897,028)
                                                ------------     ------------     ------------
Net loss from continuing operations..........    (10,469,336)     (29,361,605)     (14,163,698)
Net income from discontinued operations......        154,559        1,598,530               --
Adjustment to Present Liabilities at
  Estimated Settlement Amounts...............             --               --       78,611,913
                                                ------------     ------------     ------------
Net Income / (Loss)..........................   $(10,314,777)    $(27,763,075)    $ 64,448,215
                                                ============     ============     ============

  The accompanying notes to financial statements are an integral part of these statements.

                   SOURCEONE WIRELESS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                      THREE YEARS ENDED DECEMBER 31, 1999

                                                                SOURCEONE
                                                              WIRELESS, INC.
                                                                  COMMON       ACCUMULATED
DESCRIPTION                                                       STOCK          DEFICIT
-----------                                                   --------------   ------------
Balance at December 31, 1996................................    $5,330,000     $(31,700,363)
Net loss....................................................            --      (10,314,777)
                                                                ----------     ------------
Balance at December 31, 1997................................     5,330,000      (42,015,140)
Net loss....................................................            --      (27,763,075)
                                                                ----------     ------------
Balance at December 31, 1998................................     5,330,000      (69,778,215)
Net income..................................................            --       64,448,215
                                                                ----------     ------------
Balance at December 31, 1999................................    $5,330,000     $ (5,330,000)
                                                                ==========     ============

  The accompanying notes to financial statements are an integral part of these statements.

                   SOURCEONE WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1999

                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1997           1998           1999
                                                      ------------   ------------   ------------
Cash flows from operating activities:
  Net income / (loss)...............................  $(10,314,777)  $(27,763,075)  $ 64,448,215
  Adjustments to reconcile net cash used in
    operating activities:
    Depreciation and amortization...................     3,448,326     14,411,754         83,144
    Changes in assets and liabilities:
      Accounts receivable, net......................       898,462        707,946        387,822
      Inventory.....................................      (498,654)     1,878,853        723,487
      Prepaid expenses and other current assets.....      (103,943)       126,239       (183,933)
      Other assets and liabilities..................      (237,230)      (515,011)        29,990
      Accounts payable and other payables...........      (636,583)     1,733,146      1,228,371
      Accrued expenses..............................      (878,447)       270,390        231,346
      Accrued taxes.................................      (293,454)        56,962         17,473
      Accrued interest..............................     1,408,824      2,509,889             --
      Deferred revenue..............................      (955,044)      (640,723)      (347,079)
      Other non-cash--liabilities subject to
        compromise..................................            --             --    (69,251,413)
                                                      ------------   ------------   ------------
        Net cash used in operating activities.......    (8,162,520)    (7,223,630)    (2,632,577)
                                                      ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of property and equipment...............    (1,742,069)      (369,104)       (20,626)
  Purchases of intangible assets....................    (3,578,255)      (511,571)            --
  Purchase / sale of discontinued operations........   (11,575,000)       800,000             --
                                                      ------------   ------------   ------------
        Net cash used in investing activities.......   (16,895,324)       (80,675)       (20,626)
                                                      ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to
    banks...........................................    29,306,175      6,221,674      3,278,028
  Repayment of notes payable to bank................   (16,498,351)            --             --
  Proceeds from issuance of promissory notes
    payable.........................................    17,922,897      2,000,000             --
  Repayment of promissory notes payable.............    (1,294,730)    (1,000,000)      (262,057)
  Deposit for potential merger......................     1,200,000             --
  Proceeds from notes payable to stockholder and
    related party...................................       294,000        850,000             --
  Payment of capital lease obligations..............    (5,663,739)      (775,715)      (504,670)
                                                      ------------   ------------   ------------
        Net cash provided in financing activities...    25,266,252      7,295,959      2,511,301
                                                      ------------   ------------   ------------
Net increase / (decrease) in cash...................       208,408         (8,346)      (141,902)
Cash at beginning of period.........................        60,905        269,313        260,967
                                                      ------------   ------------   ------------
Cash at end of period...............................  $    269,313   $    260,967   $    119,065
                                                      ============   ============   ============

  The accompanying notes to financial statements are an integral part of these statements.

                            SOURCEONE WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

    On April 29, 1999, the Company filed in the United States Bankruptcy Court (the "Court") in the Northern District of Illinois for reorganization under Chapter 11 of the United States Code ("Bankruptcy Code"), case number 99-B-13841. The Company continued in possession of its properties and operated and managed its business as debtor-in-possession subject to Court approval for certain actions until February 1, 2000. On February 1, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business.

    SourceOne Wireless, Inc. ("Inc." or the "Company") was formed and commenced operations in 1993. Inc. provided paging services in a number of states, primarily in the Midwest. The Company operated as a FCC licensed radio common carrier providing regional paging services. The Company's geographic coverage included thirty-five states; however, its active markets included nine midwestern states and two states in other U.S. regions.

    Subsequent to April 29, 1999, the Company marketed itself to be acquired in a business combination transaction. On September 16, 1999, an auction was held to sell any or all of the Company's assets. Related to the auction, the Company entered into a sale agreement for its Midwest assets, which was a significant portion of its total operations. Consideration received for the Midwest assets, which consisted of the subscriber base, towers site leases, transmitters and related equipment, of $2.25 million in cash and 15,000 shares ($1.5 million stated value per the purchase agreement) of Aquis Communications, Inc. (Aquis) 7.5% preferred stock, will be used to pay outstanding creditors, with Foothill being the senior secured creditor. Aquis also assumed certain post-petition liabilities totaling approximately $1.4 million related to the transaction. Various transmitters and other equipment outside of the Midwest were sold to another third party for approximately $20,000.

    A number of costs of administration of the estate, including repayment of the debtor-in-possession loan extended by Foothill, will be paid out of the cash proceeds of the sale. Out of the remaining proceeds, certain other creditors will receive approximately $350,000 in cash and approximately 15,000 shares of Aquis 7.5% preferred stock. Foothill will receive the remainder of the purchase price consideration.

    As a result of the Chapter 11 filing and the subsequent auction of its assets, the Company's assets as of December 31, 1998 were reduced to their estimated realizable value at that time. Significant uncertainty existed surrounding the settlement amount of the outstanding liabilities at that time, thus the liabilities were presented on a going concern basis as opposed to estimated settlement value.

    As a result of the Company entering Chapter 7 bankruptcy in February, 2000, the Company's assets at December 31, 1999 are presented as their estimated net realizable value of approximately $5.2 million, which is primarily the consideration paid by Aquis, including liabilities assumed as noted below. The preferred stock was valued using the $1.5 million value stated in the purchase agreement between the Company and Aquis. Total liabilities outstanding significantly exceed proceeds received for the business. Those liabilities presented as current liabilities in the Balance Sheet, which were incurred post-petition and approximately $1.4 million of which will be assumed by Aquis, are presented on a going concern basis, as management expects to settle those at the amounts incurred. Other liabilities, primarily incurred pre-petition, are subject to compromise and are presented at their estimated settlement amounts. Actual settlement amounts may vary from the estimated amounts presented.

                            SOURCEONE WIRELESS, INC.

2.  AREAWIDE DISCONTINUED OPERATION

    On March 4, 1998, Areawide Cellular, Inc. ("Areawide") acquired all of the membership interests of Areawide LLC from Inc. in exchange for 80% of Areawide's stock, 14,794,188 common shares, $800,000 of cash and forgiveness of a $1.2 million note payable related to this transaction. Areawide is a Florida corporation, which was incorporated in September 1972 under the name Mandor, Inc. and changed its name to Community Redevelopment Corporation ("CRC") in August 1990. It was a home improvement contractor until March 1998 when it disposed of the assets and liabilities of its home improvement operations. The March 4, 1998 transaction was accounted for as a reverse acquisition whereby Areawide LLC was treated as the acquiror and Areawide the acquiree. Subsequent to the transaction Areawide LLC was the operating unit and Areawide only a holding entity. Upon such acquisition, the then officers and directors resigned and new directors and officers were selected and the corporate name of CRC was changed to Areawide Cellular, Inc.

    On October 22, 1998, Harris Family Areawide, LLC ("Harris") acquired all of the common shares of Areawide held by Inc. (approximately 82.5%). As consideration, Harris assumed approximately $11.5 million of Inc.'s total obligation.

    Inc.'s portion of Areawide's net income for the year ended December 31, 1997 and the period from January 1998 through October 1998 and the net gain on the transactions described above are recorded as Net Gain from Discontinued Operations in the financial statements in the respective years. In total, Inc. recorded income from Areawide and a net gain of approximately $1.6 million from these transactions. As the Company sold the remaining 80% of its ownership in Areawide in October 1998, there are no assets or liabilities recorded on the Balance Sheet as of December 31, 1998.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION

    These financial statements present the consolidated results of SourceOne Wireless, Inc. for the three years ended December 31, 1999. The consolidated group for the year ended December 31, 1999 includes SourceOne Wireless, Inc. and its wholly owned subsidiary SourceOne Wireless II, LLC. The consolidated group for the years ended December 31, 1998 and 1997 includes SourceOne Wireless, Inc., its wholly owned subsidiary, SourceOne Wireless, LLC, and its wholly owned subsidiary SourceOne Wireless II, LLC. The only asset held by SourceOne Wireless, LLC is its investment in SourceOne Wireless II, LLC, which only has assets of the remaining FCC licenses. The results of its Areawide Cellular, Inc. subsidiary have been shown as discontinued operations for the years ended December 31, 1998 and 1997, since it was sold on October 22, 1998.

    (B) ACCOUNTS RECEIVABLE

    Accounts receivable includes amounts owed by customers for airtime services and equipment. A related provision for uncollectible amounts is calculated based on management's estimates of amounts which, based upon the credit risk associated with the various classifications of customer accounts, are subject to substantial collection risk.

                            SOURCEONE WIRELESS, INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) INVENTORY

    Inventory consists primarily of pagers and related accessories held for resale. Inventory is stated at the lower of cost or market. Cost is determined on a specific identification basis. The Company recorded a valuation reserve of $300,000 at December 31, 1998.

    (D) PROPERTY AND EQUIPMENT

    Property and equipment was recorded at historical cost, however at December 31, 1999 management determined that amount exceeded fair value and thus balances have been adjusted for impairment and are recorded in the financial statements at their estimated fair values. See note 3(f). Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

                                                                  ESTIMATED
                                                                 USEFUL LIFE
                                                              ------------------
Tower and ground equipment..................................  5-10 years
Technical testing equipment.................................  5-10 years
Office and computer equipment...............................  5-10 years

    During 1999, the Company's property and equipment was held for disposal, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company has not recorded depreciation expense during this period.

    (E) INTANGIBLE ASSETS

    Intangible assets are stated at cost. Licenses represent costs incurred for FCC-issued licenses ("FCC licenses") and are amortized on a straight-line basis over an estimated useful life of 20 years. Charges were recorded in 1999 and 1998 to reduce the carrying value of intangible assets, which consisted primarily of goodwill, FCC licenses and loan fees, to estimated fair value. See note 3(f).

    (F) REALIZATION OF LONG-LIVED ASSETS

    Long-lived assets and identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. During each of the years ended December 31, 1999 and 1998, the Company determined an impairment in long lived assets had occurred. This decision was a result of continued operating losses, the inability to obtain additional financing or refinance existing obligations to continue operations and the inability of the Calling Party Pays ("CPP") platform for cellular service to produce the projected improvements in operating results management expected in prior periods.

    In 1999 and 1998, the Company reviewed its property and equipment carrying values and determined the carrying value of these assets has been impaired and accordingly recorded charges of approximately $75,000 and $4.4 million in 1999 and 1998, respectively, to reduce the carrying value to estimated fair value. The Company continued to incur significant negative cash flow and operating

                            SOURCEONE WIRELESS, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) losses during 1999 and the future undiscounted cash inflows are significantly less than the outflows necessary to operate the business. Therefore, the fair values of property and equipment and intangible assets are based on management's estimates of the likely sales proceeds if the entire property and equipment base and intangible assets were sold to third parties.

    The Company also reviewed the carrying value of its intangible assets as of December 31, 1999 and 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. Additionally, the carrying value of the FCC licenses has been reduced to fair value. Therefore, the Company recorded charges of approximately $10,000 and $4.0 million in 1999 and 1998, respectively, to write-down the carrying amount of intangible assets to estimated fair value.

    The impairment adjustments to property and equipment and intangible assets has been recorded as depreciation and amortization expense in the Income Statement.

    (G) DEFERRED REVENUE

    Deferred revenue consists of billings to customers in advance of airtime usage and is recorded as a liability until airtime usage occurs.

    (H) REVENUE RECOGNITION

    Airtime services are provided to customers through reseller arrangements, dealer agreements, and direct sales channels. Customers in certain midwestern states can receive service through traditional service plans or through a calling-party-pays plan. Under the calling-party-pays plan, the party transmitting the message is responsible for the related charges, with billing and collection activities provided through a service agreement with the local telecommunications carrier. Equipment is provided to customers through dealers, resellers, and direct channels.

    Revenues are recognized under service agreements with customers over the period in which related services are provided. Sales of equipment are recognized upon delivery. An allowance for doubtful accounts is established at the balance sheet date representing the estimated amount of accounts receivable that will be written off as uncollectible. The related provision for doubtful accounts is recognized as a general and administrative expense.

    Revenues recognized under calling-party-pays agreements are reported at the gross amount of airtime charges earned. Charges incurred for the provision of services by the local telecommunications carrier and in administering the related billing and collections process are reflected as operating expenses.

    (I) ADVERTISING

    The Company recognizes the production costs of advertising activities as an operating expense the first time the advertising takes place. Advertising expenses for continuing operations amounted to $114,628, $798,731 and $1,411,489 for the years ended December 31, 1999, 1998 and 1997, respectively.

                            SOURCEONE WIRELESS, INC.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (J) INCOME TAXES

    Inc. has elected to be treated under Subchapter S of the Internal Revenue Code. Therefore, federal and certain state income tax liabilities are the responsibility of the individual stockholders.

    (K) USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in connection with the preparation of these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (L) CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS

    The Company's customers are comprised of subscribers that utilize airtime services and purchase related equipment. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As of December 31, 1999 or 1998, no account receivable from any customer exceeded 5% of total assets. Accounts receivable from the Company's telecommunications providers under the calling-party-pays program amounts to 16% and 21%of gross accounts receivable at December 31, 1999 and 1998, respectively.

    Accounts receivable are generally unsecured; management believes the allowance for doubtful accounts is adequate to cover any exposure to loss. Other financial instruments include notes payable to bank, promissory notes payable, notes payable to stockholder and related party, accounts payable, accrued expenses, accrued taxes, payable to affiliate, accrued interest, and lease obligations. The fair values of all financial instruments were not materially different from their carrying or contract values.

    The Company maintains a significant portion of its total borrowings with banks, under agreements, described in note 6. This concentration encompasses 44% of total borrowings at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet. Related parties and equipment vendors have historically provided other sources of credit.

    (M) LIABILITIES SUBJECT TO COMPROMISE

    There were approximately $78.0 million of liabilities outstanding at December 31, 1999 that were incurred pre-petition, the majority of which were subject to compromise. From the total proceeds, certain senior creditors will receive approximately $2.98 million of the total $3.77 million consideration, which consisted of $2.27 million in cash and $1.5 million in Aquis 7.5% preferred stock. Therefore, the estimated settlement amount of all liabilities subject to compromise is $2.98 million, primarily based on the total consideration paid by Aquis for the Company's Midwest assets less other obligations disbursed from the total proceeds. Approximately a $78.6 million gain was recorded in the consolidated income statement to reflect these certain liabilities at their estimated settlement amounts. Actual settlement amounts may vary from estimates.

                            SOURCEONE WIRELESS, INC.

4.  BUSINESS CONCENTRATION

    Revenues are significantly impacted by sales through the Company's telecommunications providers under the CPP program. Such revenues accounted for 56%, 44% and 40% of the Company's total service revenues for the years ended December 31, 1999, 1998 and 1997, respectively. An alteration of the present relationship could significantly affect management's estimates and the Company's performance.

5.  PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

    Property and equipment, revalued at estimated fair value, as of December 31, 1999 and 1998, consists of the following:

                                                        1999          1998
                                                     -----------   -----------
Tower and ground equipment.........................  $11,751,886   $11,787,756
Technical testing equipment........................      364,319       364,319
Leasehold Improvements.............................      388,161       384,036
Office and computer equipment......................    4,754,743     4,754,743
                                                     -----------   -----------
                                                      17,259,109    17,290,854
Less accumulated depreciation......................  (13,657,098)  (13,615,102)
                                                     -----------   -----------
                                                     $ 3,602,011   $ 3,675,752
                                                     ===========   ===========

    Intangible assets, at estimated fair value, as of December 31, 1999 and 1998 consist of the following:

                                                          1999         1998
                                                       ----------   ----------
FCC licenses.........................................  $2,375,168   $2,375,168
Less accumulated amortization........................  (1,915,871)  (1,906,468)
                                                       ----------   ----------
                                                       $  459,297   $  468,700
                                                       ==========   ==========

    As of December 31, 1999 and 1998, the fair value of property and equipment and intangible assets was determined to approximate $4.1 million, respectively. The amounts relate to tower and ground assets, technical testing equipment, office and computer equipment and FCC licenses.

    In 1998, management determined that any leasehold improvements recorded through that time would likely not provide future value to the Company and also would likely not be able to be sold to a third party. The Company also reviewed the carrying value of its intangible assets as of December 31, 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. The Company recorded a charge of $8.4 million in 1998 to depreciation and amortization expense as a result of impairment of property and equipment and intangible assets.

    In 1999, management reassessed the carrying value of its property and equipment and intangible assets. The Company recorded an additional $83,144 charge to depreciation and amortization expense in 1999 as a result of further impairment of property and equipment and intangible assets. See note 3(f).

                            SOURCEONE WIRELESS, INC.

6.  NOTES PAYABLE AND CREDIT AGREEMENTS

    1997 ACQUISITION LOANS

    In November 1997, Inc. purchased Areawide Cellular LLC, a chain of retail cellular stores, for $11,575,000.

    In November 1997, Inc. raised approximately $13.5 million pursuant to a private placement of promissory notes. The notes bear interest at 10.5% in the first two years, 12% in year three, 14% in year four, and 16% in year five, after which the notes will mature. Noteholders also received certain detachable warrants with antidilution rights. The notes all contain various covenants, including restrictions on distributions.

    In December 1997, Inc. issued promissory notes in the amount of $1.0 million via a private placement. These notes bear interest at 10.5% and were to mature on March 16, 1998. The notes were repaid in January 1998 including accrued interest.

    1997 CREDIT FACILITY

    Inc. secured a revolving credit facility in September 1997, from Foothill in the amount of $25.0 million. The revolving credit facility was increased to $27.7 million in January 1998. Borrowings are secured by substantially all owned assets of Inc., bear interest at prime plus 1.5% (11.75% at December 31, 1998), and will mature at the end of three years. Revolving availability was to be reduced by $300,000 each month and advance criteria are defined for term availability, beginning in April 1998. The loan agreement contains various covenants that, among others things, require Inc. to maintain certain financial ratios, prohibit the incurrence of certain additional debt, restrict dividends, required additional subordinated debt in an amount not less than $10.0 million to be raised within 90 days of closing, and require operation in conformity with a business plan. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants of the agreement. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values and at December 31, 1998 the Company has classified the outstanding borrowings of $18,568,327 as a current liability. The Company's outstanding liability to Foothill was reduced by the assumption of approximately $9.5 million of the total balance by Harris, upon the sale of Areawide LLC.

    1998 HARRIS FINANCING

    In connection with the October 22, 1998 transaction, Harris loaned $2.0 million to Areawide, which in turn was paid to Inc. in repayment of a portion of the approximate intercompany loan balance of $11,575,000 between Areawide LLC and Inc. The loan from Harris bears interest at a rate of 12% per annum. In addition, Areawide assumed $9.5 million of Inc.'s existing senior indebtedness. Such $9.5 million indebtedness ("Foothill Debt") bears interest at an annual rate equal to the sum of its reference rate plus 4%. All remaining intercompany liabilities were forgiven. Prior to that date, all of the Company's assets were pledged to secure the Foothill Debt and the Company guaranteed repayment of the Foothill Debt. The $2.0 million was also used to reduce the outstanding Foothill Debt. In addition to the $11.5 million consideration for Areawide, Harris loaned Inc. an additional $2.0 million in October 1998. The obligation matures in October 2000 and bears interest at 12% per annum. As of December 31, 1999, the obligation under this agreement was subject to compromise and has been

                            SOURCEONE WIRELESS, INC.

6. NOTES PAYABLE AND CREDIT AGREEMENTS (CONTINUED) reported as such in the financial statements at its estimated settlement value and at December 31, 1998 the Company classified the outstanding borrowing as a current liability.

7.  NOTES PAYABLE TO STOCKHOLDER AND RELATED PARTIES

    In 1993, Inc. entered into a loan agreement with a stockholder which provided for stated borrowings under the agreement of up to $5,674,590 or such greater amount as may be advanced at the stockholder's discretion. Borrowings are secured by substantially all of the owned assets of Inc., and the stockholder's interest in this collateral is subordinate to the interests of the bank and the investment group under the credit agreements described in note 6. Borrowings under the agreement bear interest at 10% and mature on July 30, 2003. Inc. had $8,247,561 principal outstanding under this agreement at December 31, 1999 and 1998.

    The agreement contains various covenants that, among other things, require Inc. to maintain its corporate standing, maintain title to related collateral, maintain its capital structure, restrict dividend payments and other distributions, limit certain executive salaries and not be in default with respect to other borrowings. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants stipulated in the loan agreement. The Company has classified the borrowing as a current liability in the accompanying financial statements for 1998. As of December 31, 1999, the obligation under this agreement was subject to compromise and have been reported as such in the financial statements at its estimated settlement value.

    From 1996 through 1998, the Company obtained various loans totaling $1,010,000 from other related parties. These borrowings bear interest rates from 10-12% and are due on demand. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values. As of December 31, 1998, the Company had the outstanding borrowings of $1,010,0000 classified as a current liability.

8.  RELATED-PARTY TRANSACTIONS

    Inc. leased its principal operating facility from a stockholder under a noncancellable operating lease which had an original expiration date of June 30, 2004, and which contained rent escalations commencing on January 1, 1997. In May 1996, the lease term was amended to expire on December 31, 1996. The Company continued to lease the facility under month-to-month terms through 1997, 1998 and 1999. Related rent expense is described in note 9.

    Inc. maintains significant borrowings from a stockholder under a loan agreement which matures on July 30, 2003. Inc. also maintains several additional smaller loans other related parties. Related terms and outstanding amounts are described in note 7.

9.  COMMITMENTS AND CONTINGENCIES/VIOLATIONS OF REGULATIONS AND
   LAWS

    CAPITAL LEASES

    The Company is obligated under various capital leases for equipment and inventories that expire at various dates in the future. The amounts of property and equipment under capital leases, adjusted for impairment, are included in the amounts presented in note 5.

                            SOURCEONE WIRELESS, INC.

9.  COMMITMENTS AND CONTINGENCIES/VIOLATIONS OF REGULATIONS AND
   LAWS (CONTINUED)
    Amortization and the impairment charge for assets held under capital leases are included in depreciation and amortization expense. The carrying values of the capital leases have been reduced to reflect management's estimate of fair value at December 31, 1999 and 1998. See note 3(f).

    As of December 31, 1999 and 1998, the Company was not in compliance with the payment terms in certain lease agreements, and therefore was subject to acceleration of these obligations. Accordingly, such amounts have been reflected as liabilities subject to compromise in the accompanying balance sheet as of December 31, 1999 and as current liabilities as of December 31, 1998.

    OPERATING LEASES

    The Company leases one of its facilities from a stockholder under a noncancellable lease agreement which expired on December 31, 1996, and continues on a month-to-month basis subsequent to that date. Under the lease agreement, the Company is required to pay for utilities, taxes, insurance, and maintenance expenses. Related rental expenses were $139,000, $377,678 and $216,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Rent expense under all lease agreements classified as operating leases amounted to $883,620, $2,114,469 and $1,776,687 for the years ended December 31, 1999, 1998 and 1997, respectively.

    ALL CAPITAL AND OPERATING LEASES

    The Company leases office space, certain vehicles, and antenna sites under noncancellable lease agreements that expire at various dates in the future. The Company filed under the Bankruptcy Code on April 29, 1999. Under the Bankruptcy Code, the Company had the ability to accept, reject or assign leases. Management has rejected the majority of the Company's outstanding leases. Of the remaining leases management has not made a final determination as to which will be permanently accepted.

    SALES AND USE TAXES

    During portions of 1996 and 1995, the Company did not remit to the applicable taxing authorities all or a portion of the taxes collected under the sales and use tax regulations of certain of the states in which the Company conducts business. The ramifications of the situation regarding sales taxes may include, but are not limited to, penalties for failure to remit amounts collected and interest applied to the unremitted principal amounts at the then-current interest rate on all unpaid amounts through the date of payment.

    As of December 31, 1999 and 1998, the Company had accrued sales and use tax liabilities to taxing authorities, which represented principal, interest and penalties. Accrued sales tax liabilities amounted to $707,521 at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet.

    LITIGATION

    The Company is party to various legal proceedings in the ordinary course of its business which management does not expect to have a material adverse impact on its financial position.

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with this offering are:

SEC registration fee........................................  $
Legal fees and expenses.....................................    15,000
Blue Sky fees and expenses..................................    10,000
Accounting..................................................     5,000
Miscellaneous...............................................     5,000
                                                              --------
Total.......................................................  $ 35,000
                                                              ========

    We have agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares of Common Stock being offered by the selling stockholders in this offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    We have included in our Certificate of Incorporation provisions to limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Our Certificate of Incorporation provides that Directors of our company will not be personally liable for monetary damages for breach of their fiduciary duty of directors, except for liability (i) for any breach of their duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

    The indemnification provided by our Bylaws would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the company pursuant our Certification of Incorporation or Bylaws, or the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Consideration is paid in June 1999 for the acquisition of SunStar Communications, Inc. included 1,150,000 shares of common stock issued to certain stockholders of SunStar. This issuance was made pursuant to the exemption from registration under Section 4(2) of the Securities Act on the basis that it did not involve an offering to the public.

    On December 15, 1999, the Company issued to each of Patrick M. Egan,
Michael E. Salerno and John B. Frieling, directors of the Company, 60,000 shares of the Company's common stock in consideration of those directors' expanded scope of service to the Company during the interim period following the departure of John X. Adiletta as Chief Executive Officer in November 1999. The shares of the Company's stock issued to Messers. Egan, Salerno and Frieling were issued without registration under the Securities Act of 1933, pursuant to the exemption therefrom provided by Section 4(2) of the Securities Act on the basis that such issuances did not involve a public offering.

    On January 31, 2000, the Company issued $1,500,000 of its 7 1/2% Redeemable Preferred Stock in conjunction with its acquisition of the assets of Source One Wireless. The shares of the Company's 7 1/2% Redeemable Preferred Stock issued in the transaction were issued without registration under the Securities Act of 1933 pursuant to the exemption therefrom provided by Section 4(2) of the Securities Act on the basis that such issuances did not involve a public offering.

    The Company issued securities during the quarter ended March 31, 2000 as follows:

    - 133,334 shares of Common Stock and the reinstatement of 55,000 stock options to John X. Adiletta in settlement of an arbitration.

    - An indeterminate number of shares of Common Stock which may be issued pursuant to a convertible note issued to an offshore investor.

    - An indeterminate number of shares of Common Stock which may be issued pursuant to an equity line of credit with an offshore investor.

    - 900,000 stock options issued to Nick T. Catania, President and Chief Executive Officer of The Issuer.

    All of such issuances were exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Landenburg Thallman & Co. acted as investment banker in connection with the convertible note and the equity line of credit.

    In May 2000, the Company issued 319,518 shares of its common stock to Suburban Connect L.P. as consideration for the Company's purchase of the assets of Suburban Paging. This issuance was exempt from registration under the Securities Act by virtue of Section 4(2) thereof on the basis that such issuance did not involve a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A. EXHIBITS

    The following documents are filed as part of this report:

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
          2.1           Agreement and Plan of Merger with BAP Acquisition Corp. (1)

          2.2           Asset Purchase Agreement dated as of August 2, 1999 by and among Aquis Communications, Inc., SourceOne Wireless, Inc.,
                        SourceOne Wireless, L.L.C. and SourceOne Wireless II,
                        L.L.C. (2)

          2.2           Amendment to Asset Purchase Agreement dated as of
                        November 15, 1999. (2)

          2.3           Agreement Pending Purchase Closing dated as of August 2,
                        1999 by and among Aquis Communications, Inc., SourceOne
                        Wireless, Inc., SourceOne Wireless, L.L.C. and SourceOne
                        Wireless II, L.L.C. (2)

          2.4           Order of the United States Bankruptcy Court of the Northern
                        District of Illinois (Eastern District) (A) Authorizing and
                        Approving the Sale of Certain of the Debtors' Assets
                        Pursuant to the Asset Purchase Agreement with Aquis
                        Communications, Inc., (B) Authorizing and Approving
                        Procedures for Assumption and Assignment or Rejection of
                        Unexpired Leases and Executory Contracts and (C) Granting
                        Related Relief dated as of November 18, 1999. (2)

          2.5           Stock Purchase Agreement dated June 15, 1999, by and among
                        Aquis Communications, Inc., SunStar Communications, Inc.,
                        SunStar Communications, Inc. and SunStar One, LLC. (3)

          2.6           Asset Purchase Agreement, dated as of July 2, 1998, by and among Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland,
                        Inc., Bell Atlantic-New Jersey, Inc., Bell
                        Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc.,
                        Bell Atlantic-Washington, D.C., Inc., Bell Atlantic-West
                        Virginia, Inc., Bell Atlantic Paging, Inc. and BAP
                        Acquisition Corp. (4)

          2.7           Consent and Amendment No. 1 to Asset Purchase Agreement,
                        dated as of November 3, 1998 by and among Bell
                        Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc., Bell
                        Atlantic New Jersey, Inc., Bell Atlantic-Pennsylvania, Inc.,
                        Bell Atlantic-Virginia, Inc., Bell Atlantic-Washington,
                        D.C., Inc., Bell Atlantic-West Virginia. (4)

          3.1           Certificate of Amendment to Restated Certificate of
                        Incorporation of the Registrant (5)

          3.2           Bylaws of the Registrant. (6)

          4.1           Form of Common Stock Certificate. (6)

          4.2           Form of Warrant Certificate. (6)

          4.3           Certificate of Designation, Preferences and Rights of 7 1/2%
                        Redeemable Preferred Stock of Aquis Communications Group,
                        Inc. (2)

            5           Opinion of Buchanan Ingersoll Professional
                        Corporation. (12)

         10.1 Amended and Restated 1994 Incentive Stock Option Plan, as amended. (9)

         10.2           Settlement Agreement, dated as of June 9, 1999 by and among
                        Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc.,
                        Bell Atlantic-New Jersey, Inc., Bell Atlantic-Pennsylvania,
                        Inc., Bell Atlantic-Virginia, Inc., Bell
                        Atlantic-Washington, D.C., Inc., Bell Atlantic-West
                        Virginia, Inc., Bell Atlantic Paging, Inc. and Aquis
                        Communications, Inc. (3)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
         10.3           Indemnity Escrow Agreement dated June 30, 1999 by and among
                        SunStar One, LLC, Aquis Communications, Inc. and Phillips
                        Nizer Benjamin Krim and Ballon, LLC. (3)

         10.4 Registration Rights Agreement dated June 15, 1999 by and between Aquis Communications, Inc. and SunStar One,
                        LLC. (3)

         10.5           Asset Purchase Agreement dated June 10, 1999 by and among
                        Aquis Communications Group, Inc., Aquis Communications,
                        Inc., Francis Communications Texas, Inc. and Francis
                        Communications I, LTD. (3)

         10.6           Pre-Closing Escrow Agreement dated June 10, 1999 by and
                        between Francis Communications I, LTD, Aquis Communications,
                        Inc. and Chase Bank of Texas, NA. (3)

         10.7           Asset Purchase Agreement dated September 28, 1999 by and
                        among Aquis Wireless Communications, Inc., Aquis
                        Communications Group, Inc., ABC Cellular Corporation and ABC
                        Paging, Inc. (7)

         10.8 Loan Agreement, dated as of December 31, 1998, by and between Aquis Communications, Inc. and FINOVA Capital
                        Corporation as Agent. (8)

         10.9           Note, dated December 31, 1998, of Aquis Communications, Inc.
                        in the original principal amount of $30,000,000. (8)

        10.10           First Amendment to Loan Instruments, dated as of March 31,
                        1999, by and between Aquis Communications, Inc. and FINOVA
                        Capital Corporation. (8)

        10.11           Guaranty (Equipment Lease), dated as of March 31, 1999, of
                        Aquis Communications Group, Inc. (8)

        10.12           Guaranty, dated as of March 31, 1999, of Aquis
                        Communications Group, Inc. (8)

        10.13           Security Agreement, dated as of March 31, 1999, executed by
                        Aquis Communications Group, Inc. (8)

        10.13           Pledge Agreement, dated as of March 31, 1999, executed by
                        Aquis Communications Group, Inc. (8)

        10.15           Equipment Lease, dated as of March 31, 1999, between Aquis
                        Communications, Inc. and FINOVA Capital Corporation. (8)

        10.16           Employment Agreement dated as of July 7, 1998 between BAP
                        Acquisition Corp and John X. Adiletta. (9)

        10.17           Letter Agreement amending Employment Agreement dated
                        July 7, 1998 between BAP Acquisition Corp and John X.
                        Adiletta. (9)

        10.18           Employment Agreement between D. Brian Plunkett and BAP
                        Acquisition Corp. (9)

        10.19           Letter Agreement amending Employment Agreement dated
                        July 7, 1998, as amended, between John X. Adiletta and BAP
                        Acquisition Corp. and Employment Agreement between D. Brian
                        Plunkett and BAP Acquisition Corp. (9)

        10.20           Employment Agreement dated as of January 4, 2000 between the
                        Company and Nick T. Catania (9)

        10.21           Amendment dated April 7, 2000 to Employment Agreement dated
                        January 4, 2000 between the Company and Nick T. Catania (9)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.22           Option Agreement dated as of January 4, 2000 between the
                        Company and Nick T. Catania (9)

        10.23           Amended and Restated Loan Agreement dated as of January 31,
                        2000 between the Company and Finova Capital
                        Corporation. (9)

        10.24           First Amendment to Loan Instruments dated as of April 10,
                        2000 between the Company and Finova, Capital
                        Corporation. (9)

        10.25           Loan Agreement dated as of March 31, 2000 between the
                        Company and AMRO International, S.A. (9)

        10.26           Common Stock Purchase Agreement dated as of April 9, 2000
                        between the Company and Coxton, Limited. (9)

        10.27 Settlement Agreement and Release and Waiver of Claims between the Company and John X. Adiletta. (9)

        10.28           Asset Purchase Agreement dated July 13, 2000 by and among
                        Aquis IP Communications, Inc., the Company and Sunstar IP
                        Communications, L.L.C. (10)

        10.29           Amendment No. 1 dated August 31, 2000 to Asset Purchase
                        Agreement dated July 13, 2000 by and among Aquis IP
                        Communications, Inc., the Company, and Sunstar IP
                        Communications, L.L.C. (10)

        10.30           10% Note due October 31, 2000 from Sunstar IP
                        Communications, L.L.C. to Aquis IP
                        Communications, Inc. (10)

        10.31           Second Amendment to Loan Instruments Dated September 27,
                        2000 between Aquis Wireless Communications, Inc. and Finova
                        Capital Corporation. (10)

        10.32           Separation Agreement and Waiver of Claims between the
                        Company and Nick Catania. (10)

        10.33           Executive Services Agreement dated September 19, 2000 by and among the Company, Deerfield Partners, LLC and John B.
                        Frieling. (10)

         23.1           Consent of Buchanan Ingersoll Professional Corporation
                        (included in Exhibit 5).

         23.2           Consent of PricewaterhouseCoopers LLP. (11)

         23.3           Consent of Arthur Andersen LLP. (11)

------------------------

(1) Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 1998

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated February 15, 2000

(3) Incorporated by reference to the Company's Current Report on Form 10-Q for the quarter ended June 30, 1999

(4) Incorporated by reference to the Company's Quarterly Report Form 10-Q for the quarter ended March 31, 1999.

(5) Incorporated by reference to the Company's Proxy Statement, dated March 11, 1999, filed with the Commission.

(6) Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 33-76744).

(7) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(8) Incorporated by reference to the Company's Current Report on Form 8-K dated April 15, 1999.

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Commission on September 29, 2000 (Commission File No. 333-46892).

(11) Filed herewith.

(12) To be filed by amendment.

B. FINANCIAL STATEMENT SCHEDULES

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 10th day of October, 2000.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John B. Frieling and Patrick M. Egan, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                /s/ JOHN B. FRIELING
     -------------------------------------------       Chief Executive Officer and   October 10, 2000
                  John B. Frieling                       Director

                /s/ D. BRIAN PLUNKETT
     -------------------------------------------       Chief Financial Officer       October 10, 2000
                  D. Brian Plunkett

                 /s/ PATRICK M. EGAN
     -------------------------------------------       Director                      October 10, 2000
                   Patrick M. Egan

                 /s/ MICHAEL SALERNO
     -------------------------------------------       Director                      October 10, 2000
                   Michael Salerno

                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
          2.1           Agreement and Plan of Merger with BAP Acquisition Corp. (1)

          2.2           Asset Purchase Agreement dated as of August 2, 1999 by and among Aquis Communications, Inc., SourceOne Wireless, Inc.,
                        SourceOne Wireless, L.L.C. and SourceOne Wireless II,
                        L.L.C. (2)

          2.2           Amendment to Asset Purchase Agreement dated as of
                        November 15, 1999. (2)

          2.3           Agreement Pending Purchase Closing dated as of August 2,
                        1999 by and among Aquis Communications, Inc., SourceOne
                        Wireless, Inc., SourceOne Wireless, L.L.C. and SourceOne
                        Wireless II, L.L.C. (2)

          2.4           Order of the United States Bankruptcy Court of the Northern
                        District of Illinois (Eastern District) (A) Authorizing and
                        Approving the Sale of Certain of the Debtors' Assets
                        Pursuant to the Asset Purchase Agreement with Aquis
                        Communications, Inc., (B) Authorizing and Approving
                        Procedures for Assumption and Assignment or Rejection of
                        Unexpired Leases and Executory Contracts and (C) Granting
                        Related Relief dated as of November 18, 1999. (2)

          2.5           Stock Purchase Agreement dated June 15, 1999, by and among
                        Aquis Communications, Inc., SunStar Communications, Inc.,
                        SunStar Communications, Inc. and SunStar One, LLC. (3)

          2.6           Asset Purchase Agreement, dated as of July 2, 1998, by and among Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland,
                        Inc., Bell Atlantic-New Jersey, Inc., Bell
                        Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc.,
                        Bell Atlantic-Washington, D.C., Inc., Bell Atlantic-West
                        Virginia, Inc., Bell Atlantic Paging, Inc. and BAP
                        Acquisition Corp. (4)

          2.7           Consent and Amendment No. 1 to Asset Purchase Agreement,
                        dated as of November 3, 1998 by and among Bell
                        Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc., Bell
                        Atlantic New Jersey, Inc., Bell Atlantic-Pennsylvania, Inc.,
                        Bell Atlantic-Virginia, Inc., Bell Atlantic-Washington,
                        D.C., Inc., Bell Atlantic-West Virginia. (4)

          3.1           Certificate of Amendment to Restated Certificate of
                        Incorporation of the Registrant (5)

          3.2           Bylaws of the Registrant. (6)

          4.1           Form of Common Stock Certificate. (6)

          4.2           Form of Warrant Certificate. (6)

          4.3           Certificate of Designation, Preferences and Rights of 7 1/2%
                        Redeemable Preferred Stock of Aquis Communications Group,
                        Inc. (2)

            5           Opinion of Buchanan Ingersoll Professional
                        Corporation. (12)

         10.1 Amended and Restated 1994 Incentive Stock Option Plan, as amended. (9)

         10.2           Settlement Agreement, dated as of June 9, 1999 by and among
                        Bell Atlantic-Delaware, Inc., Bell Atlantic-Maryland, Inc.,
                        Bell Atlantic-New Jersey, Inc., Bell Atlantic-Pennsylvania,
                        Inc., Bell Atlantic-Virginia, Inc., Bell
                        Atlantic-Washington, D.C., Inc., Bell Atlantic-West
                        Virginia, Inc., Bell Atlantic Paging, Inc. and Aquis
                        Communications, Inc. (3)

         10.3           Indemnity Escrow Agreement dated June 30, 1999 by and among
                        SunStar One, LLC, Aquis Communications, Inc. and Phillips
                        Nizer Benjamin Krim and Ballon, LLC. (3)

         10.4 Registration Rights Agreement dated June 15, 1999 by and between Aquis Communications, Inc. and SunStar One,
                        LLC. (3)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
         10.5           Asset Purchase Agreement dated June 10, 1999 by and among
                        Aquis Communications Group, Inc., Aquis Communications,
                        Inc., Francis Communications Texas, Inc. and Francis
                        Communications I, LTD. (3)

         10.6           Pre-Closing Escrow Agreement dated June 10, 1999 by and
                        between Francis Communications I, LTD, Aquis Communications,
                        Inc. and Chase Bank of Texas, NA. (3)

         10.7           Asset Purchase Agreement dated September 28, 1999 by and
                        among Aquis Wireless Communications, Inc., Aquis
                        Communications Group, Inc., ABC Cellular Corporation and ABC
                        Paging, Inc. (7)

         10.8 Loan Agreement, dated as of December 31, 1998, by and between Aquis Communications, Inc. and FINOVA Capital
                        Corporation as Agent. (8)

         10.9           Note, dated December 31, 1998, of Aquis Communications, Inc.
                        in the original principal amount of $30,000,000. (8)

        10.10           First Amendment to Loan Instruments, dated as of March 31,
                        1999, by and between Aquis Communications, Inc. and FINOVA
                        Capital Corporation. (8)

        10.11           Guaranty (Equipment Lease), dated as of March 31, 1999, of
                        Aquis Communications Group, Inc. (8)

        10.12           Guaranty, dated as of March 31, 1999, of Aquis
                        Communications Group, Inc. (8)

        10.13           Security Agreement, dated as of March 31, 1999, executed by
                        Aquis Communications Group, Inc. (8)

        10.13           Pledge Agreement, dated as of March 31, 1999, executed by
                        Aquis Communications Group, Inc. (8)

        10.15           Equipment Lease, dated as of March 31, 1999, between Aquis
                        Communications, Inc. and FINOVA Capital Corporation. (8)

        10.16           Employment Agreement dated as of July 7, 1998 between BAP
                        Acquisition Corp and John X. Adiletta. (9)

        10.17           Letter Agreement amending Employment Agreement dated
                        July 7, 1998 between BAP Acquisition Corp and John X.
                        Adiletta. (9)

        10.18           Employment Agreement between D. Brian Plunkett and BAP
                        Acquisition Corp. (9)

        10.19           Letter Agreement amending Employment Agreement dated
                        July 7, 1998, as amended, between John X. Adiletta and BAP
                        Acquisition Corp. and Employment Agreement between D. Brian
                        Plunkett and BAP Acquisition Corp. (9)

        10.20           Employment Agreement dated as of January 4, 2000 between the
                        Company and Nick T. Catania (9)

        10.21           Amendment dated April 7, 2000 to Employment Agreement dated
                        January 4, 2000 between the Company and Nick T. Catania (9)

        10.22           Option Agreement dated as of January 4, 2000 between the
                        Company and Nick T. Catania (9)

        10.23           Amended and Restated Loan Agreement dated as of January 31,
                        2000 between the Company and Finova Capital
                        Corporation. (9)

        10.24           First Amendment to Loan Instruments dated as of April 10,
                        2000 between the Company and Finova, Capital
                        Corporation. (9)

        10.25           Loan Agreement dated as of March 31, 2000 between the
                        Company and AMRO International, S.A. (9)

        10.26           Common Stock Purchase Agreement dated as of April 9, 2000
                        between the Company and Coxton, Limited. (9)

EXHIBIT NO.             DESCRIPTION OF EXHIBIT
-----------             ----------------------
        10.27           Settlement Agreement and Release and Waiver of Claims
                        between the Company and John X. Adiletta. (9)

        10.28           Asset Purchase Agreement dated July 13, 2000 by and among
                        Aquis IP Communications, Inc., the Company and Sunstar IP
                        Communications, L.L.C. (10)

        10.29           Amendment No. 1 dated August 31, 2000 to Asset Purchase
                        Agreement dated July 13, 2000 by and among Aquis IP
                        Communications, Inc., the Company, and Sunstar IP
                        Communications, L.L.C. (10)

        10.30           10% Note due October 31, 2000 from Sunstar IP
                        Communications, L.L.C. to Aquis IP
                        Communications, Inc. (10)

        10.31           Second Amendment to Loan Instruments dated September 27,
                        2000 between Aquis Wireless Communications, Inc. and Finova
                        Capital Corporation. (10)

        10.32           Separation Agreement and Waiver of Claims between the
                        Company and Nick Catania. (10)

        10.33           Executive Services Agreement dated September 19, 2000 by and among the Company, Deerfield Partners, LLC and John B.
                        Freiling. (10)

         23.1           Consent of Buchanan Ingersoll Professional Corporation
                        (included in Exhibit 5).

         23.2           Consent of PricewaterhouseCoopers LLP. (11)

         23.3           Consent of Arthur Andersen LLP. (11)

------------------------

(1) Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 1998

(2) Incorporated by reference to the Company's Current Report on Form 8-K dated February 15, 2000

(3) Incorporated by reference to the Company's Current Report on Form 10-Q for the quarter ended June 30, 1999

(4) Incorporated by reference to the Company's Quarterly Report Form 10-Q for the quarter ended March 31, 1999.

(5) Incorporated by reference to the Company's Proxy Statement, dated March 11, 1999, filed with the Commission.

(6) Incorporated by reference to the Company's Registration Statement on Form SB-2 (Registration No. 33-76744).

(7) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(8) Incorporated by reference to the Company's Current Report on Form 8-K dated April 15, 1999.

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1 filed with the Commission on September 29, 2000 (Commission File No. 333-46892).

(11) Filed herewith.

(12) To be filed by Amendment.